SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12	☐ Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

VIADOR INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Viador, Inc.

(2)	Aggregate number of securities to which transaction applies: 33,624,399 shares of Common Stock

(3)
The filing fee was determined based upon the product of 33,624,399 shares of Common Stock and the merger consideration of $0.075 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $92 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $2,521,830

(5)	Total fee paid: $233

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

977 Benecia Avenue
Sunnyvale, CA 94085
(408) 735-5956

Dear Stockholder of Viador Inc.:

You are cordially invited to attend a special meeting of the stockholders of Viador Inc., a Delaware corporation, to be held on             , 2002 at              a.m., local time, at our headquarters located at 977 Benecia Avenue, Sunnyvale, California 94085. A notice of the special meeting, a proxy statement and a proxy card are enclosed.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement among MASBC, Inc., a Delaware corporation, MASBC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of MASBC, Inc., and Viador Inc. If the merger agreement is adopted and the merger is approved then each outstanding share of our common stock that you own at the effective time of the merger will be converted into the right to receive $0.075 in cash, without interest and less any applicable withholding taxes. We have attached a copy of the merger agreement as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety. This is an important stockholder meeting. At the meeting, stockholders will consider the above proposal. Accordingly, I urge you to carefully read the attached proxy statement and the merger agreement attached as Appendix A to the proxy statement and vote on the merger.

Our board of directors has determined that the merger is advisable and in the best interests of Viador and our stockholders and that the merger is fair to our unaffiliated stockholders. Accordingly, our board has approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock. Accordingly, every stockholder’s vote is very important. We ask you to carefully read the enclosed materials and send in your proxy as soon as you can.

All holders of our outstanding shares of common stock as of the close of business on             , 2002 will be entitled to notice of and to vote at the special meeting. You may vote shares at the special meeting only if you are present in person or represented by proxy.

Regardless of whether you plan to attend, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed prepaid envelope. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

Thank you for your attention to this matter.

Very Truly Yours,

/s/
Stan X. Wang, Chief Executive Officer

977 Benecia Avenue
Sunnyvale, CA 94085
(408) 735-5956

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2002

This proxy statement is dated             , 2002 and is first being mailed to stockholders on or about             , 2002.

To the Stockholders of Viador Inc.:

A special meeting of the stockholders of Viador Inc., a Delaware corporation, will be held on             , 2002 at              a.m., local time, at our headquarters located at 977 Benecia Avenue, Sunnyvale, California 94085. A notice of the special meeting, a proxy statement and a proxy card are enclosed. At the special meeting, you will be asked to consider and vote upon the following matter:

A proposal to adopt the Agreement and Plan of Merger dated as of September 19, 2002 by and among Viador Inc., MASBC, Inc., a Delaware corporation, and MASBC Acquisition Corporation, a wholly-owned subsidiary of MASBC, Inc., and to approve the merger of MASBC Acquisition Corporation with and into Viador Inc., with Viador Inc. being the surviving corporation, in accordance with the terms of the merger agreement. If the merger agreement is adopted and the merger is approved then each outstanding share of our common stock that you own at the effective time of the merger will be converted into the right to receive $0.075 in cash, without interest and less any applicable withholding taxes. We have attached a copy of the merger agreement as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety.

The board of directors has specified             , 2002, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 977 Benecia Avenue, Sunnyvale, California 94085 during ordinary business hours.

Please read the proxy statement and other materials concerning Viador Inc. and the merger, which are mailed with this notice, for a more complete statement regarding the proposal to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the proxy statement.

Our board of directors has determined that the merger is advisable and in the best interests of Viador and our stockholders and that the merger is fair to our unaffiliated stockholders. Accordingly, our board has approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Regardless of whether you plan to attend, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed prepaid envelope. Your failure to vote will have the same effect as a vote “AGAINST” the merger. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/
Stan X. Wang Chief Executive Officer

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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VIADOR INC.
977 Benecia Avenue
Sunnyvale, CA 94085
(408) 735-5956

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
            , 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our stockholders will be held on , 2002 at 9:00 A.M., local time, at 977 Benecia Avenue, Sunnyvale, California 94085.

Q:	What am I being asked to vote upon?

A:
A proposal to adopt the Agreement and Plan of Merger dated as of September 19, 2002 by and among Viador Inc., MASBC, Inc., a Delaware corporation, and MASBC Acquisition Corporation, a wholly-owned subsidiary of MASBC, Inc. and to approve the merger of MASBC Acquisition Corporation with and into Viador Inc., with Viador Inc. continuing as the surviving corporation and a direct wholly-owned subsidiary of MASBC, Inc.

In this proxy statement, we refer to Viador Inc. prior to the merger as “Viador”, and to Viador Inc., as the surviving corporation in the merger, as “New Viador” and MASBC, Inc. as “MASBC.” We refer to the Agreement and Plan of Merger by and among Viador, MASBC and MASBC Acquisition Corporation as the “merger agreement.”

Q:	What will I be entitled to receive in the merger?

A:
If the merger is completed, each of your shares of common stock will be converted into the right to receive $0.075 in cash, without interest and less any applicable withholding taxes. You will not have any interest in New Viador after completion of the merger.

Q:	Who will own new Viador after the merger?

A:
New Viador will be a privately-held company owned completely by MASBC. Heungyeung Yeung, Magison Investments, Ltd., Zihan Wang and Stan Wang, have each agreed to purchase, before the merger is completed, shares of MASBC’s common stock in exchange for all shares of Viador common stock beneficially owned by them, other than shares issuable under options granted under the Viador Inc. 1999 Stock Incentive Plan. Upon consummation of the purchase of MASBC common stock by Mr. Yeung, Magison, Zihan Wang and Stan Wang, they will each hold approximately 51%, 7%, 10% and 1%, respectively, of MASBC’s capital stock outstanding. Suma Ventures LLC, which currently owns 100% of MASBC, will own 31% of MASBC’s capital stock outstanding. Zihan Wang is currently a member of our board of directors and Stan Wang is our president and chief executive officer and currently a member of our board of directors. We also anticipate that, before the merger is completed, other stockholders of Viador will purchase shares of MASBC common stock in exchange for all shares of Viador common stock beneficially owned by them. Ownership percentages calculated above include warrants issued to Mr. Yeung for up to 6,666,666 shares of our common stock, in March 2002, but exclude shares issuable under outstanding options issued to Zihan Wang and Stan Wang under the Viador Inc. 1999 Stock Incentive Plan, or the Viador Option Plan, and outstanding warrants issued to Magison and Zihan Wang, and other than warrants to Mr. Yeung.

In this proxy statement, we refer to Suma Ventures LLC as “Suma Ventures,” to Magison Investments Ltd. as “Magison.” We also refer to Magison, Zihan Wang and Stan Wang collectively as the “MASBC committed stockholders” in certain instances, and to other Viador stockholders that may purchase shares of MASBC common stock as the “separately selling stockholders.”

Q:	What does our board of directors recommend?

A:
Our board of directors recommends that you vote “FOR” adoption of the merger agreement and approval of the merger. Our board of directors has determined that the merger is advisable and in the best interests of Viador and our stockholders and that the merger is fair to our unaffiliated stockholders. To review the background of and reasons for the merger, see “Special Factors—Background of the Merger” and “Special Factors—Recommendations of our Board of Directors.”

Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a unanimous vote, with three directors, Stan Wang, Jun Song and Zihan Wang, recusing themselves from voting due to their positions as members of the board of directors of MASBC and the agreement by Stan Wang and Zihan Wang to sell Viador shares held by them to MASBC.

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. Stan Wang, our president and chief executive officer and a member of our board of directors, and Zihan Wang and Jun Song, both members of our board of directors, are also members of MASBC’s board of directors. In addition, under a separately negotiated arrangement, Zihan Wang and Stan Wang have agreed to sell all their shares of our common stock to MASBC and, as a result, will have an economic interest in the performance of New Viador after the merger. See “Special Factors—Background of Merger—Investment Agreement,” “Special Factors—Interests of Our Directors and Executive Officers in the Merger” and “Special Factors—Relationships Among MASBC and Our Directors and Officers.”

Q:	What vote is required to adopt the merger agreement and approve the merger?

A:
The affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock is required. The separate vote of a majority of our unaffiliated stockholders, which would exclude MASBC and the MASBC committed stockholders, is not required. See “Introduction—Voting; Rights Vote Required for Approval.”

Q:	What will happen if the merger is not approved?

A:
If the merger is not approved, each of Mr. Yeung, Magison, Zihan Wang and Stan Wang will beneficially own approximately 51%, 7%, 10% and 1%, respectively, of the voting power in Viador. If each of Mr. Yeung, Magison, Zihan Wang and Stan Wang consummates the sale of all shares of Viador common stock beneficially owned by them to MASBC pursuant to their agreement with MASBC, MASBC will hold approximately 69% of the voting power in Viador. In addition, Viador would remain a publicly-held company and it is possible that our stock price would return to the trading price prior to the announcement of the MASBC proposal, or lower. Voting power percentages above and throughout this proxy statement include shares issuable outstanding warrants issued to Mr. Yeung, and shares issuable under outstanding options granted to Stan Wang and Zihan Wang under the Viador Inc. 1999 Stock Incentive Plan.

Q:	What should I do now? How do I vote?

A:
After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. See “Introduction—Voting and Revocation of Proxies.”

Q:	What if I oppose the merger? Do I have appraisal rights?

A:
Yes. If you object to the merger you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the $0.075 per share merger consideration. In order to qualify for these rights, you must:

•	not vote in favor of the merger agreement or the merger;

•	make a written demand for appraisal prior to the taking of the vote on the merger agreement and the merger at the special meeting; and

•	otherwise comply with the Delaware law procedures for exercising appraisal rights.

For a summary of the Delaware law procedures, see “The Merger—Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the merger agreement and approval of the merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See “Introduction—Voting and Revocation of Proxies.”

Q:	What if I own options to purchase shares of Viador common stock?

A:	Outstanding options to purchase our common stock will be assumed by the surviving corporation, New Viador. See “Merger—The Merger Agreement—Stock Options.”

Q:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:
Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver a written notice stating that you would like to revoke your proxy or you can deliver a new later-dated proxy card to our corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to us at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See “Introduction—Voting and Revocation of Proxies.”

Q:	Should I send in my stock certificates now?

A:
No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to MASBC’s paying agent. You should use the letter of transmittal to exchange stock certificates for the $0.075 per share merger consideration to which you are entitled as a result of the merger. You should not send any stock certificates with your proxy cards. You should follow the procedures described in “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates.”

Q:	When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A:
We are working towards completing the merger as soon as possible after the stockholders meeting. For the merger to occur, the merger agreement must be adopted by our stockholders. In addition, there are other conditions that must be satisfied. See “The Merger—The Merger Agreement—Conditions to the Merger.”

Q:	What are the tax consequences of the merger to me?

A:
The receipt of cash in exchange for common stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders a share of common stock in the merger will recognize a gain or loss equal to the difference, if any, between $0.075 per share and the stockholder’s adjusted tax basis in that share. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review a summary of the material tax considerations of the merger, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Stan X. Wang.

SUMMARY TERM SHEET

This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

THE SPECIAL MEETING

DATE, TIME, PLACE AND PROPOSAL TO BE CONSIDERED (SEE PAGE        )

The special meeting of stockholders of Viador will be held on November             , 2002 at 10:00 A.M., local time, at 977 Benecia Avenue, Sunnyvale, California, 94085. At the special meeting, stockholders will consider and vote upon a proposal to adopt the merger agreement and to approve the merger of MASBC Acquisition Corporation with and into Viador.

RECORD DATE FOR VOTING (SEE PAGES              TO             )

Only stockholders of record at the close of business on October             , 2002 are entitled to notice of and to vote at the special meeting. On that date, there were approximately              holders of record of our common stock and              shares of our common stock outstanding. [Will be updated with record date information prior to mailing.]

VOTE REQUIRED FOR APPROVAL (SEE PAGES              TO             )

The affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock is required for the adoption of the merger agreement and approval of the merger. A separate vote of our unaffiliated stockholders, which would exclude MASBC, MASBC Acquisition Corporation, Mr. Yeung and the MASBC committed stockholders, is not required. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

THE MERGER

THE COMPANIES

VIADOR INC.
977 Benecia Avenue
Sunnyvale, CA 94085
(408) 735-5956

Viador Inc. combines proven experience, technology and partnerships to deliver self-service portals for leading businesses and organizations worldwide. The Viador E-Portal facilitates enterprise-wide productivity gains, including increased revenue from new e-services, improved partner communications, better customer relationships and retention, and streamlined, paperless information distribution at lower cost. Over 350 leading companies have chosen us for their self-service portal needs, including Citigroup, the Department of Defense, Putnam, UBS Bank, Verizon and Xerox.

MASBC, INC.
MASBC ACQUISITION CORPORATION
Two Embarcadero Center, Fifth Floor
San Francisco, CA 94111
(415) 398-8080

MASBC, Inc, a Delaware corporation, is a privately-held company, which was formed solely for the purpose of effectuating the merger and other transactions contemplated thereby. All the outstanding shares of MASBC’s capital stock is currently held by Suma Ventures LLC, a Nevada limited liability company. Sandy Chau, an individual, owns ninety percent of the interests in Suma Ventures LLC.

Three of our directors, Stan Wang, Zihan Wang and Jun Song are members of the board of directors of MASBC, Inc. MASBC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of MASBC, was formed solely for the purpose of acquiring and holding all the common stock of Viador. Zihan Wang, Stan Wang and Jun Song are all members of our board of directors, and Stan Wang is also our president and chief executive officer.

On September 19, 2002, Mr. Yeung, Magison, Stan Wang and Zihan Wang each agreed to sell all shares of our common stock beneficially owned by them to MASBC before the merger is consummated. The shares to be invested in MASBC by Mr. Yeung, Zihan Wang, Magison and Stan Wang includes 6,666,666 shares issuable under outstanding warrants issued to Mr. Yeung in March 2002 but excludes shares issuable under outstanding options granted to Zihan Wang and Stan Wang and outstanding warrants issued to Mr. Yeung, Zihan Wang and Magison in 2001. In exchange for such Viador shares of common stock, Mr. Yeung, Magison, Stan Wang and Zihan Wang will receive shares of MASBC common stock. Giving effect to these sales of Viador common stock to MASBC, MASBC would beneficially own approximately 38,870,544 shares, or approximately 69% of our outstanding common stock.

MASBC and MASBC Acquisition Corporation are parties to the merger agreement and MASBC is a party to the investment agreement with the MASBC committed stockholders and Suma Ventures. See “Background of Merger.” Suma Ventures currently owns approximately 100% of the capital stock of MASBC. With the committed sale of all Viador common stock beneficially owned by the MASBC committed stockholders to MASBC, MASBC may be deemed to beneficially own the Viador common stock beneficially owned by the MASBC committed stockholders, although it disclaims beneficial ownership of these shares, and the MASBC committed stockholders may be deemed to beneficially own an aggregate of approximately 70% of MASBC’s outstanding common stock.

MASBC, MASBC Acquisition Corporation and Mr. Yeung have joined in the filing of the Schedule 13E-3 of which this proxy statement is a part. In this proxy statement, we refer to MASBC, MASBC Acquisition Corporation and Mr. Yeung together as the “MASBC filing persons.” All statements in this proxy statement made by the MASBC filing persons are, therefore, made by MASBC and MASBC Acquisition Corporation and joined in by Mr. Yeung. All determinations as to the MASBC filing persons’ position as to the merger and the MASBC filing persons’ reasons for the merger have been made in the first instance by MASBC’s management. While Mr. Yeung concur with such statements, they are relying on MASBC’s management with regard to these statements.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS (SEE PAGES              TO             )

Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a unanimous vote, with three directors, Stan Wang, Jun Song and Zihan Wang, recusing themselves from voting in light of their positions as members of the board of directors of MASBC and the stock investment in MASBC by Stan Wang and Zihan Wang.

Our board of directors has determined that the merger is advisable and in the best interests of Viador and our stockholders and that the merger is fair to our unaffiliated stockholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement and approval of the merger. Stan Wang, Jun Song and Zihan Wang did not participate in the consideration of or voting on the merger in light of their positions as members of the board of directors of MASBC and the stock investment in MASBC by Stan Wang and Zihan Wang. Our board of directors did not express an opinion as to the fairness of the merger to MASBC and its affiliates or to the fairness, either to the recipients or to our other stockholders of the consideration to be received by the separately selling stockholders.

VIADOR’S POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGES              TO             )

We believe the merger is fair to our unaffiliated stockholders. Our position is based on a number of factors, including the fact that the merger consideration of $0.075 per share represents a premium of 50% over the $0.05 closing price per share of our common stock on September 18, 2002, the last full trading day before the public announcement of our entering into the merger agreement with MASBC. No individual or entity has been appointed or retained by us or our board of directors to act as a representative and negotiate solely on behalf of stockholders other than our affiliates, MASBC or MASBC’s affiliates or to prepare a report or opinion concerning the fairness of the merger.

THE MASBC FILING PERSONS’ POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGES              TO             )

The MASBC filing persons believe that the merger is fair to our unaffiliated stockholders based on several factors, including the premium to prior market prices reflected in the merger price. This belief, however, should not be construed as a recommendation to you as to how you should vote on the merger. The MASBC filing persons did not solicit or otherwise obtain the advice of an independent party as to the fairness of the merger and, as the acquiring parties in the merger, are not objective in their views with regard to the fairness of the merger.

PURPOSE OF THE MERGER (SEE PAGE             )

The purpose of the merger is to permit our stockholders to receive cash for their shares at a premium over recent market prices for their shares and to enable MASBC to obtain 100% ownership of Viador in an orderly fashion.

EFFECTS OF THE MERGER (SEE PAGE             )

The merger is a “going-private” transaction for Viador. Upon consummation of the merger, New Viador will be a privately-held corporation. Accordingly, our stockholders will not have the opportunity to participate in any earnings and growth of New Viador after the merger and will not have any right to vote on corporate matters. The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of Viador from our stockholders to MASBC and to provide our stockholders with cash for their shares or the right to receive “fair value” for their shares if they exercise and perfect their appraisal rights under Delaware law.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGES              TO             )

In considering the recommendation of our board, you should be aware that our executive officers and our board of directors have interests in the merger that are in addition to, or different from, the interests of our stockholders generally and that create potential conflicts of interest. These interests include:

•	continued employment with the surviving corporation;

•	Stan Wang, Zihan Wang and Jun Song are members of the board of directors of MASBC;

•	each of Zihan Wang and Stan Wang have agreed to sell all shares of Viador common stock beneficially owned by them to MASBC in exchange for MASBC common stock; and

•	the agreement by MASBC to continue existing director and officer indemnification arrangements for six years after the merger.

THE MERGER AGREEMENT

The merger agreement is attached to this proxy statement as Appendix A.

CONDITIONS TO THE MERGER (SEE PAGES              TO             )

The obligations of Viador and MASBC are subject to the satisfaction of a number of conditions, including:

•	the merger agreement must be adopted and the merger must be approved by the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock;

•	the parties’ respective representations and warranties in the merger agreement must be true, subject to materiality exceptions;

•	the parties must have materially complied with their respective covenants; and

•	the absence of any court order or injunction or other legal restraint or prohibition preventing the consummation of the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGES              TO             )

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

•	by mutual written consent of MASBC and us;

•
by either MASBC or us if the effective time of the merger does not occur on or before March 19, 2003 so long as the failure to complete the merger is not the result of the failure of the terminating party to fulfill any of its obligations under the merger agreement;

•	by either MASBC or us if any government action prohibits the completion of the merger; and

•
by either MASBC or us if the other party breaches any of its representations, warranties or covenants in the merger agreement in a material way and fails to cure the breach, and so long as the terminating party is not in breach or default of any of the provisions of the merger agreement.

EXPENSES (SEE PAGE             )

If the merger agreement terminates for any reason other than a breach of a representation, warranty or covenant by MASBC, we must pay for all the reasonable, out-of-pocket expenses incurred by MASBC in connection with the merger and pay MASBC a fee of $100,000.

APPRAISAL RIGHTS (SEE PAGES              TO             )

Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined “fair value” of their shares, which could be more or less than the $0.075 per share merger consideration. In order to qualify for these rights, you must comply with the Delaware law procedures for exercising appraisal rights.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES (SEE PAGES              TO             )

The receipt by a stockholder of $0.075 in cash for each share of our common stock exchanged in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, any gain or loss realized by a stockholder in the merger will be capital gain or loss if such stockholder held the shares as a “capital asset” at the time of the merger, and will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. In the case of stockholders who are individuals, long-term capital gain is generally subject to tax at a reduced rate. The use of capital losses is subject to certain limitations.

We urge all holders to consult their own tax advisors regarding the specific federal and state tax consequences that may result from their individual circumstances, as well as any foreign, state, local and other tax consequences of the disposition of their shares in the merger.

REGULATORY APPROVALS (SEE PAGE             )

The merger is not subject to the requirements of the Hart-Scott-Rodino Act or any other regulatory approvals.

FINANCING OF THE MERGER (SEE PAGE             )

The total amount of funds required to consummate the merger and to pay MASBC’s related fees and expenses is estimated to be approximately $2 million. The merger is not conditioned on any financing arrangements and MASBC has represented to us in the merger agreement that it has cash and other capital resources sufficient to satisfy its obligations under the merger agreement.

FORWARD LOOKING STATEMENTS

Some statements contained in this proxy statement are forward-looking statements. The words and phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimates,” “projects,” “believes,” “plans,” or similar expressions, are intended to identify “forward-looking statements” and include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, and general statements about future operations and operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

•	the failure to consummate the merger, including the failure to obtain the necessary approval of our stockholders;

•	conditions in the enterprise (or portal) software business generally and as they have affected, and may in the future affect, us;

•	the absence of reliable forecasts of our future results of operations in light of current business conditions;

•	the failure to obtain the settlement and dismissal of the class action litigations; and

•	the risk factors and other items that are contained in our reports and documents filed from time to time with the SEC.

We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere whether as a result of new information, future events or otherwise.

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be held on November             , 2002 at 9:00 AM, local time, at 977 Benecia Avenue, Sunnyvale, California 94085, or at any adjournment or postponement of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

At the special meeting, you will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 19, 2002, by and among Viador Inc., MASBC, Inc. and MASBC Acquisition Corporation, and to approve the merger of MASBC Acquisition Corporation with and into us.

At the effective time of the merger, the separate existence of MASBC Acquisition Corporation will cease, and we will be the surviving corporation and a wholly-owned subsidiary of MASBC. In the merger:

•
each outstanding share of our common stock—other than those shares held in our treasury, held by stockholders who perfect their appraisal rights under Delaware law or held by MASBC or any of its affiliates, or certain of the shares that may be agreed to be sold by separately selling stockholders—will be converted into the right to receive $0.075 in cash, without interest and less any applicable withholding taxes; and

•	all of the shares of MASBC Acquisition Corporation will be converted into an aggregate of 100 shares of common stock of New Viador.

Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from New Viador a cash payment in the amount of the “fair value” of their shares, determined in accordance with Delaware law. After the merger, these shares will not represent any interest in New Viador other than the right to receive this cash payment. See “The Merger—Appraisal Rights.”

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

Only stockholders of record at the close of business on             , 2002, referred to as the “record date,” are entitled to notice of and to vote at the special meeting. On that date, there were approximately              holders of record of our common stock and              shares of our common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. [Will be updated with record date information prior to mailing.]

Any stockholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

The merger agreement must be adopted and the merger must be approved by the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger. The votes will be tabulated by U.S. Stock Transfer & Trust Company, our transfer agent. The separate vote of a majority of our unaffiliated stockholders, which would exclude MASBC, affiliates of MASBC, Mr. Yeung, Stan Wang or Zihan Wang, is not required to adopt the merger agreement or approve the merger.

If our board of directors withdraws or changes its recommendation to approve the merger, and if the merger agreement has not been terminated by Viador or MASBC, then we will still hold the special meeting for the stockholders to vote on the merger and the merger agreement.

If at the time of the special meeting, the sale of all shares of Viador common stock to MASBC by Mr. Yeung, Magison, Zihan Wang and Stan Wang has not been consummated, they will each beneficially own 51%, 7%, 10% and 1%, respectively, of the voting power in Viador. Mr. Yeung, Magison, Zihan Wang, Stan Wang and MASBC has each advised us that they will vote in favor of the merger. This assures the merger will be approved whether or not the sale of Viador common stock to MASBC by Mr. Yeung, Magison, Zihan Wang or Stan Wang is consummated at the time of the special meeting. The voting power percentages above exclude shares issuable under options issued pursuant to the Viador Inc. 1999 Stock Incentive Plan, but include shares issuable under outstanding warrants held by Mr. Yeung.

VOTING AND REVOCATION OF PROXIES

All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted “FOR” the proposal to adopt the merger agreement and approve the merger.

A stockholder may revoke its proxy by:

•
delivering to our corporate secretary at our corporate offices at 977 Benecia Avenue, Sunnyvale CA 94085, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of the proxy;

•	delivering a later dated, signed proxy card or a written revocation to us at the special meeting prior to the taking of the vote on the merger agreement and the merger;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting.

Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

We have retained Georgeson & Co., Inc. for a fee of approximately $3,000, plus transaction expenses, to assist in the identification of our stockholders and in the dissemination of proxy materials to our stockholders, including brokerage houses and other custodians, nominees and fiduciaries. Georgeson may disseminate proxy material by mail, telephone, facsimile or other means.

We expect to this proxy material to stockholders on or about             , 2002.

SPECIAL FACTORS

BACKGROUND OF MERGER

INITIAL PUBLIC OFFERING AND SUBSEQUENT EVENTS

We raised gross proceeds of approximately $41.4 million in our initial public offering in October 1999. Like other initial public offerings of technology-oriented companies in this period, our offering was generally well received in the capital markets and shares of our common stock traded up to over $64 per share shortly after the initial public offering.

Until our growth rate began to slow at the end of 2000, we dramatically increased our headcount, made substantial real estate, technology and other commitments and generally increased our cost base in anticipation of continued strong growth. While we had losses in this period, our expectation was that our operations would become profitable due to continued revenue growth and a flattening in the rate of increase in our cost structure. In the first half of the year 2000, a more significant portion of our customers were newly funded dot-coms and Internet-related companies that wanted to move quickly in their buying decisions.

During the second half of 2000, adverse economic conditions reduced demand for software products in general and impaired our revenue growth. Our customers tended to be more conservative buyers and scaled down their budgets for capital expenditures. The economic environment of 2001 further exacerbated this situation. In addition, potential customers questioned our viability as a company since our stock price and cash balances had decreased throughout the year 2000 and 2001.

In response to these conditions, we decided to streamline our operations and reduce our expenditure levels. In furtherance of these objectives, on January 5, 2001, we reduced our workforce in the United States by 87 positions, or 36% of our workforce, and we aggressively cut other costs. After April 6, 2001, we also restructured our business to focus on three distribution models: e-government with systems integrators, partnerships with original equipment manufacturers, or OEMs, and independent resellers. As a result of the new focus and an ongoing effort to reduce costs and preserve cash, we reduced our workforce further by 55 positions out of the remaining 151 positions, or 37% of our workforce in the United States. The reductions were made in functional areas that did not align with the streamlined distribution model, primarily in direct sales and marketing with further reductions in our consulting organization. On June 29, 2001, we announced that a future layoff of approximately 10 people or 14% of our then current workforce would occur to further reduce costs. By September 17, 2001, we had further reduced our workforce in the United States by 21 positions, or 36% of our remaining workforce in the United States. At December 31, 2001, our workforce totaled 33 employees. It is possible that we will have further workforce and cost reductions in the future.

As part of our restructuring program, we terminated our corporate lease with Alza Corporation on June 30, 2001, and entered into a new corporate lease agreement for our current office. As consideration for early termination, we surrendered our restricted lease deposit of $1.0 million and a significant amount of our office furniture, leasehold improvements and other assets related to the corporate lease (with a net book value of approximately $1.6 million) to the landlord.

Despite our cost reduction efforts, the consolidated financial statements presented in our Annual Report for the fiscal year 2001 were prepared on a going concern basis, which contemplated, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. Our recurring net losses, including net losses of $24.5 million and $29.3 million for the years ended December 31, 2001 and 2000, respectively, raised substantial doubt regarding our ability to continue as a going concern. In 2001 and 2000, our revenue was not sufficient to support our operations, and revenue will not be sufficient to support operations until such time, if any, that our enterprise information portal software gains substantial market acceptance. We expect to continue to use cash in operations and incur operating losses in the foreseeable future. We received $1.0 million of additional funding for our operations in March 2002 in the form of debt with equity financing. For more details regarding our financial information, please see the “CONSOLIDATED FINANCIAL STATEMENTS” on page F-1 to F-14.

The tragic events of September 11, 2001 had pervasive negative effects across our markets, and generally further slowed purchasing activity. These changes lengthened the sales cycle and reduced the overall demand for our product.

By the second quarter of fiscal 2002, the number of new customer contracts declined significantly due to doubts as to our viability. Potential customers were concerned about our low cash position. Further, even with significant effort in reducing cost, we still had operating losses made worse by the significant costs of maintaining our status as a publicly-held company. The information technology market also continued to worsen, severely impacting the enterprise software market.

We continue to believe that we are one of the leading enterprise software companies. However, in light of the dramatic change in current market conditions and intermediate term prospects, early in 2001, our management, began to explore our strategic alternatives on a preliminary basis. We contacted several investment banks to assist us in our search for financing or strategic partners, but none were interested due to our low stock price. We also contacted investment firms seeking to determine whether any of them would be interested in pursuing a possible investment, business combination or other strategic transaction with us. Some of these parties expressed some preliminary interest in reviewing information about us. However, except for Suma Ventures, none made any proposal for an acquisition of Viador or other strategic transaction or, in the opinion of our management, expressed serious interest in pursuing a possible transaction.

MASBC’S FORMATION

On September 18, 2002, MASBC was formed by Suma Ventures solely for the purpose of effecting the transactions contemplated by the merger and has not engaged in any business except in furtherance of this purpose. If the merger is consummated, New Viador will be the wholly-owned subsidiary of MASBC.

Suma Ventures is a private investment firm previously unaffiliated with us. Ninety percent of the interest in Suma Ventures is held by Sandy Chau, and the remaining ten percent of which is held by Hanley Hoey. Mr. Hoey is the chief executive officer and president of MASBC and Jeffrey Tung is its treasurer and secretary.

Upon MASBC’s formation, Suma Ventures entered into an investment agreement with Mr. Yeung, Magison, Zihan Wang and Stan Wang. In this proxy statement, we will refer to the foregoing investment agreement as the MASBC investment agreement. Under the MASBC investment agreement, Suma Ventures agreed to invest $1,275,000 in MASBC for use by MASBC in acquiring shares of our common stock pursuant to the merger agreement. Mr. Yeung, Magison, Stan Wang and Zihan Wang each agreed to invest all shares of Viador common stock beneficially owned them into MASBC in exchange for MASBC common stock. Mr. Yeung, Magison, Zihan Wang and Stan Wang will be closing their investment under the MASBC investment agreement at the same time in a subsequent closing.

Suma Ventures invested $350,000 on October 25, 2002 and will invest the remaining $925,000 in MASBC before the merger closes. Mr. Yeung will be investing in MASBC all his securities of Viador, constituting approximately 51% of our outstanding shares of our common stock, including 6,666,666 shares issuable upon exercise of outstanding warrants, 16,711,229 shares issuable upon conversion a promissory note, but excluding 1,111,111 shares issuable upon exercise of a warrant issued to Mr. Yeung in 2001. Magison will be investing in MASBC all its securities of Viador, constituting approximately 7% of the outstanding shares of our common stock, excluding shares issuable upon exercise of a warrant issued to Magison. Zihan Wang will be investing in MASBC all his securities of Viador, constituting approximately 10% of our outstanding Viador common stock, excluding shares issuable upon the exercise of a warrant issued and options granted under the Viador 1999 Stock Incentive Plan to Zihan Wang. Stan Wang will be investing in MASBC all his securities of Viador, constituting approximately 1% of our outstanding Viador common stock, excluding shares issuable upon exercise of outstanding options granted to Stan Wang pursuant to the Viador 1999 Stock Incentive Plan.

The board of directors of MASBC is comprised of five directors, three of which are Stan Wang, Zihan Wang and Jun Song, each a member of Viador’s board of directors. The remaining two directors are to be appointed by Suma Ventures.

DISCUSSIONS LEADING TO MERGER AGREEMENT

Our board of directors and executive officers have been actively pursuing a merger, acquisition or strategic partnership, and new possible funding opportunities. We tried several alternatives:

(a)    Investment Bankers: Beginning the earlier part of the second quarter of fiscal 2002, we contacted several investment bankers and attempted to engage them to assist in our search for an acquirer or strategic partner. However, we were not successful because we did not have sufficient funds to pay the upfront retainer that the investment banks were requiring.

(b)    Directly contacting potential companies as acquirers: During the second and third quarters of fiscal 2002, we approached several companies to consider strategic transactions with them and, in particular, a possible acquisition. We approached a large publicly-held enterprise software company. After some preliminary discussions, they declined to pursue a transaction. One of their primary concerns was the possibility of lawsuits due to our common stock being traded on the Over-The-Counter Bulletin Board. We also approached a private enterprise software company and have had several discussions with other companies in US and Asia, including China. These companies all declined to pursue a transaction with us, some due to concerns about the market and others due to concerns about liability due to the pending class action lawsuit.

(c)    New investors: Since the third quarter of fiscal 2001, we have been actively and continually seeking funding. We met with several different investors including institutional investors and venture funds. None of the meetings were successful, in part due to the worsening market environment for the information technology sector and in part due to our status as a public company.

We initiated discussions with Suma Ventures in the second quarter of fiscal 2002, initially as a potential new investor in the Company. In late August 2002, Stan Wang informed our board of directors of the discussions relating to a possible merger transaction with Suma Ventures. Jeffrey Tung of Suma Ventures, Stan Wang and certain members of our board of directors had continued discussions for several continuous days in September 2002.

The parties and their legal counsel negotiated the terms of the merger agreement on a substantially continuous basis until Suma Ventures presented a term sheet with the current merger proposal. The term sheet anticipated that we would merge into a newly formed subsidiary and become a privately held company. After further negotiation, we agreed that we would merge with MASBC Acquisition Corporation. The anticipated stockholders of MASBC would include Suma Ventures, Mr. Yeung, our current largest stockholder, and the MASBC committed stockholders. Our board of directors felt that this opportunity was our only alternative. We entered into an agreement and plan of merger concurrently with the execution by Suma Ventures, Mr. Yeung and the MASBC committed stockholders of the MASBC investment agreement (committing Suma Ventures to fund the new company with enough capital to purchase the outstanding shares of our capital stock at $0.075 per share). The parties reached final agreement on September 19, 2002 and the agreement was announced later that day.

MERGER AGREEMENT

On September 19, 2002, MASBC and MASBC Acquisition Corporation entered into an agreement and plan of merger with us. Under this agreement, MASBC has agreed to purchase all the outstanding shares of our common stock.

The agreement provides that each share of our common stock shall convert into a right to receive $0.075, to be paid at the closing of the merger agreement.

MERGER PROPOSAL

In early September Suma Ventures proposed to acquire all of our remaining outstanding shares of common stock at $0.06 per share in cash.

Our executive officers and certain members and of our board of directors and representatives of Suma Ventures met on a number of occasions and otherwise conducted discussions and negotiations over an approximately two-week period with respect to Suma Ventures’ proposal. Certain members of our board of directors and Stan Wang met on several occasions in connection with Suma Ventures’ proposal and discussed present conditions and the difficulty in assessing the future prospects of our business, comparable companies and other matters.

Jeffrey Tung of Suma Ventures subsequently indicated to Stan Wang that Suma Ventures would be willing to consider increasing the proposed merger price to $0.075 per share, subject to certain preconditions. At various times during the week of September 9, 2002, as well as in prior discussions, Stan Wang and certain members of our board of directors undertook several efforts to convince Suma Ventures to increase the proposed price, including contacting Mr. Tung on several occasions. However, Suma Ventures consistently expressed its opinion that it believed that its $0.075 per share proposal was substantively and procedurally fair and that it had only indicated a willingness to consider enhancing the price to $0.075 to ensure a prompt resolution of the negotiations.

Representatives of the parties pursued satisfaction of the preconditions established by Suma Ventures to consider increasing the merger price during the next several days. Among other things, representatives of Suma Ventures, Stan Wang and certain members of our board of directors engaged in substantial and constant negotiations during this period regarding the merger documentation and also held discussions with representatives of certain of our stockholders. The efforts culminated in substantial agreement on the form of the term sheet by September 17, 2002 and on the merger agreement. The term sheet remained subject to the approval of the board of directors as well as resolution of certain issues in connection with the proposed merger.

On September 17, 2002, Stan Wang and certain members of our board of directors met to consider various terms of the merger. Following an adjournment to finalize the material terms of the proposed merger agreement, the meeting reconvened on September 18, 2002. The terms of the merger agreement were reviewed with the board of directors. Following extensive discussion and consideration, the board of directors determined that the merger was fair, and recommended approval of the transaction, along with the associated merger agreement, by our board of directors. In the evening of September 18, 2002, subject to finalization of merger documentation, our board of directors unanimously approved the merger and:

•	determined that it is fair to and in the best interests of us and our unaffiliated stockholders to consummate the merger on the terms and subject to the conditions of the merger agreement,

•	approved and declared the advisability of the merger agreement and the merger, and

•	resolved to recommend that our stockholders adopt the merger agreement.

On September 19, 2002, representatives of the parties completed the preparation of the merger agreement. We publicly announced the merger on the same day.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

In making their determination to recommend that our stockholders approve a transaction in which our stockholders other than the MASBC committed stockholders and MASBC receive $0.075 per share in cash, our board of directors considered a wide variety of factors, in assessing the fairness to our unaffiliated stockholders of the value offered them in the transaction and of the procedures followed in negotiating and consummating the merger.

Our board of directors identified and considered a number of factors which weighed in favor of a recommendation for the merger. In particular, our board of directors concluded that the following factors weighed in favor of a determination that the merger consideration of $0.075 per share offered by MASBC was fair to the stockholders other than the MASBC committed stockholders and separately selling stockholders:

•
the fact that no unaffiliated person had made a firm offer for a merger, purchase of a control block of our securities or a purchase of any substantial part of our assets during the past two years and that our prior efforts to find a third party interested in acquiring us had led to only one offer being made, and that was the offer by MASBC;

•
the negotiations between MASBC and the Board that resulted in the $0.075 price per share of common stock to be paid to stockholders other than the MASBC committed stockholders and the separately selling stockholders, which represented a 50% premium over the closing price per share of our common stock on the Over-The-Counter Bulletin Board on September 18, 2002, the last full trading day before the public announcement of MASBC’s proposal to acquire us at $0.075 per share;

•	the following factors indicated that it would be unlikely that our stock price would rise to the level of $0.075 in the near future in the absence of MASBC’s offer:

•	the current and historical trading prices for our common stock including trading after MASBC made its initial proposal on September 19, 2002;

•	the delisting of our common stock from Nasdaq;

•	the adverse conditions in the enterprise software business generally and as they have affected us, and may in the future affect us;

•	our financial condition, results of operations and cash flows;

•
the fact that the adverse conditions in the enterprise (or portal) software business generally cast doubt on our prospects if we were to remain an independent public company, and on our ability to effectively address the risks inherent in remaining independent, including competitive risks;

•	the absence of a reliable forecast of our future results of operations, in light of current business conditions;

•
the fact that the merger agreement provides for a prompt merger with all cash consideration, and our stockholders will be able to receive the benefits of the transaction at the earliest possible time; and

•
the terms and conditions of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the limited ability of MASBC to terminate the merger agreement.

The board of directors also concluded that the following factors weighed in favor of a determination that the procedures followed in negotiating and finalizing the terms of the merger were fair to our unaffiliated stockholders:

•
the approval of the merger by Dick Warmington and Yifeng Yang, who represent the majority of board members who are not employees of Viador or officers or directors of MASBC, and the fact that Stan Wang, Zihan Wang and Jun Song recused themselves from voting on the merger in light of their positions as directors of MASBC and the investment by Zihan Wang and Stan Wang in MASBC; and

•
the fact that the merger agreement permits our board of directors to withdraw, modify or change its recommendation of the merger if a viable alternative is presented to us or if the board determines that this action would be required in order to fulfill their fiduciary obligations.

Our board of directors did not retain a representative unaffiliated with us, MASBC, the MASBC filing persons or the MASBC committed stockholders to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the merger or preparing a report concerning the fairness of the merger. Our board of directors believed that this was a neutral factor in determining the procedural fairness of the negotiation of the merger because the board had vested full authority to negotiate the merger in our management.

Our board of directors believed that the terms of the merger agreement were neutral in assessing the fairness to our unaffiliated stockholders of the value of the merger consideration and of the procedures followed in negotiating the merger.

In addition, our board of directors did not consider the following to be relevant in their assessment of the fairness of the value offered our unaffiliated stockholders:

•
our net book value and liquidation value, given that the nature of our business as a internet software provider results in our being valued based on factors other than the assets appearing on our balance sheet and, accordingly, our assets are not easily valued in a liquidation; and

•
any analysis of our post-merger going concern value, given that, in light of the uncertain conditions in our business, including the uncertain demand environment for enterprise software business, we are currently unable to develop the reliable projections or forecasts of future results of operations that are required to perform such an analysis.

None of the factors considered by our board of directors were deemed to weigh against a determination that the terms of the merger or procedures involved in the negotiation of the merger were fair to our unaffiliated stockholders.

Based on the factors summarized above, the board of directors concluded that the terms of the merger are fair to our stockholders other than MASBC, its affiliates, the MASBC filing persons, and the MASBC committed stockholders, which includes all of our unaffiliated stockholders. Accordingly, our board of directors determined to approve the merger agreement the merger and recommend adoption of the merger agreement and approval of the merger by our stockholders.

Our board of directors did not quantify or otherwise assign relative or specific weights or importance to the factors described above, nor did they evaluate whether the factors described above were of equal importance. In addition, each of the individual members our board of directors may have assigned differing levels of importance to different factors described above, and may have viewed certain factors described above more positively or negatively than other members. However, in reaching their determination regarding the fairness of the merger to our unaffiliated stockholders, our board of directors considered all factors and concluded that on balance the positive factors outweighed the negative factors.

VIADOR’S POSITION AS TO THE MERGER

We believe the merger is fair to our unaffiliated stockholders. However, we express no opinion as to the fairness of the merger consideration or of the merger to MASBC and its affiliates or to the fairness, either to the recipients or to our other stockholders, of the consideration to be received by the separately selling stockholders. Our belief as to fairness is based upon a number of factors, including the following material factors relating to consideration and procedural fairness:

•
The merger consideration of $0.075 per share represents a premium of 50% over the $0.050 closing price per share of our common stock on September 18, 2002, the last full trading day before the public announcement of MASBC’s initial proposal to acquire us, and a 25% premium over the $0.06 average closing price per share over the five day period ending on September 18, 2002.

•	Our board of directors recommended the approval of the merger agreement and the merger and, based on the factors described in “Special Factors—Recommendations of Our Board of Directors,” determined that the merger is fair to our stockholders. Our board of directors expressed no opinion as to the fairness of the merger to MASBC, its affiliates or the MASBC committed stockholders or to the fairness, either to the recipients or to our other stockholders, of the consideration to be received by the separately selling stockholders.

•
We have considered the factors considered by our board of directors, and the analysis of our board of directors referred to under “Special Factors—Recommendations of Our Board of Directors.” The merger agreement and the merger were unanimously approved by our board of directors. See “Special Factors—Recommendations of Our Board of Directors.”

In reaching this determination, we have not assigned specific weights to particular factors and considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to our unaffiliated stockholders. We express no opinion as to MASBC, its affiliates or the MASBC committed stockholders. None of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the merger consideration to be received by our stockholders.

VIADOR’S REASONS FOR THE MERGER

We believe that as a private company we will have enhanced operating flexibility and be better positioned to respond to the present market circumstances. We will also be able take better advantage of opportunities that may be presented to us. As part of Suma Ventures’s portfolio, we expect to have business and investment opportunities and other support which would be difficult to provide if we had public equity ownership. Also, given the challenging environment in the enterprise software industry, we believe that operating as a privately held company will enable us to focus on long-term growth strategies without the need to focus on quarterly reporting results. We have undertaken the merger at this time for the following reasons:

•
we had been considering strategic alternatives since early in 2002 in order to maximize stockholder value as a result of adverse conditions in our business and in the internet software business generally;

•
of the numerous companies and investment firms contacted by us seeking to determine whether any of them would be interested in pursuing a possible strategic transaction with us, none made any proposal for an acquisition of or other strategic transaction with Viador or, in the opinion of our management, expressed serious interest in pursuing a possible transaction;

•	for the reasons stated above, we concluded that the offer was fair to the unaffiliated stockholders;

•	we did not believe any other offers would be forthcoming, either from Suma Ventures or any other third party; and

•
the adverse conditions in the internet software business generally and as they have affected us and our financial condition made it unlikely that our stock price would have risen to the level of $0.075 per share in the near future in the absence of the merger transaction.

THE MASBC FILING PERSONS’ POSITION AS TO THE MERGER

SEC rules require that the MASBC filing persons express their belief as to the fairness of the merger to our unaffiliated stockholders. The MASBC filing persons believe that the merger is fair to our unaffiliated stockholders based on the following factors relating to consideration and procedural fairness:

•	the premium to prior market prices reflected in the merger price;

•	the risks associated with Viador’s continuing to operate as an independent public company;

•	the entirely cash merger consideration and the lack of a financing condition; and

•
the review by the board of directors of Viador’s strategic options with the principal objective of maximizing value for Viador’s stockholders, and its negotiations resulting in the increase in the merger consideration from $0.06 to $0.075 per share.

In their assessment of the fairness of the value offered to our unaffiliated stockholders, the MASBC filing persons did not consider Viador’s net book value or liquidation value to be relevant because the nature of Viador’s business as a service provider results in Viador being valued based on factors other than the assets appearing on Viador’s balance sheet. In addition, while Viador’s assets are not easily valued for liquidation purposes, the MASBC filing persons believe that it is likely that their value would not be maximized in a liquidation whereas Viador’s liabilities would not be reduced in liquidation except to the extent paid.

The MASBC filing persons did not consider Viador’s going concern value because MASBC did not prepare a going-concern valuation given that, among other things, Viador did not furnish to MASBC reliable projections or forecasts of future results of operations in connection with the merger. Viador has informed MASBC that it does not have a forecast or projection for 2003 or any subsequent period.

All determinations as to the MASBC filing persons’ position as to the merger and the MASBC filing persons’ reasons for the merger have been made in the first instance by MASBC’s management. While MASBC, MASBC Acquisition Corporation and Mr. Yeung all concur with such statements, they are relying on MASBC’s management with regard to these statements. See “Summary Term Sheet—The Companies.” The MASBC filing persons considered each of the foregoing factors as a whole to support their determination as to the fairness of the merger, but did not assign specific weights to these factors. None of the factors considered by the MASBC filing persons led them to believe that the merger was unfair to our unaffiliated stockholders. The MASBC filing persons’ determination, however, should not be construed as a recommendation to you as to how you should vote on the merger given that, among other things, MASBC would be the acquiring company in the merger. The MASBC filing persons did not solicit or otherwise obtain the advice of an independent party as to the fairness of the merger and, as the acquiring parties in the merger, are not objective in their views with regard to the fairness of the merger.

The foregoing discussion of the information and factors considered by the MASBC filing persons is not intended to be exhaustive but is believed to include all material factors.

THE MASBC FILING PERSONS’ REASONS FOR THE MERGER

The MASBC filing persons believe that Viador has an excellent management team and that Viador has the potential to continue to be a leading enterprise software company. However, the MASBC filing persons believe that Viador will be better positioned to respond to the present market circumstances and take better advantage of opportunities that may be presented as a private company. As part of MASBC, MASBC expects Viador to have business and investment opportunities and other support which would be difficult to provide if Viador had public equity ownership. In addition, given the challenging environment in the enterprise software industry, MASBC believes that operating Viador as a privately held company will enable Viador to focus on long-term growth strategies without the need to focus on quarterly reporting results.

Except for a general belief that Viador’s prospects would be enhanced if it were to enter into the merger agreement and the fact that Viador was engaged in a review of its strategic alternatives beginning in early 2001, the MASBC filing persons did not have any special reason for proposing the merger at this time.

PURPOSE AND STRUCTURE OF THE MERGER

The purpose of the merger is to permit our stockholders to receive cash for their shares at a 50% premium to the September 18, 2002 closing price per share of $0.050 and to enable MASBC to obtain 100% ownership of Viador in an orderly fashion. For further background on the MASBC filing persons’ reasons for the merger, see

“Special Factors—Background of the Merger,” “Special Factors—The MASBC Filing Persons’ Position as to the Merger” and “Special Factors—The MASBC Filing Persons’ Reasons for the Merger.”

The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of Viador from our stockholders to MASBC and to provide our stockholders with cash for their shares or the right to receive “fair value” for their shares if they exercise and perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

EFFECTS OF THE MERGER

Following completion of the merger, the shares of our common stock will no longer be publicly traded or listed on the Over-the-Counter Bulletin Board. In addition, the registration of our shares, our annual and quarterly reporting obligations and the requirements to comply with the proxy rules under the Securities Exchange Act of 1934 and the obligations of our directors, officers and 10% beneficial owners under Section 16(b) of the Securities Exchange Act of 1934 will be terminated upon application to the SEC. We expect to save a range up to approximately $500,000 to $750,000 per year as a result of no longer being subject to the federal securities laws or being publicly traded or listed on the Over-the-Counter Bulletin Board.

Upon consummation of the merger, New Viador will be a privately-held corporation. Accordingly, our stockholders will not have the opportunity to participate in any earnings and growth of New Viador after the merger and will not have any right to vote on corporate matters. Similarly, our stockholders, other than MASBC, will not face the risk of losses generated by New Viador’s operations or decline in the value of New Viador after the merger.

The board of directors of New Viador will consist of Stan X. Wang, the current chairman of the board of directors, president and chief executive officer of Viador, Zihan Wang, Jun Song, both currently directors of Viador, and two vacancies, to be appointed by Suma Ventures. Mr. Wang will continue to be chief executive officer and president and the other current officers of Viador will continue to be the officers of New Viador.

Giving effect to the sale by the MASBC committed stockholders of all their Viador common stock to MASBC, MASBC would beneficially own approximately 69% of our outstanding common stock, including warrants to purchase 6,666,666 shares of our common stock issued to Mr. Yeung in March 2002, but excluding shares issuable upon exercise of all other outstanding warrants and options issued to any of the MASBC committed stockholders. As a result of the merger, MASBC will own 100% of the outstanding common stock of New Viador.

As a result of the merger, MASBC’s interest in Viador’s net book value and net earnings (losses) would be 100%. MASBC and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Viador’s operations, any future increase in Viador’s value and the right to elect all members of Viador’s board of directors. Similarly, MASBC will also bear the risk of losses generated by Viador’s operations and any decrease in the value of Viador after the consummation of the merger.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, our executive officers and our board of directors have interests in the merger that are in addition to, or different from, the interests of our stockholders generally and that create potential conflicts of interest. These interests are described below and in the section entitled “Special Factors—Relationships Between MASBC and Our Directors and Officers.”

STOCK OPTIONS

Under the merger agreement, all outstanding options to purchase our common stock and our existing option plan will be assumed by New Viador.

The merger agreement further provides that our Employee Stock Purchase Plan will terminate on October 31, 2002, before the merger is consummated. All participants that elect to exercise any rights to purchase shares of our common stock on the purchase date on October 31, 2002 will receive, for each share of our common stock, a right to receive $0.075. After its termination on October 31, 2002, no further purchase rights will be granted or exercised under the Employee Stock Purchase Plan.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

None of our current executive officers are covered by employment agreements.

INDEMNIFICATION AND INSURANCE

The merger agreement provides that New Viador will, and MASBC will cause New Viador to:

•
indemnify and hold harmless, and provide advancement of expenses to, all past, present and future directors, officers and employees of Viador and our subsidiaries for acts or omissions occurring at or prior to the effective time of the merger:

(1)
at least to the same extent these individuals are indemnified, or have the right to advancement of expenses or to conduct the defense of any claims under the certificates of incorporation, by-laws or comparable organizational documents of Viador and our subsidiaries and any indemnification agreements then in effect; and

(2)	without limiting the indemnification provided by clause (1), to the fullest extent permitted by law;

•
to the extent permitted by law, for six years after the effective time of the merger, include and cause to be maintained in effect in New Viador’s certificate of incorporation and by-laws provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous than the corresponding provisions contained in our and our subsidiaries’ current certificate of incorporation, by-laws and other comparable organizational documents; and

•	assume and not terminate the existing indemnification agreements that each director and some officers have with Viador.

In addition, for six years after the effective time of the merger, New Viador will, and MASBC will cause New Viador to, maintain in effect our current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time. New Viador will provide this coverage for all individuals who are currently covered by our policy on terms and in amounts that are no less favorable than those of our current policy. New Viador may, however, substitute policies containing terms and amounts that are no less favorable to our directors or officers. New Viador will not be required to pay aggregate annual premiums for this insurance in excess of 200% of the aggregate premiums that we paid in fiscal 2000. If the annual premiums of this insurance coverage exceed this 200% amount, New Viador will obtain a policy with the greatest coverage available for a cost not exceeding that amount.

The merger agreement also provides that any successor to, or assignee of all or substantially all of the assets of, New Viador must assume these indemnification and insurance obligations.

RELATIONSHIPS AMONG MASBC, HEUNGYEUNG YEUNG AND VIADOR

VIADOR, HEUNGYEUNG YEUNG AND MASBC

CAPITAL FROM HEUNGYEUNG YEUNG

In August 2001, we received from Mr. Yeung $1.5 million in exchange for 5,555,555 shares of common stock. In connection with this investment, we issued Mr. Yeung a warrant to purchase a total of 1,111,111 shares of common stock; the warrants are generally exercisable at a price of $0.27 per share. Mr. Yeung has agreed to invest in MASBC all shares of Viador common stock and the warrant for Viador common stock issued to him in connection with this financing in exchange for shares of MASBC common stock.

In March 2002, we received $1.0 million in financing through a private offering of debt securities and a commitment to provide us with additional financing of up to $2.0 million upon our request from Mr. Yeung, who currently holds certain of our securities. Mr. Yeung’s commitment to provide $2.0 million in additional financing is subject to certain conditions relating to our ability to meet our obligations under the notes and warrants issued to Mr. Yeung, changes in our equity ownership, composition of our management team and any change in control.

As consideration for the funds and the commitment to provide additional funds, we issued a convertible promissory note and two warrants to Mr. Yeung. The note has a principal amount of $1 million and is convertible into 16,711,230 shares of our common stock. The note accrues interest at a stated rate of 1% per year and matures in March 2004. Mr. Yeung has agreed to invest in MASBC all the shares of Viador common stock and notes and warrants for Viador common stock issued to him in connection with this financing in exchange for shares of MASBC common stock. Upon consummation of such investment and the merger, Mr. Yeung’s commitment to provide up to $2 million in additional funding to Viador, subject to certain conditions, will remain in effect between Mr. Yeung and Viador.

One of the warrants is exercisable in whole or in part, at any time or from time to time, for 3,333,333 shares of our common stock at an exercise price of $0.06 per share. The second warrant is exercisable for an aggregate of 3,333,333 shares of our common stock at an exercise price of $0.06 per share, but is subject to vesting, such that 25% of the warrant becomes exercisable every six months and is entirely exercisable in March 2004, two years after the issuance date. The second warrant ceases to vest in the event Mr. Yeung fails to fulfill his commitment to provide additional funding. However, if Mr. Yeung’s failure to provide additional funding is due to our failure to meet any of the conditions above, the second warrant becomes fully exercisable. Both warrants expire in March 2005.

Each time we receive additional funding from Mr. Yeung, we will issue to Mr. Yeung a convertible promissory note with a principal amount equal to the amount of such additional funding. Interest on any such note will accrue at a rate equal to the sum of (a) the prime rate in effect on loans made by Citibank, N.A. as of the date such note, plus (b) three percent (3%). Any such note will be convertible into either shares of our common stock or any equity securities we issue to a third party or third parties in one or more bona fide, arms-length transactions for the purpose of raising capital during the term of such note. If the note is converted into our common stock, the note will be convertible into a number of shares of our common stock equal to the total principal and interest amount outstanding on the note at the time of conversion divided by $0.05984. If the note is converted into another class of equity securities issued in an equity financing, the note will be convertible into a number of shares of such equity securities equal to the total principal and interest amount outstanding on the note at the time of conversion divided by the price per share or unit at which such equity securities are sold to third party investors.

None of the notes or warrants issued or issuable to Mr. Yeung in this offering is convertible or exercisable if the conversion or exercise of any such note or warrant would result in Mr. Yeung or his affiliates holding more than 49.9% of our issued and outstanding voting stock.

In connection with this financing, we paid Mr. Yeung a fee in the amount of $60,000.

HEUNGYEUNG INVESTMENT IN MASBC

On September 19, 2002, Mr. Yeung entered into an investment agreement with MASBC, Suma Ventures, Magison, Stan Wang and Zihan Wang, pursuant to which he agreed to purchase shares of MASBC with all his securities of Viador. Upon consummation of this purchase, Mr. Yeung will own a majority of the outstanding capital stock of MASBC, which will own 100% of the outstanding shares of Viador common stock after the merger.

RELATIONSHIPS AMONG MASBC AND OUR DIRECTORS AND OFFICERS

INVESTMENT AGREEMENT

On September 19, 2002, Zihan Wang, a director of Viador, entered into an investment agreement with MASBC, pursuant to which he committed to sell all shares of Viador common stock beneficially owned by him, comprised of 5,555,555 shares of our common stock and warrants to purchase 1,861,111 shares of our common stock, to MASBC in exchange for securities of MASBC common stock. Zihan Wang did not agree to sell any of the options to purchase 117,000 shares of our common stock held by him or the shares issuable thereunder. Upon consummation of the merger, Zihan Wang’s options will be assumed by New Viador.

On September 19, 2002, Stan X. Wang, the president and chief executive officer and a director of Viador, entered into an investment agreement with MASBC, pursuant to which he committed to sell all shares of our common stock owned by him, which is comprised of 677,836 shares of our common stock, to MASBC in exchange for shares of MASBC common stock. Stan Wang did not agree to sell any of the options to purchase 5,948,777 shares of our common stock held by him or the shares issuable thereunder. Upon consummation of the merger, Stan Wang’s options will be assumed by New Viador.

RELATIONSHIPS AMONG VIADOR AND OUR OFFICERS AND DIRECTORS

Since January 1, 2001, Viador entered into the following transactions with its directors, officers or a 5% stockholder in which the amount involved exceeded $60,000:

On July 6, 2001, we raised $500,000 in financing through a private offering of convertible debt securities, in connection with which we issued warrants and convertible promissory notes. The securities were offered and issued to certain private investors, including Dick Warmington, who was then our chief executive officer, and is currently a member of our board of directors, and Zihan Wang, who is currently a member of our board of directors. Mr. Warmington received a convertible promissory note in the amount of $100,000 and a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.40 per share. Zihan Wang received a convertible promissory note in the amount of $300,000 and a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.40 per share.

On August 13, 2001, we raised $4,000,000 in private equity financing by issuing 14,814,814 shares of common stock and warrants to purchase a total of 2,962,962 shares of common stock at an exercise price of $0.27 per share. Zihan Wang invested $1,500,000 in this financing in exchange for 5,555,555 shares of common stock and a warrant to purchase 1,111,111 shares of common stock.

All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Stock Options of Viador Directors and Officers

See “Security Ownership of Certain Beneficial Owners and Management for shares of our common stock beneficially owned by our directors and officers pursuant to outstanding options”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

The following general discussion summarizes certain anticipated material United States federal income tax consequences of the merger generally applicable to holders of our common stock who exchange such stock in the merger. This discussion is based upon current provisions of the Code, current and proposed Treasury regulations, and judicial and administrative decisions and rulings and addresses only such Viador stockholders who hold their Viador common stock as a capital asset. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular Viador stockholders in light of their individual circumstances or to Viador stockholders who are subject to special rules, such as:

•	persons subject to the alternative minimum tax;

•	persons who hold shares of Viador common stock through partnerships or other pass-through entities;

•	financial institutions;

•	tax-exempt organizations;

•	retirement plans;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons who are not citizens or residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts;

•	persons who hold such shares as part of a straddle, a hedge against currency risk, or as part of a constructive sale or conversion transaction; or

•	persons who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this discussion does not address the tax consequences of the merger under state, local and foreign laws or the tax consequences of transactions effectuated before or after, or currently with, the merger.

The merger will be a taxable transaction for United States federal income tax purposes and each Viador stockholder will recognize gain or loss upon the surrender of his or her shares of Viador common stock in the merger in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Viador shares surrendered. In general, any gain or loss recognized will be a capital gain or loss and will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year at the time of the merger. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income; however, individuals are allowed to offset a limited amount of net capital losses against ordinary income. A Viador stockholder who exercises his or her appraisal rights and receives a cash payment from Viador for his or her Viador common stock generally will be taxed in the same manner as if the cash had been received in the merger; provided, however, that, in the case of a stockholder who uses the cash basis method of accounting, any realized gain or loss will be recognized in the year that such cash is received.

Under the U.S. federal backup withholding rules, unless an exemption applies, the paying agent in the merger will be required to withhold, and will withhold, at the rate of 30% of all cash payments to which a holder of shares or other payee is entitled to receive under the merger agreement unless the stockholder or other payee provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding tax rules. Each Viador stockholder and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger and do not address transactions effectuated prior or subsequent to or concurrently with the merger, whether or not such transactions are in connection with the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of foreign, state, local and other tax laws.

INFORMATION ABOUT VIADOR

DESCRIPTION OF THE BUSINESS OF VIADOR

We develop and market Internet software that enables businesses to create enterprise information portals for both business-to-business, or B2B, and business-to-employee, or B2E use. An enterprise information portal gives users a single browser-based interface with which to quickly and easily access information from a variety of enterprise data sources. We believe the Viador E-Portal™ offers a comprehensive and integrated enterprise information portal that is specifically designed for the World Wide Web, or the Web, and works with a customer’s existing hardware and software systems, without the need for additional technology expenditures. It provides our customers with the ability to manage and share information on a secure and cost-effective basis that can accommodate significant increases in the number of users and amount of information. As more users contribute increasing amounts of information to the portal, we believe our customers are able to increase business productivity and efficiency.

Since inception, we have developed web-based products designed to permit our customers to search, analyze and deliver relevant information to users within and outside the enterprise. We delivered our first product, Web-Charts, in September 1996. Over the last two years, we introduced more sophisticated web products and a proprietary web security server product. In the first quarter of 1999, we first shipped a fully integrated web-based product suite called the Viador E-Portal, which integrated our prior product offerings. In the fourth quarter of 1999, we introduced the Business-to-Business E-Portal, a product and services offering that is designed to allow personalized communication and information exchange between businesses. In the second quarter of 2000, we introduced Viador Portlets, a technology for easily extending the Viador E-Portal by adding tightly integrated modules for accessing additional data sources and applications. In the fourth quarter of 2000, we introduced Viador E-Portal Express, a portal user interface that set new standards for performance and scalability. We delivered significantly enhanced products in the fourth quarter of 2001. In October 2001, we announced general availability of our E-Portal 6.4, a major advance that allows enterprises to rapidly deploy custom user interfaces based on open standards and point-and-click design tools. In November 2001, we announced E-Portal 6.4 compliance with the People with Disabilities Act, based on World Wide Web Consortium, or W3C, standards for accessible compliance with the Web Accessibility Initiative, or WAI.

OUR CORPORATE HISTORY

We were incorporated as InfoSpace Inc. in California in December 1995. In January 1999, InfoSpace Inc. changed its name to Viador Inc., (Viador or the Company) and in October 1999, we reincorporated in the state of Delaware. Our principal headquarters are located 977 Benecia Avenue, Sunnyvale CA 94085, and our telephone number is (408) 735-5956. In October 1999, we raised gross proceeds of $41.4 million through an initial public offering. Our common stock traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol “VIAD” from October 26, 1999 until it was delisted on October 31, 2001. Subsequent to October 31, 2001, our common stock has traded on the Over-the-Counter Bulletin Board. Our home page is located on the Web at http://www.viador.com, where you can find additional information about our products and us; however, that information is generally not targeted at investors and is not a part of this report. Viador is not affiliated with and is not related to, InfoSpace, Inc., a Delaware corporation headquartered in Redmond, Washington.

EMPLOYEES

As of September 19, 2002, we had a total of 26 employees, including 3 people in sales and marketing, 12 people in engineering, 8 people in consulting and 3 people in management and administration. We believe that our future success will depend in part on our continued ability to retain qualified personnel. The competition for those personnel is intense, and there can be no assurance that we will be able to retain those personnel in the future. None of our employees is represented by a labor union, and management believes that our employee relations are good.

BUSINESS SEGMENT AND GEOGRAPHICAL INFORMATION

Viador manages its business in one business segment. Information with respect to our financial information by geographic area is set forth in Note 10 of the Consolidated Financial Statements of Viador included in this proxy statement.

PROPERTIES

We currently lease our corporate headquarters in Sunnyvale, California and a sales office in Arlington, Virginia. We believe that existing facilities will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

Claims Settled

On May 10, 2002, attorneys for one of Viador’s customers, CMS, sent a letter to Viador reporting that CMS had filed suit against Viador in the United States District Court for the Eastern District of Virginia, Alexandria Division. According to the letter, the complaint alleges breach of contract and seeks monetary damages of approximately $281,000. On July 1, 2002 Viador settled this dispute with CMS for the sum of $35,000 in exchange for which CMS dismissed all claims against Viador. This settlement is included in the legal accrual as of June 30, 2002.

On May 16, 2002 Viador settled a dispute with a former customer, Society for Human Resources Management, Inc. “SHRM”. SHRM alleged breach of contract and was seeking approximately $791,000 in monetary damages. The terms of the settlement included a cash payment to SHRM in the amount of $50,000 and 526,315 shares of Common Stock with a market value of $100,000 on the date of issuance. We had previously accrued $100,000 related to this dispute.

Class Action Law Suit

On November 13, 2001, Viador and certain of its current and former officers and directors, or the individual defendants, together with the underwriters of its October 25, 1999 Initial Public Offering, or the IPO, were named as defendants in a class action complaint alleging violations of the federal securities laws in the United States District Court, Southern District of New York. The Court appointed a lead plaintiff on April 15, 2002, and plaintiffs filed an Amended Class Action Complaint on April 19, 2002. The essence of the complaint is that defendants issued and sold Viador’s common stock pursuant to the IPO without disclosing to investors that certain underwriters of the IPO had solicited and received excessive and undisclosed commissions from certain investors. The complaint also alleges that the Registration Statement for the IPO failed to disclose that the underwriters allocated Viador shares to customers in exchange for the customers’ promises to purchase additional shares in the after-market at pre-determined prices above the offering price, thereby maintaining, distorting and/or inflating the market price for the shares in the after-market. The action seeks damages in an unspecified amount.

The lawsuit is part of the “IPO Allocation Securities Litigation” pending in the United States District Court for the Southern District of New York. Approximately 310 companies and over 40 underwriters have been sued in actions alleging claims nearly identical to those alleged against Viador. The cases are being coordinated for pre-trial purposes before the Hon. Schira Scheindlin. The IPO Allocation Securities Litigation is in its early stages. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed on July 15, 2002. Discovery is stayed pending the outcome of motions to dismiss. This proceeding is at a very early stage and Viador is unable to speculate s to its ultimate outcome.

Other Pending Litigation

On January 11, 2002, William Grinder, an individual, filed a personal injury complaint for unspecified monetary damages in San Francisco County Superior Court alleging causes of action for negligence and negligent hiring against Viador and certain other named defendants. Viador is currently investigating the allegations and cannot evaluate plaintiff’s claims at this time.

Viador is involved in lawsuits, claims, investigations and proceedings from time to time, including those identified above, consisting of matters which arise in the ordinary course of business.

SELECTED FINANCIAL DATA

The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our financial statements and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page             . The statements of operations data for the years ended December 31, 2001, 2000 and 1999 and the balance sheet data as of December 31, 2001, and 2000 are derived from our financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this filing. The statement of operations data for the years ended December 31, 1998 and 1997 and the six months ended June 30, 2002 and the balance sheet data as of December 31, 1999, 1998 and 1997 and the six months ended June 30, 2002 are derived from audited financial statements that are not included in this filing. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. For further information about our historical results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page             .

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)
	(In thousands except per share data)
Statement of Operations Data:
Revenues:
License	$973	$3,585	$4,652	$18,687	$7,320	$2,283	$839
Service	1,564	2,707	4,445	7,538	2,831	1,542	743

Total revenue	2,537	6,292	9,097	26,225	10,151	3,825	1,582

Cost of revenue:
Amortization of capitalized software	—	3,454	3,453	925	—	—	—
License and service cost of revenue	681	2,518	2,920	9,436	2,691	1,387	903

Total cost of revenue	681	5,972	6,373	10,361	2,691	1,387	903

Gross profit	1,856	320	2,724	15,864	7,460	2,438	679

Operating expense:
Sales and marketing	543	9,191	11,509	28,211	11,265	4,295	1,802
Research and development	1,024	3,703	4,679	8,256	5,931	2,481	1,351
General and administrative	677	2,706	5,240	6,853	2,940	1,365	936
Amortization of goodwill	—	216	169	427	—	—	—
Restructuring expense	(9)	217	251	693	—	—	—
Loss on lease termination	—	2,634	2,824	1,270	—	—	—
Impairment loss—goodwill	—	1,993	1,536	—	—	—	—
Impairment loss—equipment held for sale	—	550	850	—	—	—	—
Amortization of stock-based compensation	83	(171)	(121)	1,021	1,255	445	—
Loss on sale of equipment	—		190	—	—	—	—

Total operating expense	2,318	21,039	27,127	46,731	21,391	8,586	4,089

Operating loss	(462)	(20,719)	(24,403)	(30,867)	(13,931)	(6,148)	(3,410)
Other income and expense, net	—	104	(369)	1,535	624	(63)	62

Net loss before income taxes and extraordinary item	(608)	(20,615)	(24,772)	(29,332)	(13,307)	(6,211)	(3,348)
Extraordinary gain on extinguishment of debt	1,361		377	—	—	—	—
Provision for income taxes	—	31	(65)	—	—	—	—

Net loss	$(1,617)	(20,646)	$(24,460)	$(29,332)	$(13,307)	$(6,211)	$(3,348)

Basic and diluted net loss per share	$(0.05)	(1.13)	$(1.03)	$(1.67)	$(2.20)	$(1.82)	$(1.34)

Weighted average shares used in computing basic and diluted net loss per share	33,160	18,205	23,931	17,547	6,043	3,416	2,495

	Six Months Ended June 30,		As of December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)
	(In thousands except per share data)
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$1,449	$15,955	$1,043	$15,955	$44,720	$4,181	$1,029
Working capital (deficiency)	(895)	6,447	(3,305)	6,447	41,755	2,771	(317)
Total assets	2,991	35,615	3,306	35,615	52,178	7,185	2,918
Total stockholders’ equity (deficit)	(452)	17,165	(2,419)	17,165	43,458	3,371	90

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.

OVERVIEW

We develop and market Internet software that enables businesses to create enterprise information portals for both business-to-business, or B2B, and business-to-employee, or B2E, use. An enterprise information portal gives users a single browser-based interface with which to quickly and easily access information from a variety of enterprise data sources. We believe the Viador E-Portal offers a comprehensive and integrated enterprise information portal that is specifically designed for the World Wide Web and works with a customer’s existing hardware and software systems, without the need for additional technology expenditures. It provides our customers with the ability to manage and share information on a secure and cost-effective basis that can accommodate significant increases in the number of users and amount of information. As more users contribute increasing amounts of information to the portal, we believe our customers are able to increase business productivity and efficiency. We had net losses of approximately $24.5 million, $29.3 million, and $13.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, we had accumulated deficits of approximately $76.8 million and $52.3 million as of December 31, 2001 and 2000, respectively.

We were incorporated as Infospace Inc. in California in December 1995. In January 1999, we changed our name to Viador Inc., and we subsequently reincorporated in the State of Delaware. In October 1999, we raised gross proceeds of $41.4 million through an initial public offering. Since our inception, we have developed web-based products designed to permit our customers to search, analyze and deliver relevant information to users within and outside the enterprise. We delivered our first product, Web-Charts, in September 1996. Over the last two years, we introduced more sophisticated web products and a proprietary web security server product. In the first quarter of 1999, we first shipped a fully integrated web-based product suite called the Viador E-Portal, which integrated our prior product offerings. In the fourth quarter of 1999, we introduced the Business-to-Business E-Portal, a product and services offering that is designed to allow personalized communication and information exchange between businesses. In the second quarter of 2000, we introduced Viador Portlets, a technology for easily extending the Viador E-Portal by adding tightly integrated modules for accessing additional data sources and applications. In the fourth quarter of 2000, we introduced Viador E-Portal Express, a portal user interface that set new standards for performance and scalability.

We delivered significantly enhanced products in the fourth quarter of 2001 as follows: In October 2001, we announced general availability of our E-Portal 6.4, a major advance that allows enterprises to rapidly deploy custom user interfaces based on open standards and point-and-click design tools. In November 2001, we announced E-Portal 6.4 which complies with the Americans with Disabilities Act, based on World Wide Web Consortium, or W3C, standards for accessible compliance with the Web Accessibility Initiative, or WAI.

Historically, we have focused our selling efforts in North America and derived a majority of our revenue from North America. However, we believe it is important to have an international presence and we intend to continue to conduct business in markets outside the United States through a combination of subsidiaries and distributors. We conduct business internationally through a variety of distribution and service partners. In Europe we use distributors in the Nordic Region (Finland, Norway, Sweden, Denmark), Italy, Greece, Israel and Russia. We have our own direct Sales and Presales Team in Germany, Switzerland, the United Kingdom and Canada. In Asia, we use distributors in Japan, Korea, Indonesia, China, Hong Kong, and Thailand.

RECENT EVENTS

Debt Financing

On March 18, 2002, we received $1.0 million in financing through a private offering of debt securities and a conditional commitment to provide additional debt financing of up to $2.0 million upon request from Heungyeung Yeung, an existing stockholder. The conditional commitment to provide $2.0 million in additional debt financing is subject to our meeting certain financial and business conditions and obligations under the notes and warrants issued in connection with the $1.0 million debt financing. Mr. Yeung has discretion in determining whether Viador meets the foregoing conditions and ultimately whether to provide any additional financing. We cannot assure you that these funds will be available to us. For more information regarding this debt financing, see Note 3 of the Notes to Condensed Consolidated Financial Statements.

Renegotiation with Creditors

On December 11, 2001, we entered into a workout agreement with certain of our creditors representing approximately $1.9 million of our outstanding accounts payables which was completed in early February 2002. Under the workout agreement, these creditors agreed to release us from any obligation to repay any such amounts in exchange for payment of 25% of the total debt we owed them as of September 30, 2001. On February 8, 2002, we paid the creditors that were party to the workout agreement their respective agreed upon amounts aggregating approximately $0.5 million.

In the first quarter of 2002, Viador consummated workout agreements with certain of its creditors representing approximately $1.8 million of its outstanding accounts payable. Under the workout agreement, these creditors agreed to release us from any obligation to repay any such amounts in exchange for payment of 25% of the total debt we owed them as of September 30, 2001, which aggregated approximately $467,000, resulting in the recognition of an extraordinary gain on extinguishment of debt of $1.3 million. In the second quarter of 2002, Viador recorded an extraordinary gain on extinguishments of debt to reflect settlement of an outstanding debt of $63,000 with a payment of $16,000. For more information regarding the workout agreement, see Note 7 of the Notes to Condensed Consolidated Financial Statements.

Claims Settled

On May 10, 2002, attorneys for one of Viador’s customers, CMS, sent a letter to Viador reporting that CMS had filed suit against Viador in the United States District Court for the Eastern District of Virginia, Alexandria Division. According to the letter, the complaint alleges breach of contract and seeks monetary damages of approximately $281,000. On July 1, 2002 Viador settled this dispute with CMS for the sum of $35,000 in exchange for which CMS dismissed all claims against Viador. This settlement is included in the legal accrual as of June 30, 2002.

On May 16, 2002 Viador settled a dispute with a former customer, Society for Human Resources Management, Inc. “SHRM”. SHRM alleged breach of contract and was seeking approximately $791,000 in monetary damages. The terms of the settlement included a cash payment to SHRM in the amount of $50,000 and 526,315 shares of Common Stock with a market value of $100,000 on the date of issuance. We had previously accrued $100,000 related to this dispute.

Class Action Law Suit

On November 13, 2001, Viador and certain of its current and former officers and directors (the “Individual Defendants”), together with the underwriters of its October 25, 1999 Initial Public Offering (“IPO”), were named as defendants in a class action complaint alleging violations of the federal securities laws in the United States District Court, Southern District of New York. The Court appointed a lead plaintiff on April 15, 2002, and plaintiffs filed an Amended Class Action Complaint on April 19, 2002. The essence of the complaint is that defendants issued and sold Viador’s common stock pursuant to the IPO without disclosing to investors that certain underwriters of the IPO had solicited and received excessive and undisclosed commissions from certain investors. The complaint also alleges that the Registration Statement for the IPO failed to disclose that the underwriters allocated Viador shares to customers in exchange for the customers’ promises to purchase additional shares in the after-market at pre-determined prices above the offering price, thereby maintaining, distorting and/or inflating the market price for the shares in the after-market. The action seeks damages in an unspecified amount.

The lawsuit is part of the “IPO Allocation Securities Litigation” pending in the United States District Court for the Southern District of New York. Approximately 310 companies and over 40 underwriters have been sued in actions alleging claims nearly identical to those alleged against Viador. The cases are being coordinated for pre-trial purposes before the Hon. Schira Scheindlin. The IPO Allocation Securities Litigation is in its early stages. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed on July 15, 2002. Discovery is stayed pending the outcome of motions to dismiss. This proceeding is at a very early stage and Viador is unable to predict its ultimate outcome.

Other Pending Litigation

On January 11, 2002, William Grinder, an individual, filed a personal injury complaint for unspecified monetary damages in San Francisco County Superior Court alleging causes of action for negligence and negligent hiring against Viador and certain other named defendants. Viador is currently investigating the allegations and cannot evaluate plaintiff’s claims at this time.

Viador is involved in lawsuits, claims, investigations and proceedings from time to time, including those identified above, consisting of matters which arise in the ordinary course of business.

NASDAQ Notice of Noncompliance and Delisting

On July 3, 2001, we received a letter from Nasdaq indicating we failed to comply with the minimum bid price required for continued listing as set forth in marketplace rule 4450 (a) (5) and that its securities were, therefore, subject to delisting from Nasdaq. We requested a hearing before a Nasdaq Listing Qualifications Panel to review this determination. On August 15, 2001, Nasdaq notified us of additional deficiencies including net tangible assets and stockholders’ equity, market capitalization, total assets, total revenues, stockholder approval and audit committee composition requirements. Despite our attempts to remedy these deficiencies, on October 30, 2001 we were notified by Nasdaq that our securities would be delisted from the National Market tier of the Nasdaq Stock Market effective with the opening of business on October 31, 2001. The delisting occurred on October 31, 2001 and our shares of common stock are now traded on the Over-the-Counter Bulletin Board.

Private Financing

On July 6, 2001, we raised $500,000 in financing through a private offering of convertible debt securities and warrants. On August 13, 2001, we raised $4.0 million in financing through a private offering of our common stock and warrants. On March 18, 2002, we received $1.0 million in financing through a private offering of convertible debt securities and warrants. For further information regarding these offerings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Management Changes

On August 13, 2001, Stan Wang was appointed president of Viador. On September 21, 2001, Dick Warmington resigned as Viador’s interim chief executive officer and Stan Wang was appointed chief executive officer. Dick Warmington continues to serve as a member of Viador’s board of directors and its audit committee.

On July 6, 2002, Stan Wang was appointed as principal financial and accounting officer and secretary. Nate Cammack resigned as chief financial officer and secretary on July 6, 2002.

On August 7, 2002, Teddy Kiang resigned as director of Viador, and the board of directors appointed Yifeng Yang to serve as a member of the board of directors and fill the vacancy resulting from Mr. Kiang’s resignation.

On October 8, 2001, Tek-min Gan joined us as senior director of United States sales. Mr. Tek-min Gan resigned his position with us effective January 28, 2002.

Restructuring

During the second half of 2000 and continuing through 2001, adverse economic conditions reduced demand for our software products in general and impaired our revenue growth. In addition, we believe concerns regarding our financial viability adversely impacted our revenue growth. In response to these conditions, we decided to streamline our operations and reduce our expenditure levels. In furtherance of these objectives, on January 5, 2001, we reduced our workforce in the United States by 87 positions, or 36% of our workforce, and aggressively cut other costs. After April 6, 2001, we also restructured our business to focus on three distribution models: e-government with systems integrators, partnerships with Original Equipment Manufacturers, or OEMs, and independent resellers. As a result of the new focus and an ongoing effort to reduce costs and preserve cash, we reduced our workforce further by 55 positions out of the remaining 151 positions, or 37% of our workforce in the United States. The reductions were made in functional areas that did not align with the streamlined distribution model, primarily in direct sales and marketing with further reductions in our consulting organization. On June 29, 2001, we announced that a future layoff of approximately 10 people or 14% of our then current workforce would occur to further reduce costs. By September 17, 2001, we had further reduced our workforce in the United States by 21 positions, or 36% of our remaining workforce in the United States. At December 31, 2001, our workforce totaled 33 employees. It is possible that we will have further workforce and cost reductions in the future.

During one of our 2001 restructurings, we terminated our corporate lease with Alza Corporation on June 30, 2001, and entered into a new corporate lease agreement for our current office. As consideration for early termination, we surrendered our restricted lease deposit of $1.0 million and a significant amount of our office furniture, leasehold improvements and other assets related to the corporate lease (with a net book value of approximately $1.6 million) to the landlord.

Effect of Economic Conditions

In the first half of the year 2000, a significant portion of our customers were newly funded dot-coms and internet-related companies that wanted to move quickly in their buying decisions. Starting with the second half of the year 2000, our customers had tended to be more conservative buyers and scaled down their budgets for capital expenditures. The economic environment of 2001 exacerbated this situation. In addition, potential customers have questioned our viability as a company since our stock price and cash balances have decreased throughout the years 2001 and 2000. The tragic events of September 11, 2001 had pervasive negative effects across our markets and generally further slowed purchasing activity. These changes lengthened the sales cycle and reduced the overall demand for our product.

Segment Presentation

We manage and evaluate the performance of our business through a single operating segment: Enterprise information portals.

Fluctuations in Operating Results

We expect to experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

•	demand for and market acceptance of our products and services;

•	our presence in international markets;

•	introductions of new products and services or enhancements by us and our competitors;

•	competitive factors that affect our pricing;

•	the size and timing of customer orders;

•	hiring and retention of key personnel;

•	the mix of products and services we sell;

•	the timing and magnitude of our capital expenditures;

•	conditions specific to the enterprise information portal market and other general economic factors.

Consequently, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance.

RESULTS OF OPERATIONS

The following table sets forth certain operating data as a percentage of total revenue for the periods indicated.

	Years Ended December 31,
	2001	2000	1999
Revenue:
License	51.1%	71.3%	72.1%
Service	48.9	28.7	27.9

Total revenue	100.0	100.0	100.0

Cost of revenue:
Amortization of capitalized software	38.0	3.5	—
License and service cost of revenue	32.1	36.0	—

Total cost of revenue	70.1	39.5	26.5

Gross profit	29.9	60.5	73.5

Operating expenses:
Sales and marketing	126.5	107.6	111.0
Research and development	51.4	31.5	58.3
General and administrative	57.6	26.1	29.0
Amortization of goodwill	1.9	1.6	—
Restructuring expense	2.8	2.6	—
Loss on lease termination	31.0	4.8	—
Impairment loss—goodwill	16.9	—	—
Impairment loss—equipment held for sale	9.3	—	—
Amortization of stock-based compensation	(1.3)	3.9	12.4
Loss on sale of equipment	2.1	—	—

Total operating expenses	298.2	178.1	210.7

Operating loss	(268.3)	(117.6)	(137.2)

Other income (expense):
Interest income	1.8	6.2	6.1
Interest expense	(0.1)	(0.2)	—
Non-cash interest expense	(5.5)	—	—
Other income and expense	(0.3)	(0.2)	—

Other income (expense), net	(4.1)	5.8	6.1

Net loss before income taxes and extraordinary item	(272.3)	(111.8)	(131.1)
Extraordinary gain on extinguishment of debt	4.1	—	—
Provision for income taxes	(0.7)	—	—

Net loss	(268.9)%	(111.8)%	(131.1)%

REVENUE

We follow the revenue recognition principles described in Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended by SOP 98-9.

We license our products to end user customers, original equipment manufacturers, or OEM, and value added resellers, or VARs. Software license revenue from sales to end users is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable and collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. Vendor-specific objective evidence of fair value for consulting services is based on the price charged when those services are sold separately. We also have vendor-specific objective evidence of fair value of post-contract customer support based on the contractually specified annual renewal rate for such services. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support or both. However, the entire fee related to arrangements that require us to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless we have sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require us to deliver unspecified additional products are deferred and recognized ratably over the term of the contract. Revenue related to arrangements involving consulting services that are essential to the functionality of the software is deferred and recognized as the services are performed.

Software revenue related to arrangements to maintain the compatibility of our software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in which we earn a royalty based on a specified percentage of OEM sales to end users incorporating our software is recognized upon delivery to the end user. Service revenue consists of fees from professional services including integration of software, application development, training and software installation. We bill professional service fees on a time and materials basis. We recognize professional services fees as the services are performed. Customers typically purchase post-contract customer agreements annually, which are priced based on a fixed percentage of the product license fee. We recognize revenue allocated to post-contract customer support agreements ratably over the term of the agreements, which are typically one year.

Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers, amortization of capitalized software development costs, and an allocation of our facilities, communications and depreciation expenses. Cost of service revenue includes salaries and related expenses for consulting services, customer support, implementation and training services organizations, and costs of contracting with third parties engaged to provide consulting services to customers.

Total Revenue.    Total revenue was approximately $9.1 million, $26.2 million and $10.1 million in 2001, 2000 and 1999, respectively, representing a decrease of $17.1 million, or 65%, from 2000 to 2001, and an increase of approximately $16.1 million, or 158%, from 1999 to 2000. For the year ended December 31, 2001, license revenues and service revenue accounted for 51% and 49% of total revenue, respectively, as compared to 71% and 29% of total revenue, respectively, for the year ended December 31, 2000 and 72% and 28% of total revenue, respectively, for the year ended December 31, 1999. The decrease in total revenue in 2001 was primarily due to reductions in license revenue resulting from decreased demand for our products and secondarily, a reduction in service revenue associated with reduced demand for our consulting services. The percentage shift toward service revenue is due to lower new customer license revenues caused both by the generally poor economic climate and our financial condition versus the continuing demand from existing customers for customization of their licensed portal products. The increase in revenue in absolute dollars from 1999 to 2000 was primarily due to increased license revenue as the availability of new software products attracted new customers, including 140 new customers during the year ended December 31, 2000.

License Revenue.    License revenue for the years ended December 31, 2001, 2000 and 1999 was $4.6 million, $18.7 million and $7.3 million, respectively, or 51%, 71% and 72% of total revenue, respectively. License revenue decreased $14.0 million, or 75%, from 2000 to 2001 due to a reduction in software purchases attributable to general adverse economic conditions and customer concerns regarding our viability. License revenue increased $11.4 million, or 155%, from 1999 to 2000 due to the introduction of Viador Portlets™ in the fourth quarter of 2000.

Service Revenue.    Service revenue for the years ended December 31, 2001, 2000 and 1999 was $4.4 million, $7.5 million and $2.8 million, respectively, or 49%, 29% and 28% of total revenue, respectively. Service revenue decreased $3.1 million, or 41%, from 2000 to 2001 due to a decrease in consulting services provided, although the percentage reduction was less dramatic than that for license revenues for the same periods. Service revenue increased by $4.7 million, or 166%, from 1999 to 2000. Increases in service revenue for both years were due to an increase in labor force in the service area, which permitted Viador to further expand its services.

Channel Mix.    We distribute our products directly through a direct sales force. We distribute our products indirectly through OEMs, VARs and systems integrators. Indirect channel revenues for the years ended December 31, 2001, 2000 and 1999 were approximately 40%, 35% and 5.4% of total revenue, respectively. Indirect channel revenues increased both as a percentage of total revenues and in absolute dollars from each corresponding previous year primarily because of the expanded use of channel partners and their customer base. This percentage increase was, in part, the result of the decrease in our direct sales force. Our financial condition continues to negatively affect our success in direct selling efforts. In general, the distribution of revenues among channels will fluctuate in future periods depending on the timing of new product releases, our ability to expand our use of OEMs and VARs, the timing of direct sales to large customer accounts and customer buying patterns.

Geographic Mix.    International revenue (sales outside of the United States) for years ended December 31, 2001, 2000 and 1999 were 19%, 14% and 6% of total revenue, respectively. International revenue increased in absolute dollars and as a percentage of total revenue from the similar period in the prior year because of increased distribution channels and customer base in international markets. The increase is also attributable to the fact that a majority of international revenues are generated through substantial distribution partners in non-US markets, giving less profile to our current financial condition. During 2001, our European direct sales organization has been dramatically reduced. We plan to continue to invest in international markets by partnering with OEMs, VARs and distributors throughout the world. International revenues may fluctuate in future periods as a result of competition, the general demand for Internet- and intranet-related products in international markets, and general economic conditions of the regions.

Cost of revenue

Our cost of revenue includes salaries and related expenses for our customer maintenance and support, professional consulting and implementation and training services organizations and costs of contracting with third parties to provide consulting services to customers and amortization of software development costs. Our cost of revenue also includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers and an allocation of our facilities, and depreciation expenses.

Total cost of revenue for the years ended December 31, 2001, 2000 and 1999 was $6.4 million, $10.4 million and $2.7 million, or 70%, 40% and 27% of total revenue, respectively. Total cost of revenue decreased by $4.0 million, or 38%, from 2000 to 2001 and increased by $7.7 million, or 285%, from 1999 to 2000. The decrease on a dollar basis from 2000 to 2001 was a result of the substantial decline in total revenues for the year ended December 31, 2001. The increase on a dollar basis from 1999 to 2000 is primarily due to amortization of capitalized software costs of $923,000 and increased service costs related to consulting fees and payroll expenses. Total cost of revenue increased to 70% of total revenue in 2001 from 40% in 2000 and 27% in 1999. The increase in cost of revenue as a percentage of total revenue for the year ended December 31, 2001 resulted primarily from a significant acceleration in software amortization in the amount of approximately $3.5 million. Amortization of capitalized software costs was accelerated as projection of any future revenues from underlying product sales was deemed to be uncertain for purposes of evaluating recoverability.

Gross margins for the years ended December 31, 2001, 2000 and 1999 were 30%, 60% and 73% of total revenue, respectively. The decrease in gross margin from 2000 to 2001 is primarily due to a reduced proportion of license revenues, which historically have generated for us higher margins than service revenues (contributing approximately 9% to the decline), a significant charge of $3.5 million caused by the acceleration of the amortization of capitalized software development costs. The decrease in gross margin from 1999 to 2000 is primarily due to amortization of capitalized software costs of approximately $0.9 million and increased service costs related to consulting fees and payroll expenses.

Operating Expenses

Our operating expenses are classified into five general categories: sales and marketing, research and development, general and administrative, amortization of stock-based compensation and amortization of goodwill. In addition to five general categories, we have recorded special charges for restructuring expense, loss on lease termination and impairments in 2001. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are category specific, each category includes expenses that may be common to the other categories, such as salaries, employee benefits, bonuses, travel and entertainment costs, telephone expenses, rent, facilities costs and third-party professional service fees. The sales and marketing category of operating expenses includes expenditures specific to the category, such as sales commissions, public relations and advertising, trade shows, marketing collateral materials and web seminars. We allocate the total costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their estimated usage as measured primarily by employee headcount. These allocated charges include facility rent and utilities for the corporate office and depreciation expense for office furniture and equipment.

Our total operating expenses for the years ended December 31, 2001, 2000 and 1999 were $27.1 million, $46.7 million and $21.4 million, or 298%, 178% and 211% of total revenues, respectively. Operating expenses decreased from 2000 to 2001 resulted from our efforts to streamline our operations and reduce our expenditure levels associated with the restructuring that we announced and implemented in the second half of 2000 and the first quarter of 2001. Operating expenses increased in absolute dollars from 1999 to 2000 as we increased sales and marketing activities, developed new distribution channels, funded greater levels of research and development, broadened professional services and support, and improved operational and financial systems.

On January 5, 2001, we reduced our workforce in the United States by 87 positions, or 36% of our workforce in the United States, and aggressively cut costs. On April 6, 2001, we announced that we are restructuring our business to focus on three distribution models: e-government with systems integrators, OEM partnerships and independent resellers. As a result of the new focus and an ongoing effort to reduce costs and preserve cash, we reduced our workforce further by 55 positions out of the 151 positions remaining after the earlier reduction, or 37% of our workforce in the United States. The reductions were made in functional areas that did not align with the streamlined distribution model, primarily in direct sales and marketing with further reductions in our consulting organization. On June 29, 2001, we reduced our workforce further by approximately 10 positions or 14% of our then current workforce would occur to further reduce costs. By September 17, 2001, we had further reduced our workforce in the United States by 21 positions, or 36% of our then remaining workforce in the United States. At December 31, 2001, our workforce totaled 33 employees. It is possible that we will have further cost and workforce reductions in the future.

Sales and Marketing

Sales and marketing expenses consist of operating expenses associated with Viador’s sales, marketing, international and other business development efforts. Sales and marketing expenses for the years ended December 31, 2001, 2000 and 1999 were $11.5 million, $28.2 million and $11.3 million, or 127%, 108% and 111% of total revenue, respectively. Sales and marketing expenses decreased in absolute dollars from 2000 to 2001 due to reduced salaries and related expenses resulting from decreased staffing associated with announced restructurings in January, April, June and September 2001. Sales and marketing expenses increased in absolute dollars from 1999 to 2000 primarily due to increased staffing, tradeshow events and investment in international costs. In addition, costs of $3.2 million were charged to bad debt reserve for the fiscal year ending December 31, 2000. We believe that sales and marketing expenses are likely to decline in absolute dollars in the near term as a result of the cost containment procedures we have implemented.

Research and Development

Research and development expenses consist of operating expenses associated with software development. Research and development expenses for the years ended December 31, 2001, 2000, and 1999 were $4.7 million, $8.3 million, and $5.9 million, respectively, or 51%, 31%, and 58% total revenue, respectively. In 2001, we did not capitalize any software development costs. Had we not capitalized any software development costs for the year ended December 31, 2000, research and development expense would have been 41% of total revenue. Research and development expense decreased by 43% from 2000 to 2001. The decrease in research and development expenses was principally due to our reduced use of outside contractors and reduced salary-related expenses from our restructuring. Research and development expenses increased 32% without software capitalization in 2000 as compared to the year ended December 31, 1999. The increase in research and development expenses in fiscal 2000 compared to 1999 was due to planned increases in research and development headcount plus increased spending for external consultants. Early in fiscal 2000, we began enhancing our E-Portal Suite software, which was already a working product. Accordingly, we had attained technological feasibility, as defined in the accounting standards. We capitalized approximately $3.4 million additional development costs related to enhancing this product in fiscal 2000. In the three months ended June 30, 2001, the remaining balance of previously capitalized software development costs was fully amortized as projection of any future revenues from software sales was deemed to be uncertain for purposes of evaluating recoverability. The amount fully amortized and charged to cost of revenue in 2001 was $3.5 million and $0.9 million in 2000.

General and Administrative

General and administrative expenses for all years presented consist primarily of compensation and fees for professional services. General and administrative expenses for the years ended December 31, 2001, 2000 and 1999 were $5.2 million, $6.9 million and $2.9 million, or 58%, 26% and 29% of total revenue, respectively. General and administrative expense decreased in absolute dollars from 2000 to 2001 primarily due to decreased staffing associated with the announced restructurings in January, April, June and September 2001. General and administrative expense increased in absolute dollars from 1999 to 2000, primarily due to increased staffing, rent, management fees and professional legal services reflecting increased business activity and support requirements. We believe that general and administrative expenses are likely to decline in absolute dollars in the near term as a result of the cost containment procedures we have implemented.

Amortization of Stock-based Compensation

Amortization of stock-based compensation primarily consists of charges incurred for employee stock options issued with exercise prices less than the fair market value of our stock at the date of grant. Amortization of stock-based compensation for the years ended December 31, 2001, 2000 and 1999 was approximately ($0.1 million), $1.0 million and $1.2 million, or (1)%, 4% and 12% of total revenue, respectively. A credit of $(0.1 million) to the statement of operations for the year ended December 31, 2001 is due to a reversal of previously recorded deferred compensation expense related to forfeitures that occurred during 2001. Since we had previously amortized deferred compensation on an accelerated method as allowed under Financial Accounting Standard Board Interpretation No. 28, a credit was recorded in the June 2001 quarter for future periods as determined by comparing the expense as recorded to the amounts earned based on actual vesting.

Amortization of Goodwill

Amortization of goodwill was attributable to the acquisition of a distributor in Switzerland in January 2000 and is based on a straight-line method over the expected period to be benefited, which is five years. Amortization of goodwill for the years ended December 31, 2001 and 2000 was approximately $0.2 million and $0.4 million, respectively, or 2% each of total revenue. There was no amortization of goodwill in fiscal 1999. At December 31, 2000, we performed an impairment evaluation of goodwill. The evaluation was based on current year activities and project cash flows as compared to the carrying value of goodwill. Our evaluation indicated that the December 31, 2000 balance of $1.7 million was recoverable. At June 30, 2001, we performed a further evaluation of goodwill to determine whether it was recoverable. The evaluation was based on current year activities and projected cash flows as compared to the carrying value of goodwill. This impairment evaluation indicated that the $1.5 million of goodwill remaining unamortized was deemed impaired as actual revenues for the acquired company were below projected revenues and key management personnel terminated employment with the subsidiary located in Switzerland. Consequently, we recorded an impairment charge for the entire remaining unamortized balance.

Restructuring Expense, Impairment Loss and Loss on Lease Termination

In December 2000, we implemented a Board-approved restructuring program to streamline our business and to reduce costs, which resulted in a restructuring charge of approximately $0.7 million. This restructuring charge included approximately $0.2 million for severance charges associated with the reduction in workforce (87 positions or 36% of our the work force) and approximately $0.5 million related to estimated losses resulting from obligations to pay rent on pre-existing space that was vacant at that time. In connection with the restructuring, we also recorded charges totaling approximately $1.3 million for write-downs of leasehold improvements and other assets. These assets were specifically identified in the restructuring program. In April and June 2001, we implemented another restructuring program designed to further streamline our business and reduce costs. These restructuring programs resulted in an additional restructuring expense of approximately $0.2 million for severance charges associated with reductions in our United States workforce (55 positions in April and approximately 10 positions later in the year). As of December 31, 2001, $23,000 of restructuring expense remains accrued and is expected to be paid by the end of the second quarter of fiscal 2002.

In June 2001, we terminated our corporate lease with Alza Corporation, which was scheduled to expire in 2005 in order to reduce future operating expenses. As consideration for early termination, we surrendered our restricted lease deposit of $1.0 million and a significant amount of our office furniture, leasehold improvements and other assets associated with the corporate lease (with a net book value of approximately $1.8 million) to the landlord.

In June 2001, management decided to sell certain equipment. In connection with this decision, we recognized a loss on equipment held for sale of approximately $0.9 million for the year ended December 31, 2001.

Operating Loss

For the years ended December 31, 2001, 2000 and 1999, operating loss was $24.4 million, $30.9 million and $13.9 million, or 268%, 118% and 137% of total revenue, respectively.

Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments and to establish an administrative organization. As a result, we have incurred recurring net losses in each year since inception and, as of December 31, 2001, had an accumulated deficit of approximately $76.8 million.

Although our restructuring is expected to significantly reduce our operating costs, our limited operating history makes it difficult for us to predict future operating results with certainty and, accordingly, we cannot assure you that we will achieve or sustain revenue growth or profitability.

Other Income and Expense, Net

Other income and expense, net, for the years ended December 31, 2001, 2000, and 1999 was approximately $(0.4) million, $1.5 million and $0.6 million or (4)%, 6% and 6% of revenue, respectively. The decrease between 2001 and 2000 was primarily due to a reduction in interest-bearing cash and investment balances.

On July 6, 2001, we raised $0.5 million in cash through a private offering of convertible debt securities and warrants to purchase 1,250,000 shares of common stock at a price of $0.40 per share. We issued three notes to the individual investors. The notes payable bore interest at the stated rate of prime plus 1% until September 6, 2001. After September 6, 2001, the notes bore interest at a rate of 3% plus the prime rate, compounded quarterly. For accounting purposes, approximately $0.2 million was allocated to the warrants and $0.2 million was initially recorded as notes payable with a face value of $0.5 million. The amount allocated to the warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 5.8%; and expected volatility of 90%. The notes were each convertible at the option of the lenders into shares of our common stock at a conversion price equal to the lower of either the average closing bid price of our common stock on the Nasdaq National Market tier of the Nasdaq Stock Market during the 20 days before July 6, 2001 or the average closing bid price of our common stock on Nasdaq during the 20 days before the date of conversion. We recorded the beneficial conversion feature of approximately $0.3 million (limited to the proceeds) as additional paid in capital. The remaining carrying amount of the notes payable of zero was accreted to the face value of the notes payable of $0.5 million over the term of the debt resulting in a non-cash interest charge of $0.5 million during the third quarter of fiscal year 2001.

Extraordinary gain on extinguishment of debt

We recorded an extraordinary gain on extinguishment of liability in the Consolidated Statement of Operations for the year ended December 31, 2001 to reflect settlement of an outstanding debt of approximately $0.3 million with a payment of $0.1 million. Separately, in December 2001 we derecognized a payable in the amount of approximately $0.2 million. We had carried this disputed payable to a vendor for approximately two years and we had not been successful in our attempts to contact the company. We believe that this vendor is no longer in business and are not aware of any successors-in-interest to the obligation. The approximate $0.2 million gain is also recorded in extraordinary gain on extinguishment of debt in the Consolidated Statement of Operations for the year ended December 31, 2001. The gain was not adjusted for tax considerations due to our net operating loss and tax credit carryforwards.

Provisions of Income Taxes

We recorded an income tax provision of $65,000 for the year ended December 31, 2001 in connection with foreign taxes. We did not record an income tax provision for the years ended December 31, 2000 and 1999. The net deferred tax assets as of December 31, 2001, were $0, net of a valuation allowance of $28 million, of which $27 million relates to net operating loss and tax credit carryforwards. The net deferred tax assets as of December 31, 2000 were $0, net of a valuation allowance of $20.4 million, of which $18.5 million relates to net operating loss and tax credit carryforwards. Realization of Viador’s net deferred tax assets depends on Viador generating sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences and from net operating loss and credit carryforwards.

Net Loss

For the years ended December 31, 2001, 2000 and 1999, we recorded a net loss of approximately $24.5 million, $29.3 million and $13.3 million, or 269%, 112% and 131% of total revenue, respectively.

Recent Accounting Pronouncements

Accounting for Asset Retirement Obligations

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Viador expects to adopt SFAS No. 143 effective January 1, 2003. We do not believe the adoption of Statement 143 will have a material effect on our consolidated financial position or results of operations.

Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, SFAS No. 44 is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.

The provisions of this Statement related to the rescission of SFAS No. 4 will be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item are reclassified. Early application of the provisions of this Statement related to the rescission of SFAS No. 4 is encouraged. Viador expects to adopt this provision of SFAS No. 145 effective with its fiscal year beginning January 1, 2003, at which time it expects to reclassify its gain associated with extinguishment of debt out of extraordinary items into other income and expense.

Certain other provisions of this Statement related to SFAS No. 13 will be effective for transactions occurring after May 15, 2002, with early application encouraged. All other provisions of this Statement will be effective for financial statements issued on or after May 15, 2002, with early application encouraged. Viador does not anticipate the remaining provisions of this statement will have a material effect on its consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and states that an entity’s commitment to an exit plan, by itself, does not create a present obligation that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability.

The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Viador does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial position or results of operations.

Critical Accounting Policies

Our critical accounting policies are as follows:

•	revenue recognition;

•	estimating allowance for doubtful accounts;

•	assessing outcome of litigation;

•	impairment of long-lived and intangible assets and goodwill;

Revenue Recognition

We license our software products to end user customers, OEMs and VARs. Software license revenue from sales to end users is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable and collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. We have vendor-specific objective evidence for consulting services is established by the price we charge when we sell those services separately. We also have vendor-specific objective evidence of fair value of post-contract customer support based on contractually stipulated annual renewal rates for such services. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support or both. However, the entire fee related to arrangements that require us to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless we have sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require us to deliver unspecified additional products are deferred and recognized ratably over the term of the contract. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed. Our sales transactions are often concentrated in a relatively few customers. Failure to recognize revenue correctly could lead to material misstatement of our financial performance, thus exposing our credibility and market valuation.

Estimating Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers’ financial condition and generally do not require collateral. We maintain allowances for potential credit losses, and these allowances are based on estimates by management. If the estimates of credit risk are understated, we could be exposed to significant amounts of bad debts in excess of our provisions.

Assessing Outcome of Litigation

Management’s current estimated liability related to certain pending litigation is based on claims for which our management believes it is probable a liability has been incurred and can estimate the amount or range of loss. We have recorded the minimum estimated liability related to those claims, where there is a range of loss. Because of the uncertainties related to both the amount and range of loss on the remaining pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome and therefore, no liability has been accrued. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation and financial position.

Impairment of Long-lived and Intangible Assets and Goodwill

We evaluate its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or estimated fair value less costs to sell. A number of factors can trigger an impairment review, such as significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, or significant negative industry or economic trends. The effect of such valuation adjustments can significantly effect our financial performance and market valuation. If we fail to identify assets that have been impaired, we may fail to record an impairment or we may fail to record and impairment in the proper period. If we fail to accurately estimate fair value, any impairment loss that we record may not be accurate.

Results of Operations

We manage and evaluate the performance of our business through a single operating segment: Enterprise information portals. The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
	(unaudited)		(unaudited)
Revenue:
License	24%	50%	38%	57%
Service	76	50	62	43

Total revenue	100	100	100	100

Cost of revenue:
Amortization of capitalized software	—	113	—	55
License and service cost of revenue	38	27	27	40

Total cost of revenue	38	140	27	95

Gross profit (loss)	62	(40)	73	5

Operating expenses:
Sales and marketing	22	172	22	146
Research and development	44	66	40	59
General and administrative	22	56	26	47
Amortization of stock-based compensation	7	(14)	3	(3)
Amortization of goodwill	—	8	—	5
Impairment loss—goodwill	—	53	—	23
Restructuring expense	(1)	8	—	3
Loss on lease termination	—	105	—	45
Impairment loss—equipment held for sale	—	21	—	9

Total operating expenses	94	475	91	334

Operating loss	(32)	(515)	(18)	(329)
Non-cash interest expense	(11)	—	(6)	—
Other income and expense, net	—	—	—	2

Net loss before income taxes and extraordinary item	(43)	(515)	(24)	(327)
Extraordinary gain on extinguishment of debt	4	—	54	—
Provision for income taxes	—	(1)	—	(1)

Net income (loss)	(39)%	(516)%	30%	(328)%

Three and Six Months Ended June 30, 2002 as Compared to Three and Six Months Ended June 30, 2001

Revenue

Viador follows the revenue recognition principles described in Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9. For more information on our revenue recognition policy, refer to “Critical Accounting Policies—Revenue Recognition.”

Total Revenue.    Total revenue decreased by 57% to approximately $1.1 million for the three months ended June 30, 2002 from approximately $2.7 million for the three months ended June 30, 2001. Total revenue decreased by 60% to approximately $2.5 million for the six months ended June 30, 2002 from approximately $6.3 million for the six months ended June 30, 2001. For the three and six months ended June 30, 2002, license revenue accounted for 24% and 38%, respectively, of total revenue and service revenue accounted for 76% and 62%, respectively, of total revenue. The decrease in total revenue in the three and six months ended June 30, 2002 compared to the same periods of 2001 was primarily due to reductions in license revenue resulting from decreased demand for our products and also, a reduction in service revenue associated with reduced demand for our consulting services. The percentage shift toward service revenue is due to lower new customer license revenue caused both by the generally poor economic climate and our financial condition versus the continuing demand from existing customers for customization of their licensed portal products.

License Revenue.    License revenue decreased by 79% to approximately $273,000 for the three months ended June 30, 2002 from approximately $1.3 million for the three months ended June 30, 2001. License revenue decreased by 73% to approximately $1.0 million for the six months ended June 30, 2002 from approximately $3.6 million for the six months ended June 30, 2001. The decrease in license revenue is due primarily to a reduction in software purchases attributable to general adverse economic conditions and customer concerns regarding our viability.

Service Revenue.    Service revenue decreased by 36% to approximately $865,000 for the three months ended June 30, 2002 from approximately $1.3 million for the three months ended June 30, 2001. Service revenue decreased by 42% to approximately $1.6 million for the six months ended June 30, 2002 from approximately $2.7 million for the six months ended June 30, 2001. The decrease in service revenue is primarily due to a decrease in consulting services provided, as well as a decrease in the number of maintenance contracts from the same quarter in the prior year.

Channel Mix.    We distribute our products directly through a direct sales force and indirectly through OEMs, VARs and systems integrators. Indirect channel revenue decreased as a percent of total revenue to 24% in the second quarter of 2002 and 36% in the first six months of 2002, from 46% in the second quarter of 2001 and 52% in the first six months of 2001. Indirect channel revenue decreased both as a percentage of total revenue and in absolute dollars in the first half of 2002 compared to the same periods of the prior year because of the adverse economic conditions. In general, the distribution of revenue among channels will fluctuate in future periods depending on the timing of new product releases, our ability to expand our use of OEM’s and VAR’s, the timing of direct sales to large customer accounts and customer buying patterns.

Customer Concentration.    Customer orders during a particular quarter typically vary considerably in size, from as low as several thousand dollars to over $500,000. One customer accounted for approximately 14% of recognized revenue for the quarter ended June 30, 2002, and 21% for the six months ended June 30, 2002. Because of the large size of some individual customer orders relative to total orders during a quarter, our revenue may fluctuate significantly from one quarter to the next. If a customer who places a large order cancels or reduces the order, or if we are unable to fulfill the order in a timely fashion or are otherwise unable to recognize revenue for the order in the quarter in which it is anticipated, it could result in increased volatility in our revenue.

Geographic Mix.    International revenue (sales outside of the United States) decreased as a percent of total revenue to 9% in both the second quarter and first six months of 2002, from 40% in both the second quarter and first six months of 2001. International revenue for the three and six months ended June 30, 2002 decreased in absolute dollars from the similar period in the prior year because of dramatic reductions made to our European direct sales organization during 2001. We plan to continue to pursue international markets by partnering with OEMs, VARs and distributors throughout the world. International revenue may fluctuate in future periods as a result of competition, the general demand for Internet- and intranet-related products in international markets, and general economic conditions of the regions. See “Risk Factors that May Affect Future Results.”

Deferred Revenue.    Deferred revenue primarily consists of the unrecognized portion of license and service revenue received pursuant to support contracts, consulting and prepaid license royalties. Deferred revenue was approximately $2.5 million as of June 30, 2002 and $2.6 million as of December 31, 2001.

Cost of revenue

Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers, amortization of capitalized software development costs, and an allocation of our facilities, communications and depreciation expenses. Cost of service revenue includes salaries and related expenses for consulting services, customer support, implementation and training services organizations, and costs of contracting with third parties engaged to provide consulting services to customers.

Cost of revenue decreased by 88% to $434,000 for the three months ended June 30, 2002 from approximately $3.8 million for the three months ended June 30, 2001. Cost of revenue decreased to 38% of total revenue for the three months ended June 30, 2002 from 140% for the three months ended June 30, 2001. Cost of revenue decreased by 73% to $681,000 for the six months ended June 30, 2002 from approximately $6.0 million for the six months ended June 30, 2001. Cost of revenue decreased to 27% of total revenue for the six months ended June 30, 2002 from 95% for the six months ended June 30, 2001. The decrease in cost of revenue resulted primarily from the elimination of capitalized software amortization and the significant decline in service revenue. Amortization of capitalized software costs was accelerated in the second quarter of 2001 as our projection of any future revenue from underlying product sales was deemed to be uncertain for purposes of evaluating recoverability.

Gross profit for the three and six months ended June 30, 2002 was 62% and 73% of total revenue compared to (40%) and 5% of total revenue for the three and six months ended June 30, 2001. This increase in gross profit is primarily due to the elimination of capitalized software amortization costs and decreased payroll and overhead expenses resulting from the restructurings undertaken by management during 2001 in order to bring Viador’s cost structure into alignment with its revenue. We cannot predict if our restructuring and cost control efforts will continue to be effective in the future because of our inability to predict economic conditions and the competitive environment. See “Risk Factors that May Affect Future Results.”

Operating Expenses

The majority of our operating expenses are classified into four general categories: sales and marketing, research and development, general and administrative, and amortization of stock-based compensation. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are category specific, each category also includes expenses that may be common to the other categories, such as salaries, employee benefits, bonuses, travel and entertainment costs, telephone expenses, rent, facilities costs and third-party professional service fees. The sales and marketing category of operating expenses includes sales commissions, public relations and advertising, trade shows, marketing collateral materials and web seminars. We allocate the total costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their estimated usage as measured primarily by employee headcount. These allocated charges include facility rent and utilities for the corporate office and depreciation expense for office furniture and equipment.

Viador’s total operating expenses for the three months ended June 30, 2002 were approximately $1.1 million or 94% of total revenue, compared to approximately $12.7 million or 475% of total revenue for the three months ended June 30, 2001. Our total operating expenses for the six months ended June 30, 2002 were approximately $2.3 million or 91% of total revenue, compared to approximately $21.0 million or 334% of total revenue for the three months ended June 30, 2001. The decrease in operating expenses in absolute dollars for the three and six months ended June 30, 2002 compared to the corresponding earlier year resulted from our efforts to streamline our operations and reduce our expenditure levels through restructuring. In connection with our restructurings during 2001, we reduced our headcount significantly and aggressively cut other costs, including costs associated with our office lease. While it is possible that we will have further cost reductions in the future, no such reductions are currently planned. See “Risk Factors that May Affect Future Results.”

Sales and Marketing

Sales and marketing expenses consist of operating expenses associated with Viador’s sales, marketing, international and other business development efforts. Sales and marketing expenses for the three months ended June 30, 2002 were $255,000 or 22% of total revenue, compared to $4.6 million, or 172% of total revenue, in the same period of the prior year. Sales and marketing expenses for the six months ended June 30, 2002 were approximately $543,000 or 22% of total revenue, compared to $9.2 million, or 146% of total revenue, in the same period of the prior year. Sales and marketing expenses decreased in absolute dollars for the three and six months ended June 30, 2002 as compared to the same periods in 2001 primarily due to reduced salaries and related expenses resulting from decreased staffing associated with restructurings in December 2000 and April, June, September and December 2001. We believe that sales and marketing expenses are likely to remain relatively constant or increase in absolute dollars in the near term as we do not currently anticipate further cost containment measures. However, these projections can change should economic and market conditions require alternative actions. See “Risk Factors that May Affect Future Results.”

Research and Development

Research and development expenses consist of operating expenses associated with software development. Research and development expense decreased by 72% to $496,000 or 44% of total revenue in the second quarter of 2002 as compared to $1.8 million or 66% of total revenue for the same period in 2001. Research and development expense decreased by 72% to approximately $1.0 million or 40% of total revenue in the first six months of 2002 as compared to $3.7 million or 59% of total revenue for the same period in 2001. The decrease in research and development expenses was principally due to our reduced use of outside contractors and reduced salary-related expenses from our restructurings in December 2000 and April, June, September and December 2001. We believe that research and development expenses are likely to remain relatively constant or increase slightly in absolute dollars in the near term as we do not currently anticipate further cost containment measures. However, these projections can change should economic and market conditions require alternative actions. See “Risk Factors that May Affect Future Results.”

General and Administrative

General and administrative expenses for all years presented consist primarily of compensation and fees for professional services. General and administrative expenses for the three months ended June 30, 2002 and 2001 were $252,000 or 22% of total revenue in 2002, and $1.5 million or 56% of total revenue in 2001. General and administrative expenses for the six months ended June 30, 2002 and 2001 were approximately $677,000 or 26% of total revenue in 2002, and $3.0 million or 47% of total revenue in 2001. General and administrative expense decreased primarily due to decreased staffing associated with the announced restructurings in December 2000 and April, June, September and December 2001. In addition, general and administrative expense decreased in the second quarter of 2002 as compared to the first quarter of 2002 due to a reversal of $108,000 in accrued litigation expense as a result of a settlement. See Note 9 of Notes to Condensed Consolidated Financial Statements. We believe that general and administrative expenses are likely to remain relatively constant or increase slightly in absolute dollars in the near term as we do not currently anticipate further cost containment measures. However, these projections can change should economic and market conditions require alternative actions. See “Risk Factors that May Affect Future Results.”

Amortization of Stock-based Compensation

Amortization of stock-based compensation primarily consists of charges incurred for employee stock options issued with exercise prices less than the fair market value of our stock at the date of grant. Amortization of stock-based compensation for the three months ended June 30, 2002 and 2001 was $79,000 and ($375,000), respectively. Amortization of stock-based compensation for the six months ended June 30, 2002 and 2001 was $83,000 and ($171,000), respectively. In the second quarter of 2001, a credit to the income statement was recorded as the result of a reversal of accelerated compensation expense previously recognized related to terminated employees. We amortize deferred compensation on an accelerated method as allowed under FASB Interpretation No. 28. During the second quarter of 2002, we incurred obligations to grant options to purchase 515,000 shares of our common stock to certain key advisors, resulting in a $77,000 charge in our financial statements for the three months ended June 30, 2002. If our stock price increases the accounting for these stock-based awards will impact our operating results in the periods over which these options vest. See “Risk Factors that May Affect Future Results.”

Amortization of Goodwill and Impairment Loss—Goodwill

Amortization of goodwill was attributable to the acquisition of a distributor in Switzerland in January 2000 and is based on the straight-line method over the expected period to be benefited, which was five years. Amortization of goodwill for the three months ended June 30, 2001 was $213,000, or 8%, of total revenue. Amortization of goodwill for the six months ended June 30, 2001 was $320,000, or 5%, of total revenue. At December 31, 2000, we performed an impairment evaluation of goodwill. The evaluation was based on current year activities and projected cash flows as compared to the carrying value of goodwill. Our evaluation indicated that the December 31, 2000 balance of $1.7 million was recoverable. At June 30, 2001, we performed a further evaluation of goodwill to determine whether it was recoverable. The evaluation was based on the current year’s activities and projected cash flows as compared to the carrying value of goodwill. This evaluation indicated that the $1.4 million of goodwill remaining unamortized was impaired as actual revenue for the acquired company was significantly below projected revenue and key management personnel terminated employment with the subsidiary located in Switzerland. Consequently, we recorded an impairment charge for the entire remaining unamortized balance in the second quarter of 2001.

Restructuring Expense, Impairment Loss and Loss on Lease Termination

In April and June 2001, we implemented Board-approved restructuring programs to streamline our business and to reduce costs, which resulted in a restructuring expense of approximately $217,000 for severance charges associated with reductions in our United States workforce (55 positions in April and approximately 10 positions later in the year). As of June 30, 2002, we reversed the remaining accrual balance of $9,000 because the restructuring was complete and no further expenditures are anticipated.

In June 2001, we terminated our corporate lease with Alza Corporation, which was scheduled to expire in 2005 in order to reduce future operating expenses. As consideration for early termination, we surrendered our restricted lease deposit of $1.0 million and a significant amount of our office furniture, leasehold improvements and other assets associated with the corporate lease (with a net book value of approximately $1.8 million) to the landlord.

In June 2001, management decided to sell certain equipment. In connection with this decision, we recognized a loss on equipment held for sale of approximately $550,000 for the three and six months ended June 30, 2001.

Interest Expense

On March 18, 2002, Viador received $1.0 million in financing through a private offering of debt and equity securities and a conditional commitment to provide additional financing of up to $2.0 million upon request Mr. Yeung, a current investor. Mr. Yeung’s commitment to provide $2.0 million in additional debt financing is subject to certain conditions relating to Viador’s ability to meet its obligations under the notes and warrants issued to Mr. Yeung and certain business and financial conditions, including changes in equity ownership, composition of Viador’s management team and any change in control. Mr. Yeung has discretion in determining whether Viador meets the foregoing conditions and ultimately whether to provide any additional financing. For more information regarding this debt financing, see Note 3 of the Notes to Condensed, Consolidated Financial Statements.

As consideration for the funds and the commitment to provide additional funds, Viador issued a convertible promissory note and two warrants to Mr. Yeung. The note has a principal amount of $1.0 million and is convertible into 16,711,230 shares of Viador’s common stock. The note accrues interest at a stated rate of 1% per year and matures on March 18, 2004.

We calculated the fair value of the warrants using the Black-Scholes option pricing model and the following assumptions: no dividends; contractual life of 3 years; risk-free interest rate of 3.1%; and expected volatility of 187%, resulting in a value of the warrants of approximately $372,000. Of the $1.0 million gross proceeds, we allocated $372,000 to the warrants and $628,000, the remaining proceeds, to the beneficial conversion feature. Accordingly, we recorded the beneficial conversion feature of the convertible note of $628,000 and the $372,000 of warrants to additional paid-in capital and initially recorded the carrying value of the note at zero. The carrying value of the note is being accreted to its face value of $1.0 million over the term of the note (24 months) using the straight-line interest method, resulting in a non-cash interest charge of $125,000 during the second quarter of 2002 and $146,000 in the first six months of 2002. In connection with this financing, we incurred a commission payable to Mr. Yeung in the amount of $60,000, which was recorded as an offset to the proceeds from this arrangement. As of June 30, 2002 the carrying amount of the note payable of $146,000 was net of the unamortized discount of $854,000.

Other Income and Expense, Net

Other income and expense, net, decreased to an income of $4,000 for the three months ended June 30, 2002 from income of approximately $13,000 for the three months ended June 30, 2001. Other income and expense, net, decreased to zero for the six months ended June 30, 2002 from income of approximately $99,000 for the six months ended June 30, 2001. This decrease was due to a reduction in interest-bearing cash and investment balances.

Extraordinary gain on extinguishment of debt

In the first quarter of 2002, we consummated workout agreements with certain of our creditors, representing approximately $1.8 million of our outstanding accounts payable. These creditors released us from any obligation to repay any such amounts in exchange for payment of 25% of the total debt we owed them as of September 30, 2001. We paid the creditors that were party to the workout agreements their respective agreed upon amounts aggregating approximately $467,000, resulting in the recognition of an extraordinary gain on extinguishment of debt of $1.3 million.

In the second quarter of 2002, Viador recorded an extraordinary gain on extinguishments of debt to reflect settlement of an outstanding debt of $63,000 with a payment of $16,000. Separately, in April 2002, Viador settled with a vendor for 25% of an outstanding balance of $4,000 with a payment of $1,000, which also resulted in an extraordinary gain.

Provision for Income Taxes

Provision for income taxes was $7,000 and zero for the three months and six months ended June 30, 2002. We incurred a loss for the three and six month periods ended June 30, 2001, and therefore, only a provision of $28,000 was recorded during the three months ended June 30, 2001 for taxes on foreign operations. The net deferred tax assets as of June 30, 2002 were zero, net of a valuation allowance. Realization of Viador’s net deferred tax assets depends on Viador generating sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences and from net operating loss and credit carryforwards.

During the quarter ended March 31, 2002, Viador recorded income from cancellation of indebtedness of $1.3 million that was not allowable in pre-tax income for tax purposes. This was because the income from the discharge of indebtedness is not included in pre-tax income for tax purposes when a company’s liabilities exceed the fair value of its assets. Viador is instead required to reduce its current year net operating income for tax purposes by this $1.3 million income from the discharge of indebtedness, resulting in a net operating loss for income tax purposes.

Net Income or Loss

For the three months ended June 30, 2002 net loss was $432,000 or 39% of total revenue compared to a net loss of $13.8 million or 516% of total revenue for the three months ended June 30, 2001. For the six months ended June 30, 2002 net income was $753,000 or 30% of total revenue compared to a net loss was $20.6 million or 328% of total revenue for the six months ended June 30, 2001.

Liquidity and Capital Resources

From our inception, we have financed our operations primarily through an initial public offering and private equity placements totaling approximately $63.8 million. As of June 30, 2002, we had an accumulated deficit of approximately $76.0 million and cash and cash equivalents of approximately $1.4 million. We had a net loss of approximately $432,000 for the three months ended June 30, 2002 and net income of approximately $753,000 for the six months ended June 30, 2002, and we had net losses of approximately $24.5 million for the year ended 2001, $29.3 million for the year ended 2000 and $13.3 million for the year ended 1999. The size of our accumulated deficit, our losses since inception and our ongoing need for capital to continue our operations raises substantial doubt as to our ability to continue as a going concern. We expect to continue to use cash in operations and to incur operating losses in the foreseeable future. We obtained $1.0 million in debt financing in the first quarter of 2002, as well as a commitment for up to $2.0 million in additional debt financing subject to our meeting certain financial and business conditions. There can be no assurance that we will be successful in our efforts to control expenses, generate sufficient revenue or obtain additional financing. Failure to reduce and control expenses, generate sufficient revenue and/or to obtain additional financing will result in a material adverse effect on our ability to meet our business objectives and continue as a going concern. Absent debt or equity financing beyond the $2.0 million currently committed to us, and excluding significant expenditures required for our major projects, we currently anticipate that the cash on hand and anticipated cash flow from operations will only be adequate to fund our operations in the ordinary course of business for the next twelve months. For additional information, see Notes 1 and 3 of the Notes to Condensed Consolidated Financial Statements.

As of June 30, 2002, our principal source of liquidity was $1.4 million in cash and cash equivalents, representing a $931,000 increase from the December 31, 2001 balance of $518,000. Net cash used by operating activities for the six months ended June 30, 2002 was approximately $42,000, while net cash used for the six months ended June 30, 2001 was approximately $9.8 million. For the six months ended June 30, 2002, this use of cash resulted primarily from decreases in accounts payable and deferred revenue, offset in part by our increase in accounts receivable. Net cash provided by investing activities for the six months ended June 30, 2002 was approximately $17,000. Net cash used in investing activities for the six months ended June 30, 2001 was $211,000. Net cash provided by financing activities for the six months ended June 30, 2002 was approximately $940,000 and resulted from the net proceeds from the issuance of a convertible note payable and warrants. Net cash used in financing activities for the six months ended June 30, 2001 was approximately $6.0 million, resulting from the repayment of a bank line of credit and a note payable assumed in an acquisition.

Viador’s principal commitments as of June 30, 2002 consisted of obligations under noncancelable operating leases for monthly rent. We have no present commitments or arrangements assuring us of any future equity or debt financing other than the $2.0 million conditional commitment from Mr. Yeung, a current investor, discussed further in Note 3 to the Notes to Condensed Consolidated Financial Statements. This conditional commitment to provide $2.0 million in additional debt financing is subject to Viador’s ability to meet its obligations under the notes and warrants issued, and certain business and financial conditions, including changes in our equity ownership, composition of our management team and any change in control. Mr. Yeung has discretion in determining whether Viador meets the foregoing conditions and ultimately whether to provide any additional financing. We cannot assure you that these funds will be available to us or that any further equity or debt financing will be available to us on favorable terms, or at all.

We are currently attempting to raise additional financing to fund our operations. There can be no assurance that we will be successful in our efforts to reduce expenses or to obtain additional financing. Failure to reduce and control expenses, generate sufficient revenue and/or to obtain additional financing will result in a material adverse effect on our ability to meet our business objectives and continue as a going concern. Based on our assumptions, which we believe are reasonable, we believe we may have sufficient cash to reach profitability provided that we meet the revenue and expense goals contained in our business plan.

Our liquidity and capital requirements depend on numerous factors discussed under the section entitled “Risk Factors That May Affect Future Results.” Factors such as the ability to expand our customer base, the level of investment in our business, the level of expenditures for marketing and sales, the level of investment in distribution, customer service and other capabilities would also increase our liquidity requirements. The timing and amount of these capital requirements cannot be accurately predicted.

Our financial statements were prepared on the assumption that we will continue as a going concern. The report of our independent accountants for the year ended December 31, 2001 acknowledged that we have incurred losses in each of the last three fiscal years. These conditions raise substantial doubt as to our ability to continue as a going concern. Our financial statements included herein do not include any adjustments that might result should we be unable to continue as a going concern.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

Risks Related to Viador

We may seek protection, or be the subject of involuntary proceedings, under the Federal Bankruptcy Code.

We may seek protection under Chapter 11 of the Federal Bankruptcy Code. Additionally, we are subject to the risk that creditors may seek to commence involuntary bankruptcy proceedings against us. If we file for Chapter 11 protection, or if involuntary proceedings are commenced against us by our creditors, our creditors or other parties in interest may be permitted to propose their own plan, and we could be unsuccessful in having a plan of reorganization confirmed that is acceptable to the requisite number of creditors and holders entitled to vote on such a plan. This could lead to our inability to emerge from Chapter 11. Moreover, once bankruptcy proceedings are commenced, either by the filing of a voluntary petition or if an involuntary petition is filed against us, our creditors could seek our liquidation. If a plan were consummated or if we were liquidated, it would almost certainly result in our creditors receiving less than 100% of the face value of their claims, and in the claims of our equity holders being cancelled in whole. In addition, during any bankruptcy or similar proceeding, we would need court approval to take any actions out of the ordinary course of business, which would result in our inability to manage the normal operations of the company and which would cause us to incur additional costs associated with the bankruptcy process. Any bankruptcy or similar proceeding will cause us to be in default on our convertible note payable. See Note 3 of Notes to Condensed Consolidated Financial Statements for more information on this note.

There is substantial doubt about our ability to continue as a “going concern.”

The Independent Auditor’s Report issued in connection with Viador’s audited financial statements included in our Form 10-K/A for the year ended December 31, 2001, expresses substantial doubt about our ability to continue as a going concern, due to the lack of sufficient sources of revenue and our dependence on our ability to raise capital from stockholders or other sources to sustain operations.

Although we reported net income of $753,000 for the first six months of 2002, our recurring net losses, including $20.6 million for the six months ended June 30, 2001 and $24.5 million for the year ended December 31, 2001, raise substantial doubt regarding Viador’s ability to continue as a going concern. In 2001, our revenue was not sufficient to support our operations, and revenue will not be sufficient to support operations until such time, if any, that Viador’s enterprise information portal software gains substantial market acceptance. We expect to continue to use cash in operations and to incur operating losses in the foreseeable future.

As a result of questions concerning our status as a going concern, our customers and vendors may decide not to do business with us.

Due to concerns regarding our ability to continue operations, customers and vendors may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. Additionally, we are currently experiencing some resistance in the marketplace and we believe that one of the several factors for this resistance is related to concerns regarding our ability to continue our business as a going concern. In any event, if customers and vendors decide not to conduct business with us, our revenue would decrease further, and our business will suffer significantly.

We cannot predict whether we will be successful because we have a short operating and sales history.

We were founded in 1995, and began offering software products in the third quarter of 1996. Our primary product, the Viador E-Portal, was first shipped in the first quarter of 1999. We introduced Viador Portlets in the second quarter of 2000 and Viador E-Portal Express in the fourth quarter of 2000.

We have made significant investments in our sales and marketing programs, personnel recruitment, product development and infrastructure and have experienced significant losses on a quarterly and annual basis in the past. You must consider us and our prospects in light of the risks and difficulties encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate us and our prospects.

Our ability to address these risks depends on a number of factors, which include our ability to:

•	provide software that is reliable, cost-effective and able to accommodate significant increases in the number of users and amount of information;

•	market the Viador E-Portal, our other products and the Viador brand name effectively;

•	continue to grow our infrastructure to accommodate new developments in the enterprise information portal software market and increased sales;

•	retain and motivate qualified personnel; and

•	respond to competition.

We may not be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and your investment in our capital stock will decline in value.

Failure to raise additional capital will have a material adverse effect on our ability to operate as a going concern.

We may have insufficient capital to fund our operations and business objectives through the next 12 months. We are actively seeking financing for our current capital needs through the sale of additional equity and/or the issuance of debt. However, the significant contraction in the capital markets, particularly in the technology sector, combined with our early stage of commercial operations has made it difficult to raise additional capital. If we do not obtain additional cash funding, the carrying amounts of certain assets, including property, equipment and capitalized software development costs may not be recovered.

Additional future equity or debt financing may not be available to us on favorable terms or at all. Future borrowing instruments such as credit facilities and lease agreements are also likely to contain restrictive covenants and will likely require us to pledge assets as security for borrowings under those future arrangements. In addition, our failure to file timely with the SEC the Form 10-Q due for the quarterly period ended June 30, 2002 will make it more difficult for us to raise capital through public offerings of our stock. Failure to raise sufficient additional capital would have a material adverse effect on our ability to operate as a going concern or to achieve our business objectives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our cost-cutting efforts may harm our business.

Our management has implemented plans designed to reduce our cash requirements through a combination of reductions in equipment purchases and operating expenditures, including significant reductions in our workforce during 2001. However, there can be no assurance that these plans will be successful or that the implementation of these plans will not have a material adverse effect on our business, financial condition or results of operations.

Our business currently depends on revenue related to the Viador E-Portal, and it is uncertain whether the market will increasingly accept this product.

We generate most of our revenue from licenses and services related to the products comprising the Viador E-Portal. We expect that these products, and future upgraded versions of these products, will continue to account for a large portion of our revenue for the foreseeable future. Our future financial performance will depend on increasing acceptance of our current products and on the successful development, introduction and customer acceptance of new and enhanced versions of our products. Our business could be harmed if we fail to deliver the enhancements to our products that customers want.

The market for enterprise information portal software is still in its infancy as an emerging technology and there can be no assurance that customers will adopt our products. Accordingly, we cannot accurately estimate the potential demand for our products and services. We believe that market acceptance of our products and services depends principally on our ability to:

•	effectively market the Viador E-Portal, our other products and our services;

•	retain a sufficient number of qualified sales and marketing personnel;

•	provide high-quality and reliable customer support for our products;

•	distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;

•	develop a favorable reputation among our customers, potential customers and participants in the software industry; and

•	withstand downturns in general economic conditions or conditions that would slow corporate spending on software products.

Some of the foregoing factors are beyond our control. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

Our services consist of maintenance, support, consulting and training. Service revenue represented 62% of total revenue for the six months ended June 30, 2002 and 43% for the six months ended June 30, 2001. For the year ended December 31, 2001, service revenue represented 49% of total revenue. We anticipate that service revenue will fluctuate as a percentage of total revenue in the future. If service revenue is less than anticipated, our fixed costs of providing services will exceed our service revenue and our operating results could be materially adversely affected.

Continuing uncertainty of the U.S. economy, which has spread to Europe and Asia, may have serious implications for the growth and stability of our business.

The revenue growth and profitability of our business depends significantly on the overall demand for software products, particularly in the product segments in which we compete. Softening demand for these products caused by ongoing economic uncertainty may result in decreased revenue or earnings levels or growth rates. The U.S. economy has weakened and market conditions continue to be challenging. This weakening has resulted in individuals and companies delaying or reducing expenditures. Further delays or reductions in spending could have a material adverse effect on demand for our services, and consequently on our business, operating results, financial condition, prospects and stock price. In addition, the terrorist acts of September 11, 2001 and subsequent terrorist activities have created an uncertain economic environment and we cannot predict the impact of these events, or of any related military action, on our customers or business. We believe that these events may cause some businesses to further curtail or eliminate spending on technology related to our products.

We have a history of losses and may not be able to achieve profitability in the future.

Since our inception, we have experienced recurring operating losses, negative cash flows from operations and net losses in each quarterly and annual period with the exception of the most recent quarter, in which we achieved an insignificant operating profit. As of June 30, 2002, we had an accumulated deficit of approximately $76.0 million. Revenue from our software and related services may not be sufficient to make, or keep us profitable in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis, particularly to the extent that we face a weak economic environment and significant competition.

Class action litigation due to stock price volatility could lead to substantial costs and divert our management’s attention and resources.

In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in the software industry, particularly those whose product offerings are related to the Internet, are especially vulnerable to this kind of litigation due to the high volatility of their stock prices. Accordingly, we have been the target of securities litigation, such as the class action lawsuit filed against us by The Plaintiffs’ Executive Committee. Securities litigation could result in substantial costs and could divert our management’s attention and resources from business operations. For further information regarding the lawsuit, see Item 1, “Legal Proceedings” in Part II of this Form 10-Q.

Our operating results in one or more future periods may fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

We may experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

•	demand for and market acceptance of our products and services, both domestically and internationally;

•	introduction of products and services or enhancements by us and our competitors;

•	competitive factors that affect our pricing;

•	the mix of products and services we sell;

•	the size and timing of customer orders, particularly large orders, some of which represent more than 10% of total revenue during a particular quarter;

•	retention of key personnel;

•	conditions specific to the enterprise information portal market and other general economic factors;

•	changes in generally accepted accounting policies, especially those related to the recognition of software revenue; and

•	new government legislation or regulation.

We typically receive 50% to 70% of our orders in the last month of each fiscal quarter because our customers often delay purchases of products until the end of the quarter and our sales organization and our individual sales representatives strive to meet quarterly sales targets. Because a substantial portion of our costs are relatively fixed and based on anticipated revenue, a failure to book an expected order in a given quarter will likely not be offset by a corresponding reduction in costs and, therefore, could adversely affect our operating results for that quarter. Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and cannot be relied upon as indicators of future performance. In future periods, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall significantly.

Because our customers’ orders vary substantially in size, our quarterly operating results are difficult to forecast and may fluctuate.

Customer orders during a particular quarter typically vary considerably in size, from as low as several thousand dollars to over one million dollars. Because of the large size of some individual customer orders relative to total orders during a quarter, our revenue may fluctuate significantly from one quarter to the next. If a customer who places a large order cancels or reduces the order, or if we are unable to fulfill the order in a timely fashion or are otherwise unable to recognize revenue for the order in the quarter in which it is anticipated, it could result in increased volatility in our revenue and stock price.

Since our sales cycle is long, unpredictable and subject to seasonal fluctuations, it is difficult to accurately forecast our revenue; if we fail to achieve our forecasted revenue, our operating results will suffer.

The typical sales cycle of our products is long and unpredictable and requires both a significant capital investment decision by our customers and the education of potential customers regarding the use and benefits of our products. Our sales cycle is generally between three and nine months long. A successful sales cycle typically includes presentations to both business and technical decision makers. The implementation of our products involves a significant commitment of resources by prospective customers. Accordingly, a purchase decision for a potential customer typically requires the approval of several senior decision makers. Our sales cycle is also affected by the business conditions of each prospective customer. Due to the relative importance of many of our individual product sales, a lost or delayed sale could adversely affect our quarterly operating results. Our sales cycle is also affected by seasonal fluctuations as a result of our customers’ fiscal year budgeting cycles and slow summer purchasing patterns overseas. Also, we expect revenue to be higher in the fourth quarter than in other quarters of the year since many customers strive to spend unused budgeted dollars before the end of the year.

If our software contains errors, we may lose customers or experience reduced market acceptance of our products.

Our software products are inherently complex and may contain defects and errors that are detected only when the products are in use. In addition, some of our customers may require enhanced customization of our software for their specific needs, and these modifications may increase the likelihood of undetected defects or errors. Further, we often render implementation, consulting and other technical services, the performance of which typically involves working with sophisticated software, computing and networking systems, and we could fail to meet customer expectations as a result of any defects or errors. As a result, we may lose customers, customers may fail to implement our products more broadly within their organization and we may experience reduced market acceptance of our products. Our products are designed to facilitate the secure transmission of sensitive business information to specified parties outside the business over the Internet. As a result, the reputation of our software products for providing good security is vital to their acceptance by customers. Our products may be vulnerable to break-ins, theft or other improper activity that could jeopardize the security of information for which we are responsible. Problems caused by product defects, failure to meet project milestones for services or security breaches could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of research and development resources, harm to our reputation, increased insurance costs or increased service and warranty costs. To address these problems, we may need to expend significant capital resources that may not have been budgeted.

Product liability claims could harm our business.

Our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter this type of claim in the future. Product liability claims brought against us, whether or not successful, could divert the attention of our management and key personnel and could be expensive to defend.

We may be unable to maintain or grow our international operations, which could slow or undermine our overall growth.

Sales from outside the United States accounted for 9% of our total revenue for the six months ended June 30, 2002 and 40% for the six months ended June 30, 2001. For the year ended December 31, 2001, we derived 19% of our total revenue from sales outside the United States. We derive our international revenue primarily from sales in Canada, Europe and Asia Pacific. We intend to continue to pursue international markets by partnering with OEMs, VARs and distributors, and anticipate that in the foreseeable future a significant portion of our revenue may be derived from sources outside the United States. If we are unable to maintain or grow our international operations, it could slow or undermine our overall growth.

We have not identified any material risk associated with doing business in Canada, other than risk associated with foreign currency exchange rate fluctuations. In Japan, we have an exclusive distribution relationship with Mitsui. We also face country-specific risks in Europe and the Asia-Pacific region, such as fluctuation in currency exchange rates, general economic conditions in Europe and the Asia-Pacific region and regulatory uncertainties associated with being a foreign company doing business in those geographic areas.

Our international operations are subject to a number of risks, including:

•	costs of customizing our products for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	dependence on the performance of local resellers and other strategic partners;

•	adoption of general Internet technologies in each international market;

•	compliance with multiple, conflicting and changing governmental laws and regulations;

•	longer sales and payment cycles;

•	import and export restrictions and tariffs;

•	difficulties in staffing and managing international operations;

•	greater difficulty or delay in accounts receivable collection;

•	foreign currency exchange rate fluctuations;

•	multiple and conflicting tax laws and regulations; and

•	political and economic instability.

If our plan to sell the Viador E-Portal directly to customers is not successful, we may not be able to grow our revenue.

We sell our products primarily through our domestic direct sales organization and we support our customers with our technical and customer support staff in several field offices. Our ability to achieve revenue growth in the future will depend on our ability to recruit and train sufficient technical, customer and direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. Our inability to rapidly and effectively expand our direct sales force and our technical and support staff could reduce or eliminate our growth and cause our stock price to fall.

We depend on technology licensed from third parties and, if we do not maintain those license arrangements, this could result in delays in shipping our products and services, which could harm our business.

We license our search engine technology, which is integrated into the Viador E-Portal, from Inktomi. This technology provides users of our products with the ability to search and classify information. We also license JRUN, a Java servlet engine from Macromedia, which is necessary for users to access the Viador E-Portal. This software may not continue to be available on commercially reasonable terms, or at all. Our loss of or inability to maintain either of these technology licenses could result in delays in the sale of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could harm our business.

If we do not manage the recent reduction in our workforce, it could have a material adverse effect on our business.

During the year ended December 31, 2001, we reduced our workforce by a total of 173 people to reduce costs. At June 30, 2002, our workforce totaled 31 employees. It is possible that we will have further workforce and cost reductions in the future.

Any failure to manage the impact of the workforce reduction on our product development schedules, our ability to retain remaining personnel, or our ability to recruit new employees in the future could have a material adverse effect on our business, operating results and financial condition.

If we are unable to motivate and retain our personnel, it could have a material, adverse effect on our business.

Our success depends in large part on our ability to motivate and retain highly skilled employees on a timely basis. Our workforce reductions and any future workforce reduction could result in some disruption in our ongoing operations and harm our efforts to motivate existing employees. Our failure to retain highly skilled personnel may limit the rate at which we generate revenue and develop new products or product enhancements. This could have a material adverse effect on our business, operating results and financial condition.

Loss of our executive officer could harm our business.

Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of Stan X. Wang, our president and chief executive officer. The loss of the services of Mr. Wang would harm our business and operations. In addition, we have not obtained life insurance benefiting us on any of our employees or entered into employment agreements with our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed.

If we do not successfully recruit and retain skilled personnel for permanent management positions, we may not be able to effectively implement our business objectives.

We have experienced significant personnel changes at the senior management level. During 2001, Dick Warmington resigned as interim president and chief executive officer and Alice Pilch resigned as chief financial officer. We appointed Stan X. Wang president and chief executive officer in August 2001. Nathan A. Cammack was appointed chief financial officer in October 2001 and resigned in July 2002. On October 1, 2001, Don Cochrane resigned as vice president of worldwide sales and marketing. We have not yet appointed a new vice president of worldwide sales and marketing or chief financial officer. We cannot predict how these changes in management will affect our business. However, if we fail to recruit and retain qualified individuals to permanently serve in these senior management positions, our business, financial condition and results of operations will be seriously harmed.

We may not be able to recruit and retain personnel, which would impair our ability to sustain operations.

We are highly dependent on certain members of our management and engineering staff, including, without limitation, our chief executive officer and our chief financial officer. The loss of one or more of these officers could impede the achievement of our business objectives. Furthermore, recruiting and retaining qualified financial and technical personnel is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel for our business. Competition for employees in our industry is intense. Our ability to attract and retain skilled and experienced personnel may be adversely impacted by limitations on our ability to issue stock options due to the delisting of our common stock from the Nasdaq National Market System. For the remainder of fiscal 2002, we anticipate granting a significant number of options to purchase our common stock to certain key employees and advisors. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms, and the granting of stock options to key advisors who are not employees will result in a charge to operating expense, which will negatively impact our results of operations.

If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our products or product presentation, which would undermine the relative appeal of our products to customers and reduce our sales.

We believe that proprietary rights are important to our business. We principally rely upon a combination of patent, copyright, trademark and trade secret laws as well as contractual restrictions to protect our proprietary technology. We have filed applications seeking U.S. patents on two inventions. However, patents for these inventions may not be issued and it is possible that these and any other patents issued to us may be circumvented by our competitors or otherwise may not provide significant proprietary protection or commercial advantage to us. Similarly, our trademark, service mark and copyright rights may not provide significant proprietary protection or commercial advantage to us, and the measures we take to maintain the confidentiality of our trade secrets may be ineffective. If we are unable to effectively protect our proprietary rights, our competitors may be able to copy important aspects of our products or product message, which would undermine the relative appeal of our products to customers and thus reduce our sales.

If our products infringe upon the proprietary rights of others, we may be forced to pay high prices to license new technology or stop selling our products.

Our commercial success will also depend in part on our not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third- party proprietary rights will require us to develop alternative technology or to alter our products or processes, obtain licenses or cease certain activities. If any licenses of that type are required, we may not be able to obtain those licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer. Litigation, which could result in substantial cost to us, may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights.

Risks Related To Our Industry

The markets in which we compete are highly competitive, and we may not be able to compete effectively.

The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition comes from independent software vendors of corporate portal software. We also compete with business intelligence software vendors, large application software vendors, and application server vendors providing a portal add-on. Business intelligence software is installed on a personal computer and permits the analysis of information in databases. We also face indirect competition from potential customers’ internal development efforts. We cannot assure that we will be able to successfully compete against current and future competitors, or that competitive pressures we face will not materially adversely affect our business, prospects, operating results and financial condition.

If we fail to manage technological change or effectively respond to changes in customer needs, demand for our products and services will drop and our business will suffer.

The market for enterprise information portals is still in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

•	our technology or systems may become obsolete upon the introduction of alternative technologies;

•	the technological life cycles of our products are difficult to estimate;

•	we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

•	the price of the products and services we provide may decline as rapidly as, or more rapidly than, the cost of any competitive alternatives.

We may not be able to effectively respond to the technological requirements of the changing market for enterprise information portals. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for those technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, demand for our products and services will drop and our business will suffer.

Our business and prospects will suffer if we are unable to adequately respond to customer demands.

We expect that our customers increasingly will demand additional information and reports with respect to the services we provide. In addition, if we are successful in implementing our marketing strategy, we also expect the demands on our technical support resources to grow rapidly, and we may experience difficulties in responding to customer demand for our services and providing technical support in accordance with our customers’ expectations. We expect that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. We may not be able to keep pace with any growth, successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a business in our evolving and increasingly competitive industry. If we are unable to address these customer demands, our business and prospects will suffer.

Our future success will depend upon the ability of our products to work with a large variety of hardware, software, database and networking systems.

We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. To gain broad market acceptance, we believe that we may have to support an increased number of systems in the future. We currently develop our products on Microsoft Windows NT and Solaris. Therefore, we experience a delay when we adapt our products to be installed on other major servers. A delay in any rollout of our product onto a new system could adversely affect our revenue and operating results. There can be no assurance that we will adequately expand our data source and system coverage to service potential customers, or that the expansion will be sufficiently rapid to meet or exceed the system and data source coverage of our competitors. The success of our products will depend on various factors, including the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as or better than competitive offerings. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we are developing and with new software being developed by third parties. We cannot assure you that we will successfully develop and market product enhancements or new products that respond to these technological changes, shifting customer tastes or evolving industry standards, or that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. If we are unable to develop and introduce new products or enhancements of existing products in a timely manner or if we experience delays in the commencement of commercial shipments of new products and enhancements, our business will suffer.

We rely on a continuous power supply.

In the summer of 2001, California experienced an energy crisis that could disrupt our operations and increase our expenses of our California facilities. In the event of an acute power shortage, that is, when power reserves for the State of California fall below certain critical levels, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have adequate backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our California facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Investment Portfolio

Viador places its investments in instruments that meet high credit quality standards, as specified in Viador’s investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer, or type of instrument. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our cash and cash equivalent investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. At June 30, 2002 and December 31, 2001, we held no interest-bearing investments.

Impact of Foreign Currency Exchange Rate Change

We develop products in the United States and market our products in North America, Europe and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. No foreign currency derivatives were purchased or written during the three or six months ended June 30, 2002.

VIADOR.COM LTD. AND SUBSIDIARIES
UNAUDITED QUARTERLY ACTUAL OPERATING RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL INFORMATION

See the Consolidated Financial Statements and Financial Statement Schedule of Viador and its subsidiaries filed as part of this Proxy Statement and listed on the index to financial statements set forth in this proxy statement.

COMPARATIVE MARKET PRICE DATA

Our common stock traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol “VIAD” from October 26, 1999 until it was delisted on October 31, 2001. Subsequent to October 31, 2001, our common stock has traded on the Nasdaq National Market Over-the-Counter Bulletin Board. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market and the Nasdaq Over-the-Counter Bulletin Board for our common stock for the periods indicated.

	High	Low
Fiscal 2000:
First Quarter	$64.81	$25.75
Second Quarter	$49.00	$7.13
Third Quarter	$17.18	$8.50
Fourth Quarter	$8.87	$1.00
Fiscal 2001:
First Quarter	$1.88	$0.41
Second Quarter	$1.35	$0.34
Third Quarter	$0.43	$0.12
Fourth Quarter	$0.20	$0.06
Fiscal 2002:
First Quarter	$0.26	$0.05
Second Quarter	$0.33	$0.17

Because the market price of our common stock is subject to fluctuation, the market value of the shares of our common stock may increase or decrease. We have never declared or paid any cash dividends on our common stock since our incorporation and anticipate that for the foreseeable future, we will continue to retain any earnings for use in our business.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

Set forth below is the book value per share of common stock of Viador as of December 31, 2001 and December 31, 2000, and as of June 30, 2002.

	Fiscal Year Ended		Six Months Ended June 30, 2002
	December 31, 2000	December 31, 2001
Book value per share of common stock outstanding	$0.98	$(0.10)	$(0.01)

Our financial results for each of our last two fiscal years and for the six months ended June 30, 2002 cannot be reflected in a ratio of earnings to fixed charges, because we have generated only operating losses for each such period and have had no fixed charges. For the same reason, we have no deficiency to disclose for our last two fiscal years and for the six months ended June 30, 2002.

DIVIDENDS

We have not declared a dividend since our initial public offering in December 1999.

THE MERGER

The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety.

Our board of directors has determined that the merger is advisable and in the best interests of Viador and our stockholders and that the merger is fair to our unaffiliated stockholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote “FOR” adoption of the merger agreement and approval of the merger. Our board of directors expressed no opinion as to the fairness of the merger to MASBC and its affiliates or to the fairness, either to the recipients or to our other stockholders, of the consideration to be received by the separately selling stockholders. See “Special Factors—Recommendations of our Board Of Directors.”

Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a unanimous vote. Three of our directors, Stan Wang, Jun Song and Zihan Wang, recused themselves from voting in light of their positions as members of the board of directors of MASBC and the stock investment in MASBC by Zihan Wang and Stan Wang. See “Special Factors—Recommendations of our Board Of Directors.”

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. Also, some of our directors, officers and employees have sold or may agree to sell some of their shares of our common stock to MASBC’s wholly-owned subsidiary in a separate transaction. See “Special Factors—Background of Merger—Share Merger Agreement” and “Special Factors—Relationships Among MASBC and Our Directors and Our Officers—Investment Agreement.”

EFFECTIVE TIME OF THE MERGER

If the merger agreement is adopted and the merger is approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Viador and MASBC and provided in the certificate of merger. If the merger agreement is adopted and the merger is approved by our stockholders, we expect to complete the merger as soon as practicable after the special meeting. The parties currently intend to complete the merger as soon as possible after the stockholders meeting on             , 2002.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

At or prior to the effective time of the merger, MASBC will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $0.075 per share merger consideration to all of our stockholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to our stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

As soon as reasonably practicable after the effective time of the merger, but in no event later than five business days after the effective time, MASBC will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $0.075 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your $0.075 per share merger consideration and your stock certificates will be cancelled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration also will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to New Viador.

If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of New Viador that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

From and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the $0.075 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

At the effective time of the merger, our stock ledger with respect to shares of our common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

After 60 days following the effective time of the merger, the paying agent will, on demand, deliver to New Viador all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to New Viador and receive the $0.075 per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against New Viador than may be accorded to general creditors of New Viador under applicable law. None of MASBC, Viador or New Viador will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

ACCOUNTING TREATMENT

The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among New Viador’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

The total amount of funds required to consummate the merger and to pay MASBC’s related fees and expenses is estimated to be approximately $250,000. MASBC plans to fund the purchase price through cash and other capital resources on hand. On a pro forma basis, giving effect to the purchase of the management shares under the stock purchase agreement, MASBC’s consolidated cash, cash equivalents and certificates of deposit were $1.275 million as of September 27, 2002. The merger is not conditioned on any financing arrangements and MASBC has represented to us in the merger agreement that it has sufficient funds available to pay the aggregate merger consideration to our stockholders.

The approximate fees and expenses in connection with the merger are:

Fees and Expenses	Amount
Viador legal, accounting and other professional fees	$120,000
MASBC legal, accounting and other professional fees	$22,000
Printing, proxy solicitation and mailing costs	$3,000
Filing fees	$505
Paying agent fees	$5,000
Total	$150,505

The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger agreement, the merger, the filing and mailing of the proxy statement, the filing of a Schedule 13E-3, and the solicitation of stockholder votes, except as otherwise provided under “The Merger—The Merger Agreement—Termination Fees; Expenses.” None of these costs and expenses will reduce the $0.075 per share merger consideration to be received by our stockholders.

APPRAISAL RIGHTS

In general, under Delaware law, if (i) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (ii) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Section 262 is reprinted in its entirety as Appendix B to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix B. You should review this discussion and Appendix B carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you:

•	make the demand described below with respect to your shares;

•	are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262; and

•	neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing;

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes “fair value” of a corporation’s stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been analyses like those made by Salomon Smith Barney based on comparable companies and comparable transactions. Salomon Smith Barney’s analyses addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock other than MASBC and its subsidiaries and other than the separately selling stockholders, and were not prepared for purposes of estimating “fair value” in any appraisal proceedings. There can be no assurances that the valuation methodologies that the Delaware Court of Chancery might employ in the event that you exercise your appraisal rights will be consistent with those used by Salomon Smith Barney. In addition, the court’s assessment of “fair value” may be higher or lower than that determined by these analyses or the $0.075 per share merger consideration.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix B.

If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See “Introduction—Voting and Revocation of Proxies.”

Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (ii) check either the “Against” or the “Abstain” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, as such holder’s name appears on the holder’s certificate, and must reasonably inform us of the holder’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

Viador, Inc.
977 Benecia Avenue
Sunnyvale, CA 94085
Attention: Corporate Secretary

The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, New Viador must provide notice of the effective time of the merger to you if you have complied with Section 262.

Within 120 days after the effective time of the merger, either New Viador or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. Viador does not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on New Viador. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from New Viador a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after New Viador has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon New Viador, New Viador will then be obligated within 20 days to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Court of Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the “fair value” of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

You should be aware that investment advisors’ opinions as to fairness, from a financial point of view, are not opinions as to “fair value” under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors, including market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to New Viador a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (i) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of New Viador and (ii) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

If you fail to comply fully with the statutory procedure set forth in Section 262, you will forfeit your rights of appraisal and will be entitled to receive the $0.075 per share merger consideration for your shares. Consequently, any stockholder wishing to exercise appraisal rights should consult legal counsel before attempting to exercise these rights.

REGULATORY APPROVALS

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain mergers and acquisitions may not be consummated unless notice has been given, and specified information has been furnished, to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The merger is not subject to the requirements of the Hart-Scott-Rodino Act or any other regulatory approvals.

THE MERGER AGREEMENT

The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, and is incorporated herein by reference.

GENERAL

The merger agreement provides for MASBC Acquisition Corporation to merge with and into us. New Viador will be the surviving corporation in the merger and a wholly-owned subsidiary of MASBC.

DIRECTORS AND OFFICERS OF NEW VIADOR

The board of directors of New Viador will consist of Stan X. Wang, the current Chief Executive Officer of Viador, Zihan Wang, Song Jun and two vacancies, to be appointed by Suma Ventures. The current officers of Viador will continue to be the officers of New Viador.

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

At the effective time of the merger:

•
Each outstanding share of our common stock—other than those shares that are held in our treasury, held by stockholders who perfect their appraisal rights under Delaware law or held by MASBC or any of its affiliates, or those shares that may be agreed to be sold by the separately selling stockholders—will be converted into the right to receive $0.075 in cash, without interest and less any applicable withholding taxes.

•	Also, in general, it is intended that each outstanding option to purchase our common stock assumed by the surviving corporation. See “Merger—The Merger Agreement—Stock Options.”

All of the membership interests of MASBC Acquisition Corporation issued and outstanding immediately prior to the effective time will, by virtue of the merger, be converted into an aggregate of 100 fully paid and non-assessable shares of common stock of New Viador, all of which will be held by MASBC.

STOCK OPTIONS

In general, immediately prior to the effective time of the merger, outstanding options to purchase shares of our common stock will be assumed by New Viador.

The merger agreement further provides that our Employee Stock Purchase Plan will terminate on October 31, 2002, before the merger is consummated. All participants that elect to exercise any rights to purchase shares of our common stock on the purchase date on October 31, 2002 will receive, for each share of our common stock, a right to receive $0.075. After its termination on October 31, 2002, no further purchase rights will be granted or exercised under the Employee Stock Purchase Plan.

OUR REPRESENTATIONS AND WARRANTIES

We have made representations and warranties in the merger agreement to MASBC and MASBC Acquisition Corporation relating to:

•	our and our subsidiaries’ organization, capital structure and other similar corporate matters;

•	our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against us;

•	the absence of any conflicts between the merger and our and our subsidiaries’ governing documents, agreements and obligations and applicable laws, judgments and orders;

•	required consents and approvals of governmental authorities and other persons;

•	the making and accuracy of our SEC filings and the fair presentation of our financial statements in accordance with U.S. generally accepted accounting principles;

•	the accuracy of the information supplied by us in this proxy statement and the Schedule 13E-3 filed with the SEC in connection with the merger.

OUR COVENANTS

During the period from September 19, 2002 until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or to the extent that MASBC otherwise consents in writing, we have agreed:

•	to carry on our business in the ordinary course consistent with past practice;

•
to use all reasonable efforts to preserve our present business organization, maintain our rights and franchises, retain the services of our current officers and key employees and preserve our relationships with our principal customers, suppliers and others having material business dealings with us;

•
to notify MASBC of the occurrence or nonoccurrence of any event that is reasonably likely to cause any of our representations or warranties to be materially incorrect or untrue or to cause any of our material covenants, conditions or agreements under the merger agreement not to be complied with or satisfied; and

•	to notify MASBC if we materially fail to comply with or satisfy any covenant, condition or agreement under the merger agreement.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF
MASBC AND MASBC ACQUISITION CORPORATION

In addition to customary representations and warranties, MASBC and MASBC Acquisition Corporation have made the following representations and warranties in the merger agreement to us that:

•	MASBC has the financial capacity to enable it to pay the aggregate merger consideration to our stockholders; and

•	the information supplied by MASBC and MASBC Acquisition Corporation to be set forth in this proxy statement and the Schedule 13E-3 filed with the SEC in connection with the merger is accurate.

Furthermore, during the period from September 19, 2002 until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or to the extent that we otherwise consents in writing, MASBC has agreed:

•
to notify us of the occurrence or nonoccurrence of any event that is reasonably likely to cause any of our representations or warranties to be materially incorrect or untrue or to cause any of their material covenants, conditions or agreements under the merger agreement not to be complied with or satisfied; and

•	to notify us if they materially fail to comply with or satisfy any covenant, condition or agreement under the merger agreement.

CONDITIONS TO THE MERGER

Each party’s obligation to effect the merger is subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement and approval of the merger by the holders of a majority in voting power of all outstanding shares of our common stock; and

•	the absence of any court order or injunction, or other legal restraint or prohibition, preventing the consummation of the merger.

Our obligation to consummate the merger is subject to the satisfaction of the following conditions, unless we waive satisfaction of a condition in writing:

•
the representations and warranties of MASBC and MASBC Acquisition Corporation qualified by reference to a material adverse effect on either of them must be true and correct and the representations and warranties of each of them not qualified by reference to a material adverse effect must be true and correct, except where a failure to be so true and correct has not resulted in a material adverse effect on either of them; and

•
each of MASBC and MASBC Acquisition Corporation must have performed or complied with, in all material respects, its agreements and covenants under the merger agreement that are required to be performed on or prior to the effective time of the merger.

The obligation of MASBC and MASBC Acquisition Corporation to consummate the merger is subject to the satisfaction of the following conditions, unless MASBC waives satisfaction of a condition in writing:

•
our representations and warranties qualified by reference to a material adverse effect on us must be true and correct and our representations and warranties not qualified by reference to a material adverse effect must be true and correct, except where a failure to be so true and correct has not resulted in a material adverse effect on us; and

•
we must have performed or complied with, in all material respects, our agreements and covenants under the merger agreement that are required to be performed on or prior to the effective time of the merger.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

•	by mutual written consent of MASBC and us;

•
by either MASBC or us, if the effective time of the merger does not occur on or before March 19, 2003; provided, however, that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement caused, resulted in or primarily contributed to the failure of the effective time to occur on or before that date;

•
by either MASBC or us, if any governmental action prohibits the completion of the merger, so long as the parties have used their reasonable best efforts to resist, resolve or lift the governmental action;

and if, in either case, our board determines in good faith, after consultation with legal counsel, that the failure to terminate would result in a breach of its fiduciary duties to the stockholders, other than MASBC, its affiliates separately selling stockholders, under applicable law;

•
by MASBC, if there is any inaccuracy in or breach of any of our representations or warranties, or we breach or fail to perform any of our covenants or other agreements contained in the merger agreement, such that the conditions to MASBC’s obligation to consummate the merger cannot be satisfied on or before March 19, 2003; provided, however, that before MASBC may terminate the merger agreement, it must first give us written notice of the breach and a reasonable period to cure the breach, but only or so long as we continue to use reasonable efforts to cure such breach; or

•
by us, if there is any inaccuracy in or breach of any of MASBC’s representations or warranties, or MASBC breaches or fails to perform any of its covenants or other agreements contained in the merger agreement, such that the conditions to our obligation to consummate the merger cannot be satisfied on or before March 19, 2003; provided, however, that before we may terminate the merger agreement, we must first give MASBC written notice of the breach and a reasonable period to cure the breach, but only or so long as MASBC continues to use reasonable efforts to cure such breach.

Upon termination, the merger agreement will become void and none of the parties or their representatives will have any liability or obligation under the merger agreement. However, no termination will relieve any party from liability for a willful breach of the merger agreement.

EXPENSES

We must pay a fee of $100,000 and all of the reasonable out-of-pocket expenses of MASBC upon termination of the merger agreement for any reason other than a breach of a representation, warranty or covenant by MASBC. Otherwise, each party bears its own expenses.

AMENDMENTS TO THE MERGER AGREEMENT

The merger agreement may be amended, modified or supplemented only by written agreement of Viador, MASBC and MASBC Acquisition Corporation, authorized by their respective boards of directors, at any time prior to the effective time of the merger. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment or modification of the merger agreement may be made that by law requires further approval of our stockholders without obtaining this further approval.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

Completion of the merger is subject to various risks and uncertainties, including, but not limited to, the following:

•	that the parties will not have performed their obligations under the merger agreement before the completion of the merger;

•	that the merger agreement and the merger will not be approved and adopted by our shareholders;

•	that Viador will not be able to purchase the directors’ and officers’ extended period run-off insurance at a price that would make it economically feasible to consummate the merger;

•
that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us; and

•	a governmental entity brings or overtly threatens to bring a lawsuit or a court imposes a restraint that prohibits the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approval is obtained.

If our shareholders do not approve and adopt the merger agreement and the merger, or if the merger is not completed for any other reason, the business will be conducted substantially as it is currently being conducted.

OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 1, 2002, except as noted in the footnotes below by:

•	all persons who are beneficial owners of 5% or more of our common stock;

•	each director;

•	our Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended December 31, 2001, whose salary and bonus exceeded $100,000; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address for each stockholder is c/o Viador Inc., 977 Benecia, Sunnyvale, California 94085. Except as indicated by footnote, we understand that the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws.

Shares of common stock subject to options or issuable upon exercise of a warrant or upon conversion of a promissory note, which are currently exercisable or convertible or exercisable or convertible within 60 days of

October 1, 2002, are deemed outstanding for computing the percentages of the person holding those options but are not deemed outstanding for computing the percentages of any other person. The percentage of common stock outstanding as of October 1, 2002 is based on 33,624,399 shares of common stock outstanding on that date.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Heungyeung Yeung (1)	30,044,561	51.7%
Zihan Wang (2)	7,533,666	21.2
Stan X. Wang (3)	6,626,613	16.7
Magison Investments Ltd (4)	4,444,443	12.9
Dick Warmington (5)	1,235,992	3.5
Teddy Kiang (6)	842,729	2.5
Yifeng Yang (7)	270,000	*
Song Jun (8)	117,000	*
Subramanian Ramakrishnan (9)	10,000	*
Nathan A. Cammack	—	*
Jonathan M. Harding	—	*
Alice Pilch	—	*
All directors and executive officers as a group (5 persons) (10)	15,783,271	36.5

*	Indicates less than one percent of the common stock.
(1)
Stock consists of: (i) 5,555,555 shares of common stock held directly by Mr. Yeung issued in connection with a private offering of equity securities in August 2001; (ii) a warrant to purchase 1,111,111 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.27 per share, issued as part of the August 2001 private offering; (iii) a warrant to purchase 3,333,333 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.06 per share, subject to Mr. Yeung’s fulfillment of certain commitments, issued in connection with a private offering held in March 2002; (iv) a warrant to purchase 3,333,333 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.06 per share, also issued in connection with a private offering held in March 2002; (v) a convertible promissory note of $1,000,000, with such principle amount convertible into 16,711,229 shares of common stock convertible within 60 days of October 1, 2002 at a price of $0.05984 per share, also issued in connection with a private offering held in March 2002. The address for Mr. Yeung is Langshan Road, Hi Tec Industrial Park North, Nanshan District Shenzen, Guangdong Province PR China, 518057.

(2)
Stock consists of: (i) 5,555,555 shares of common stock held directly by Mr. Wang issued in connection with a private offering of equity securities in August 2001; (ii) a warrant to purchase 1,111,111 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.27 per share, issued as part of the August 2001 private offering; (iii) a warrant to purchase 750,000 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.40 per share; (iv) 55,000 shares of common stock subject to options exercisable within 60 days of October 1, 2002; (v) 62,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months. The address for Mr. Wang is R1-B Building, HighTech Industrial Park, Shenzhen PR China, 518058.

(3)
Stock consists of: (i) 677,836 shares of common stock held directly by Mr. Wang; (ii) 2,148,777 shares of common stock subject to options exercisable within 60 days of October 1, 2002; (iii) 1,200,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months; (iv) 2,600,000 shares of common stock subject to options that vest and become exercisable: 25% on August 1, 2002 and the remaining 75% monthly thereafter for 36 successive months.

(4)
Stock consists of: (i) 3,703,703 shares of common stock held directly by Magison Investments Ltd. issued in connection with a private offering of equity securities in August 2001; (ii) a warrant to purchase 740,740 shares of common stock exercisable within 60 days of October 1, 2002 at a price of $0.27 per share, issued as part of the August 2001 private offering. The address for Magison Investments Ltd. is Suite 13A Suncrest Tower, 1-11 Moumouth Terrace, Kennedy Road, Central Hong Kong.

(5)
Stock consists of: (i) 765,992 shares of common stock subject to options exercisable within 60 days of October 1, 2002 (ii) 220,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months; (iii) a warrant to purchase 250,000 shares of common stock issued in conjunction with bridge financing provided to Viador by Mr. Warmington in July 2001 that is exercisable within 60 days of October 1, 2002 at a price of $0.40 per share.

(6)
Stock consists of (i) 102,165 shares of common stock held directly by Mr. Kiang and his wife; (ii) 45,000 shares of common stock subject to options exercisable within 60 days of October 1, 2002; (iii) 62,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months. Also included are 541,041 shares of common stock held by Standard Foods Taiwan, Ltd. and 94,523 shares of common stock held by Crosslink Semiconductor, Inc. (Taiwan); Mr. Kiang, a former director of ours, is a Managing Director of Crosslink Technology Partners LLC and the investment representative for Standard Foods Taiwan, Ltd. and Crosslink Semiconductor, Inc. (Taiwan). Mr. Kiang disclaims beneficial ownership of the shares held by Crosslink Semiconductor, Inc. (Taiwan) and Standard Foods Taiwan, Ltd., except to the extent of his pecuniary interest therein.

(7)
Stock consists of (i) 5,000 shares of common stock held directly by Mr. Yang; (ii) 30,000 shares of common stock subject to options exercisable within 60 days of October 1, 2002; (ii) 220,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months; (iv) 15,000 shares of common stock subject to options that vest and become exercisable: on sixth for every six months after August 7, 2002.

(8)
Stock consists of: (i) 55,000 shares of common stock subject to options exercisable within 60 days of October 1, 2002 by Mr. Jun (ii) 62,000 shares of common stock subject to options that vest and become exercisable: 25% on November 1, 2002 and the remaining 75% monthly thereafter for 36 successive months.

(9)	Stock consists of 10,000 shares of common stock held directly by Mr. Ramakrishnan.
(10)
See footnotes 2, 3, 5, 7 and 8 above. Includes options exercisable for 8,680,052 shares of common stock within 60 days of October 1, 2002 under the 1999 Stock Incentive Plan. The table above calculates the number and percentage of shares beneficially owned by all existing directors and executive officers as of October 1, 2002.

DIRECTORS AND OFFICERS OF VIADOR AND MASBC

Set forth below are (i) the name, (ii) current principal occupation or employment, and the name and principal business of any corporation or other organization in which the employment or occupation is conducted, and (iii) material occupations, positions, offices or employment during the last five years, and the name and principal business of any corporation or other organization in which the occupation, position, office or employment was carried on, of each of the directors and executive officers of Viador and MASBC.

None of the persons listed below have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past five years (except matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise disclosed in this proxy statement, each of the persons listed below is a United States citizen.

DIRECTORS AND OFFICERS OF VIADOR

The principal business address of each person listed below is 977 Benecia Avenue, Sunnyvale, CA 94085. The phone number of Viador is (408) 735-5956.

The following table sets forth certain information regarding our executive officers as of October 1, 2002:

Name	Age	Position
Stan X. Wang	39	Chief Executive Officer and President and Director
Yifeng Yang	40	Director
Dick Warmington	59	Director
Song Jun	40	Director
Zihan Wang	47	Director

Stan X. Wang.    Stan X. Wang is a co-founder of Viador Inc. Mr. Wang has served as Chairman of the Board of Directors since we were founded in December 1995. From December 1995 to October 2000, and from August 2001 to the present, Mr. Wang served as President and Chief Executive Officer. Prior to founding Viador, Inc., from January 1995 to December 1995, Mr. Wang oversaw the data warehouse division of the RightSizing Group, a software and services company focused on Internet, data warehouse and large database and financial database applications, where he designed and implemented numerous large enterprise software projects. Mr. Wang holds a B.S. in Electrical Engineering from Tsing Hua University in China, an M.S. in Mathematics from Oregon State University and an M.S. in Mechanical Engineering from the California Institute of Technology. Mr. Wang is a citizen of China.

Yifeng Yang.    Yifeng Yang has served as director since August 2002. He has been an investment consultant since October 2000. He was vice president and portfolio manager at Vantage Investment Advisors in New York from May 1998 to September 2000. Before that, he was vice president and director of quantitative research at J.&W. Seligman & Co. in New York. Mr. Yang holds a B.S. in Engineering Physics from Tsinghua University and a Ph.D. in materials science and a M.S. in finance, both from University of Wisconsin—Madison. Mr. Yang is a citizen of China and a permanent resident of the United States.

Dick Warmington.    Dick Warmington has served as a director since May 2001. He retired from Hewlett-Packard Company (“HP”) in August 2000, where he was employed for 33 years in a variety of management positions, most recently as Corporate Vice President and CEO/ President of HP Asia Pacific. Mr. Warmington holds an MBA from Harvard University and a B.S. in Electrical Engineering from Stanford University. He is a member of the Board of Trustees of the Athenian School in Diablo, CA and the Hillbrook School in Los Gatos, CA. Mr. Warmington is a citizen of the United States.

Song Jun.    Song Jun has served as director since June 2001. Since September 1998, Dr. Jun has held a variety of positions with Tsinghua University, most recently as Deputy Secretary-General. In addition, since September 1998, he has served as President of Tsinghua University Enterprise Group. Dr. Jun holds a B.S., an M.S. and a Ph.D in Engineering Mechanics from Tsinghua University. Mr. Jun is a citizen of China.

Zihan Wang.    Zihan Wang has served as director since June 2001. Since 1996, he has served as Chairman of the Board of China Laser Equipment Group and as Chief Executive Officer of Sinetech Group in Beijing, China. Mr. Wang holds a B.S. from Hebei Architecture College, an M.S. from Lanzhou University and an MBA from Zhejiang University. Mr. Wang is a citizen of China.

DIRECTORS AND OFFICERS OF MASBC

The persons principal business address of each person listed below is Two Embarcadero Center, Fifth Floor, San Francisco, CA 94111. The phone number of MASBC is (415) 398-8080.

Name	Age	Position
Hanley Hoey	68	Chief Executive Officer and President
Jeffrey Tung	39	Treasurer and Secretary
Zihan Wang	47	Director
Stan X. Wang	39	Director
Song Jun	40	Director

Hanley Hoey.    Hanley Hoey has served as the Chief Executive Office and President since September 2002. Since 1994, he has served as President of Trident USA in Scottsdale, Arizona. Mr. Hoey is a citizen of the United States.

Jeffrey Tung.    Jeffrey Tung has served as the Treasurer and Secretary Since September 2002. Since 2000, he has been employed as an attorney for Accela, Inc. in South San Francisco, California. From 1999 to 2000, Mr. Tung also served as an attorney at Imai, Tadlock, Keeney & Cordery LLC in San Francisco, and previously from 1997 to 1999 he held the same position at Miller, Brown and Dannis in San Francisco. Mr. Tung is a citizen of the United States.

Zihan Wang.    See Above.

Stan X. Wang.    See Above.

Song Jun.    See above.

OTHER MATTERS FOR ACTION OF THE SPECIAL MEETING

Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC’s regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC’s web site at www.sec.gov. These materials may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As of the date hereof, Viador, MASBC, MASBC Acquisition Corporation and Heungyeung Yeung have collectively filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting. In addition, stockholders are entitled under the Delaware General Corporation Law, or DGCL, to receive information and to inspect the books and records of Viador if they meet the requirements of the DGCL, including the showing of a proper purpose. Viador will provide or will make available its records as required by the DGCL upon the receipt of a proper request. Neither Viador nor the MASBC stockholders have made any other provisions to grant our unaffiliated stockholders further access to our corporate records or books in connection with the proposed merger.

Except as otherwise indicated in this proxy statement, all information about Viador contained in this proxy statement has been supplied by Viador, and all information about MASBC and E-Services Investments contained in this proxy statement has been supplied by MASBC.

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated             , 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

PERFORMANCE GRAPH

The following graph shows a quarterly comparison of the cumulative total return on our common stock, based on the market price of our stock with a return of the Standard and Poor’s 500 Index and the Nasdaq Stock Market (U.S.) Index, for the period beginning October 26, 1999, the day our common stock began trading, through December 31, 2001. The graph assumes that on October 26, 1999, $100 was invested in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Measurement Period

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the compensation committee Report, the Audit Committee Report, Audit Committee Charter, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2001, Viador entered into the following transactions with its directors, officers or a 5% stockholder in which the amount involved exceeded $60,000:

On July 6, 2001, we raised $500,000 in financing through a private offering of convertible debt securities, in connection with which we issued warrants and convertible promissory notes. The securities were offered and issued to certain private investors, including Dick Warmington, who was then our chief executive officer, and is currently a member of the Board of Directors, and Zihan Wang, who is currently a member of the Board of Directors and a holder of more than 5% of our common stock. Mr. Warmington received a convertible promissory note in the amount of $100,000 and a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.40 per share. Mr. Wang received a convertible promissory note in the amount of $300,000 and a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.40 per share.

On August 13, 2001, we raised $4,000,000 million in private equity financing by issuing 14,814,814 shares of common stock and warrants to purchase a total of 2,962,962 shares of common stock at an exercise price of $.27 per share. Zihan Wang, who is currently a member of the Board of Directors and a holder of more than 5% of our common stock, purchased 5,555,555 shares of common stock for $1,500,000 and received warrants to purchase 1,111,111 shares of common stock. Hungyeung Yeung, who is a holder of more than 5% of our common stock, purchased 5,555,555 shares of common stock for $1,500,000 and received warrants to purchase 1,111,111 shares of common stock.

On March 18, 2002, we raised $1,000,000 in financing through a private offering of debt securities and received a commitment to provide additional financing of up to $2,000,000 upon request from Heungyeung Yeung, who is a holder of more than 5% of our common stock. In connection with this financing, we issued a convertible promissory note in the amount of $1,000,000 and two warrants to purchase a total of 6,666,666 shares of our common stock at an exercise price of $0.06 per share to Mr. Yeung. The note is convertible into 16,711,230 shares of our common stock.

All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

STOCKHOLDER PROPOSALS

To be included in the proxy statement and form of proxy relating to the special meeting to be held in 2003, a stockholder proposal must be received by Stan X. Wang, Viador Inc., 977 Benecia Avenue, Sunnyvale CA 94085, no later than December 31, 2002. If we are not notified of a stockholder proposal by March 15, 2003, then the proxy solicited by the board of directors for the 2003 special meeting will confer discretionary authority to vote against such stockholder proposal. The Company’s bylaws were amended by the Board of Directors on April 15, 2002 to provide that stockholders holding 50% or more of the Company’s voting power may call a special meeting of the stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and written representations from the persons required to file them, we believe that Stan X. Wang, Nathan A. Cammack and Dick Warmington filed all required reports in 2001 on a timely basis. Each of our remaining directors and executive officers did not provide copies of any reports to us. Accordingly, we are unable to determine if those directors and executive officers filed all the required reports during 2001.

OTHER MATTERS

Our board of directors knows of no other business that will be presented to the special meeting. If any other business is properly brought before the special meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

The Board of Directors selected and the stockholders approved the selection of KPMG LLP, independent certified public accountants, as Viador’s auditors for fiscal 2001 and for the fiscal year ending December 31, 2002. Representatives of KPMG LLP are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

By Order of the Board of Directors,

/s/
Secretary

Dated: October     , 2002
Sunnyvale, California

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Viador Inc:

The Board of Directors and Stockholders of Viador Inc.:

We have audited the accompanying consolidated balance sheets of Viador Inc. and subsidiary (the Company), as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viador Inc. and subsidiary, as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mountain View, California
March 27, 2002

/S/    KPMG LLP

VIADOR INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$518	$15,955
Restricted cash	525	—
Accounts receivable, net of allowance of $380 and $2,033 in 2001 and 2000, respectively	1,195	7,072
Other current assets	182	1,870

Total current assets	2,420	24,897
Property and equipment, net	726	4,357
Capitalized software development cost, net	—	2,453
Goodwill and other intangibles, net	—	1,705
Other assets	160	2,203

Total assets	$3,306	$35,615

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$—	$6,000
Accounts payable	2,273	1,376
Accrued expenses	582	3,640
Accrued vacation	158	1,052
Accrued bonus	84	1,035
Accrued restructuring expenses	23	693
Deferred revenue	2,605	4,654

Total current liabilities	5,725	18,450

Commitments and contingency (Note 12)
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value;—10,000,000 shares authorized as of December 31, 2001 and 2000. None issued and outstanding as of December 31, 2001 and 2000	—	—
Common Stock, $0.001 par value; 100,000,000 shares authorized as of December 31, 2001 and 2000; 33,147,212 and 18,199,139 shares issued and outstanding as of December 31, 2001 and 2000, respectively	34	19
Additional paid-in capital	74,809	71,431
Deferred stock-based charges	(452)	(1,759)
Treasury stock	(34)	(34)
Notes receivable from stockholders	—	(123)
Accumulated deficit	(76,776)	(52,316)
Accumulated other comprehensive loss	—	(53)

Total stockholders’ equity (deficit)	(2,419)	17,165

Total liabilities and stockholders’ equity (deficit)	$3,306	$35,615

See accompanying notes to consolidated financial statements.

VIADOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2001	2000	1999
Revenue:
License	$4,652	$18,687	$7,320
Service	4,445	7,538	2,831

Total revenue	9,097	26,225	10,151
Cost of revenue:
Amortization of capitalized software	3,453	925	—
License and service cost of revenue	2,920	9,436	2,691

Total cost of revenue	6,373	10,361	2,691

Gross profit	2,724	15,864	7,460
Operating expenses:
Sales and marketing	11,509	28,211	11,265
Research and development	4,679	8,256	5,931
General and administrative	5,240	6,853	2,940
Amortization of goodwill	169	427	—
Restructuring expense	251	693	—
Loss on lease termination	2,824	1,270	—
Impairment loss—goodwill	1,536	—	—
Impairment loss—equipment held for sale	850	—	—
Amortization of stock-based compensation*	(121)	1,021	1,255
Loss on sale of equipment	190	—	—

Total operating expenses	27,127	46,731	21,391

Operating loss	(24,403)	(30,867)	(13,931)
Other income and (expense):
Interest income	166	1,636	627
Interest expense	(10)	(60)	(3)
Non-cash interest expense	(500)	—	—
Other income and expense, net	(25)	(41)	—

Other income and expense	(369)	1,535	624

Net loss before income taxes and extraordinary item	(24,772)	(29,332)	(13,307)
Extraordinary gain on extinguishment of debt	377	—	—
Provision for income taxes	(65)	—	—

Net loss	$(24,460)	$(29,332)	$(13,307)
Basic and diluted net loss per share before extraordinary item	$(1.03)	$(1.67)	$(2.20)
Basic and diluted net loss per share—extraordinary item	$0.01	$—	$—
Basic and diluted net loss per share	$(1.02)	$(1.67)	$(2.20)
Shares used in computing basic and diluted net loss per share	23,931	17,547	6,043

*	The allocation of the amortization of stock-based compensation relates to the following expense categories as follows:

	2001	2000	1999
Cost of revenue	$(2)	$102	$63
Sales and marketing	(71)	705	527
Research and development	(16)	194	288
General and administrative	(32)	20	377
	$(121)	$1,021	$1,255

See accompanying notes to consolidated financial statements.

VIADOR INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE LOSS
(In thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred- Stock- Based Charges	Treasury Stock	Notes Receivable From Stockholders	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances as of December 31, 1998	4,306,866	$4	4,664,589	$5	$14,221	$(1,148)	$(34)	$—	$(9,677)	$—	$3,371
Stock options exercised	—	—	395,784	—	197	—	—	—	—	—	197
Issuance of Series C convertible preferred stock net of $38 issuance costs	2,495,994	3	—	—	14,540	—	—	—	—	—	14,543
Cashless exercise of warrants for preferred stock	2,923	—	—	—	—	—	—	—	—	—	—
Issuance of common stock in public offering net of $4,168 issuance costs	—	—	4,600,000	5	37,227	—	—	—	—	—	37,232
Warrants for services performed	—	—	—	—	37	—	—	—	—	—	37
Preferred stock converted to common stock	(6,805,783)	(7)	6,805,783	7	—	—	—	—	—	—	—
Options issued to non-employees	—	—	—	—	35	—	—	—	—	—	35
Exercise of warrants	—	—	93,082	—	95	—	—	—	—	—	95
Deferred stock-based compensation related to stock option grants	—	—	—	—	1,903	(1,903)	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	1,255	—	—	—	—	1,255
Net loss	—	—	—	—	—	—	—	—	(13,307)	(13,307)	(13,307)

Comprehensive loss										(13,307)

Balances as of December 31, 1999	—	—	16,559,238	17	68,255	(1,796)	(34)	—	(22,984)	—	43,458
Stock options exercised	—	—	1,459,531	2	244	—	—	—	—	—	246
Stock options exercised for notes	—	—	94,167	—	497	—	—	(497)	—	—	—
Cancellation of stockholder note	—	—	(44,167)	—	(233)	—	—	233	—	—	—
Repurchase of restricted stock	—	—	(31,202)	—	(142)	—	—	141	—	—	(1)
Repurchase of stock in settlement of option exercise payments	—	—	(675)	—	—	—	—	—	—	—	—
Options issued to non-employees	—	—	—	—	102	(19)	—	—	—	—	83
Warrants	—	—	—	—	1,529	(1,529)	—	—	—	—	—
Amortization of deferred warrant issued to non-employee	—	—	—	—	—	225	—	—	—	—	225
Impairment loss—write-down of deferred non-employee warrant	—	—	—	—	—	339	—	—	—	—	339
Common stock issued under employee stock purchase plan	—	—	212,247	—	1,179	—	—	—	—	—	1,179
Amortization of deferred stock-based compensation for employees	—	—	—	—	—	1,021	—	—	—	—	1,021
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(53)	(53)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred- Stock- Based Charges	Treasury Stock	Notes Receivable From Stockholders	Accumulated Deficit	Accumulated Other Compre- hensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Net loss	—	—	—	—	—	—	—	—	(29,332)	(29,332)	(29,332)

Comprehensive loss										$(29,385)

Balances as of December 31, 2000	—	—	18,199,139	19	71,431	(1,759)	(34)	(123)	(52,316)	(53)	17,165
Stock options exercised	—	—	66,126	—	13	—	—	—	—	—	13
Issuance of common stock in private offering, net	—	—	14,814,815	15	3,745	—	—	—	—	—	3,760
Repurchase of restricted stock	—	—	(1,105)	—	(1)	—	—	—	—	—	(1)
Reserve on note receivable from stockholders	—	—	—	—	—	—	—	123	—	—	123
Options issued to non-employees	—	—	—	—	8	—	—	—	—	—	8
Amortization of deferred stock-based rent	—	—	—	—	—	140	—	—	—	—	140
Beneficial conversion feature recognized and warrants issued in connection with bridge loan	—	—	—	—	500	—	—	—	—	—	500
Write-down of deferred stock-based rent in connection with lease termination	—	—	—	—	—	381	—	—	—	—	381
Amortization of deferred stock-based compensation for employees	—	—	—	—	(937)	816	—	—	—	—	(121)
Common stock issued under employee stock purchase plan	—	—	68,237	—	20	—	—	—	—	—	20
Deferred compensation on options granted to employees below fair value, net	—	—	—	—	30	(30)	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	53	53
Net loss	—	—	—	—	—	—	—	—	(24,460)	(24,460)	(24,460)

Comprehensive loss										$(24,460)

Balances as of December 31, 2001	—	—	33,147,212	$34	$74,809	$(452)	$(34)	$—	$(76,776)		$(2,419)

See accompanying notes to consolidated financial statements.

VIADOR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$ (24,460)	$ (29,332)	$ (13,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Reserve on notes receivable from stockholder	123	—	—
Extraordinary gain on extinguishment of liability	(377)	—	—
Depreciation and amortization	862	2,785	635
Amortization of capitalized software	2,651	—	—
Amortization of deferred stock-based compensation	(121)	1,021	1,255
Amortization of goodwill	169	427	—
Amortization of deferred stock-based charges	148	83	72
Non-cash interest expense	500	—	—
Loss on lease termination	2,824	1,270	—
Loss on sale of equipment	190	—	—
Impairment loss—goodwill	1,536	—	—
Impairment loss—equipment held for sale	850	—	—
Changes in operating assets and liabilities:
Accounts receivable	5,877	(1,616)	(3,031)
Other current assets and other assets	3,104	(1,314)	(587)
Accounts payable, accrued expenses, accrued vacation and accrued bonus	(3,629)	3,223	2,641
Accrued restructuring expense	(670)	693	—
Deferred revenue	(2,049)	(527)	2,265

Net cash used in operating activities	(12,472)	(23,287)	(10,057)

Cash flows from investing activities:
Capital expenditures	(70)	(5,453)	(1,471)
Proceeds from sales of equipment	36	—	—
Rent paid in advance	—	(500)	—
Security deposit	—	(1,689)	—
Capitalization of software development costs	(198)	(3,376)	—
Acquisition of business, net of cash acquired	—	(883)	—

Net cash used in investing activities	(232)	(11,901)	(1,471)

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999
	Years Ended December 31,
	2001	2000	1999
Cash flows from financing activities:
Transfer of funds to escrow account in connection with workout agreement	(525)	—	—
Proceeds from (repayment of) bank line of credit	(5,000)	5,000	—
Repayment of note payable from business acquisition	(1,000)	—	—
Proceeds from issuance of common stock and warrants, net	3,792	1,423	37,524
Proceeds from issuance of preferred stock, net	—	—	14,543

Net cash provided by (used in) financing activities	(2,733)	6,423	52,067

Net increase (decrease) in cash and cash equivalents	(15,437)	(28,765)	40,539
Cash and cash equivalents, beginning of year	15,955	44,720	4,181

Cash and cash equivalents, end of year	$518	$15,955	$44,720

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$142	$60	$7
Income taxes	$65	$18	$3
Supplemental disclosure of non-cash investing and financing activities:
Repurchase of unvested common stock and reduction in notes receivable from stockholders	$—	$141	$—
Common stock issued to stockholders for note receivable	$—	$264	$—
Preferred stock converted to common stock	$—	$—	$7
Warrants issued to lessor	$—	$1,529	$—
Notes payable issued in partial payment for business acquisition	$—	$1,000	$—

See accompanying notes to consolidated financial statements.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001, 2000 and 1999

Note 1.    Business of the Company

Viador Inc. and subsidiaries (the Company) was incorporated as Infospace Inc. in California in December 1995. In 1999, the Company changed its name to Viador Inc. and reincorporated in the State of Delaware. The Company develops web-based products designed to search, analyze and deliver relevant information to users within and outside an enterprise.

Note 2.    Basis of Presentation

The consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s recurring net losses, including net losses of $24.5 million, $29.3 million and $13.3 million for the years ended December 31, 2001, 2000 and 1999, respectively, raise substantial doubt regarding the Company’s ability to continue as a going concern. In 2001 and 2000, the Company’s revenue was not sufficient to support its operations, and revenue will not be sufficient to support operations until such time, if any, that the Company’s enterprise information portal software gains substantial market acceptance. The Company expects to continue to use cash in operations and incur operating losses in the foreseeable future. The Company needs to obtain additional funding to sustain its operations in 2002 and is currently in discussions with third parties to obtain such funding. Management believes that the successful completion of these actions will allow the Company to continue as a going concern. However, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 3.    Summary of Significant Accounting Policies

(a)    Basis of Financial Statements

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, after elimination of all intercompany accounts and transactions.

(b)    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(c)    Revenue Recognition

The Company licenses its software products to end user customers, original equipment manufacturers (OEM) and value added resellers (VAR). Software license revenue from sales to end users is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable and collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. The Company has established sufficient vendor-specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

customer support or both. However, the entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless the Company has sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require the Company to deliver unspecified additional products are deferred and recognized ratably over the term of the contract. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed.

Software revenue related to arrangements to maintain the compatibility of the Company’s software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in which the Company earns a royalty based on a specified percentage of OEM sales to end users incorporating the Company’s software is recognized upon delivery by the OEM to the end user.

Professional service revenue consists of fees from professional services including integration of software, application development, training and software installation. The Company bills professional services fees on a time and materials basis. The Company recognizes professional services fees as the services are performed.

Customers typically purchase post-contract customer support agreements annually, which are priced based on a fixed percentage of the product license fee. The Company recognizes revenue allocated to post-contract customer support agreements ratably over the term of the agreements, which are typically one year. The Company records OEM licensing revenue, primarily royalties, when OEM partners ship products incorporating Viador software, provided collection of such revenue is deemed probable. The Company had no remaining obligations in relation to such licensing revenue at December 31, 2001.

Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver the Company’s products and shipping costs, including the costs associated with the electronic transmission of software to new customers, amortization of capitalized software development costs, and an allocation of the Company’s facilities, communications and depreciation expenses. In the quarter ended June 30, 2001, the remaining balance of previously capitalized software development costs was fully amortized as projection of any future revenues from software sales was deemed to be uncertain for purposes of evaluating recoverability.

Cost of service revenue includes salaries and related expenses for consulting services, customer support, implementation and training services organizations, and costs of contracting with third parties that provide services to customers.

(d)    Cash and Cash Equivalents

Cash and cash equivalents consists of cash and highly liquid investments such as money market funds purchased with remaining maturities of three months or less. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet.

In December 2001, the Company deposited $525,000 in designated funds into a non-interest bearing trust account. These funds were restricted for the sole purpose of payment on the Company’s workout agreement with its creditors. See Note 13 to Consolidated Financial Statements.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

(e)    Financial Instruments and Concentration of Credit Risk

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and payable and notes payable approximates fair market value. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

The Company sells its products and services to customers in diversified industries. Credit risk is concentrated in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customer’s financial condition and, generally, requires no collateral from its customers. The Company maintains reserves to provide for estimated credit losses. Actual credit losses could differ from such estimates.

(f)    Foreign Currency Translation

Assets and liabilities of a foreign subsidiary, whose functional currency is the local currency, are translated to reporting currency at year-end exchange rates. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiary is included in accumulated other comprehensive loss, which is reflected as a separate component of stockholders’ equity (deficit) and comprehensive income.

(g)    Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term.

(h)    Software Development Costs

The Company accounts for its software development expenses in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”. This statement requires that, once technological feasibility of a new product enhancement has been established, all subsequent costs incurred in developing that product or enhancement to a commercially acceptable level be capitalized and amortized. The Company uses a detailed program design working model approach in determining technological feasibility. All software costs are amortized as a cost of revenue either on a straight-line basis, or on the basis of each product’s projected revenues, whichever results in greater amortization, over the remaining estimated economic life of product, which historically has been estimated to be one to two years. In the quarter ended June 30, 2001, the remaining balance of previously capitalized software development costs was fully amortized as projection of any future revenues from underlying product sales was deemed to be uncertain for purposes of evaluating recoverability. Consequently, net capitalized software development costs amounted to approximately zero and $3.4 million as of December 31, 2001 and 2000, respectively. There were no capitalized software costs in fiscal 1999.

(i)    Deferred Revenue

Deferred revenue primarily represents customer advances received pursuant to the term of OEM and subscription agreements. Additionally, maintenance revenue is deferred and recognized ratably over the term of the contract, generally twelve months.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

(j)    Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or estimated fair value less costs to sell.

(k)    Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax basis of assets and liabilities and operating loss and tax credit carryforwards using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

(l)    Defined Contribution Plan

The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll  withholding, subject to certain limitations. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by the Company on behalf of all participants in the 401(k) plan. To date, the Company has not made any matching contributions to the 401(k) plan.

(m)    Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its employee stock option plan. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In April 2000, Financial Accounting Standard Board (FASB) issued FASB Interpretation No.44 (“FIN No. 44”), “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB No. 25.” The Company has adopted the provisions of FIN No. 44, and such adoption did not materially impact the Company’s results of operations. Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(n)    Advertising Expense

The cost of advertising is generally expensed as incurred. Such costs are included in sales and marketing expense and totaled approximately $314,000, $899,000 and $935,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

(o)    Comprehensive Income (Loss)

SFAS No. 130 “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Items of comprehensive income (loss) that the Company currently reports relate to foreign currency translation adjustments. The Company displays comprehensive loss and its components on its Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Loss.

(p)    Net Loss Per Share

Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase summarized below. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding excluding shares of restricted stock subject to repurchase and, when dilutive, shares of restricted stock subject to repurchase and potential common shares from restricted stock options and warrants to purchase common stock using the treasury stock method and from convertible securities using the “as if converted” basis. The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive (in thousands):

	Years Ended December 31,
	2001	2000	1999
Shares issuable under stock options	5,006	5,560	3,966
Shares of restricted stock subject to repurchase	35	35	925
Shares issuable pursuant to warrants to purchase common and/or convertible preferred stock	4,218	100	—

The weighted-average exercise price of stock options was $2.59, $10.62 and $3.24 at December 31, 2001, 2000 and 1999, respectively. The weighted-average purchase price of restricted stock was $0.26, $0.66 and $0.02 at December 31, 2001, 2000 and 1999, respectively. The weighted-average exercise price of the warrants was $0.31 and $31.44 per share at December 31, 2001 and 2000, respectively. There were no warrants outstanding during the year ended December 31, 1999.

(q)    Initial Public Offering and Reverse Stock Split

On October 25, 1999 the Company completed an initial public offering (IPO) of 4,600,000 shares at a price of $9.00 per share; proceeds net of direct issuance costs amounted to $37,232,000. On the IPO date, the Company effected a 1-for-2.4 reverse stock split of its common stock. The accompanying financial statements have been retroactively restated to give effect to the 1-for-2.4 reverse stock split.

(r)    Recent Accounting Pronouncements

In July 2001, the FASB issued SFAS 141 “Business Combinations,” which addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board Opinion No. 16 (“APB 16”), “Business Combinations.” This Statement requires all business combinations to be accounted for using the purchase method of accounting and redefines goodwill and other intangibles that should be recognized separate from goodwill if they meet one of two criteria—the contractual-legal criterion or the separability criterion. SFAS 141 also requires disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. The provisions of SFAS

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

141 apply to all business combinations initiated after June 30, 2001 and applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption of SFAS 141 did not have a material effect on the Company’s consolidated financial position or results of operations.

In July 2001, the FASB issued SFAS 142, “Goodwill and Other Intangible Assets,” which supersedes APB 17, “Intangible Assets.” SFAS 142 requires that goodwill and other intangibles with an indefinite useful life not be amortized, but be tested for impairment at least annually by applying a fair-value-based test. Also, if the benefit of an intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, an acquired intangible asset should be separately recognized. The terms of SFAS 142 are effective as of the beginning of the first quarter of the fiscal year beginning after December 15, 2001. Certain provisions of SFAS 142 are applied to goodwill and other acquired intangible assets for which the acquisition date is after June 30, 2001. The Company does not believe the adoption of SFAS 142 will have a material effect on the Company’s consolidated financial position or results of operations.

In August 2001 the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” and in October issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it incurs the obligation. SFAS No. 144 serves to clarify and further define the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 does not apply to goodwill and other intangible assets that are not amortized. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 and SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company expects to adopt SFAS No. 144 effective January 1, 2002 and SFAS No. 143 effective January 1, 2003. The Company does not believe the adoption of Statements 143 and 144 will have a material effect on the Company’s consolidated financial position or results of operations.

(s) Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentations.

Note 4.    Business Acquisition

On January 20, 2000, the Company acquired a distributor in Switzerland (the acquired company). The acquisition, recorded under the purchase method of accounting, included the purchase of all outstanding common stock of the acquired company which, including acquisition costs, resulted in a total purchase price of $2.0 million. The Company paid $1.0 million in cash at the closing of the acquisition and issued notes payable of $1.0 million which accrued interest at six percent per annum; the note payable and related interest were paid in full in January 2001. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair market value at the date of the acquisition as follows (in thousands):

Current assets (includes cash acquired of $117)	$179
Goodwill	2,131
Current liabilities	(277)

Total purchase price	$2,033

Goodwill, which represents the excess of purchase price over value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited, which was five years. In the three months ended June

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

30, 2001, the remaining unamortized portion of goodwill was deemed impaired as actual revenues for the acquired company were below projected revenues and key management personnel terminated employment with the subsidiary located in Switzerland. As a result, the Company recorded an impairment charge of $1.5 million for the entire remaining unamortized balance. Consequently, amortization expense related to goodwill was $169,000 and $427,000 in fiscal 2001 and 2000, respectively.

The pro-forma combined revenues, net loss and loss per share of Viador and the acquired company for 1999 would not be significantly different from Viador’s reported results for that same year.

Note 5.    Property and Equipment

A summary of property and equipment consisted of the following (in thousands):

	December 31,
	2001	2000
Computers and software	$1,656	$4,038
Furniture and fixtures	724	2,375
Leasehold improvements	—	628

	2,380	7,041
Less accumulated depreciation and amortization	1,654	2,684

	$726	$4,357

Note 6.    Restructuring Expense, Impairment and Loss on Lease Termination

In December 2000, the Board of Directors approved a restructuring program designed to streamline the Company’s business and to reduce costs, which resulted in the accrual of a fiscal year 2000 restructuring expense of $693,000 and an impairment loss of $1,270,000. Restructuring expense in 2000 included $234,000 for severance charges associated with the reduction in the Company’s United States and Canadian workforce (87 positions or 36% of the work force) and $459,000 related to estimated losses resulting from obligations to pay rent on vacant space. The impairment loss of $1,270,000 in 2000 related to leasehold improvements of $745,000 and other assets of $986,000 and $339,000 for other deferred charges related to vacant unused space under a rental agreement. These assets were specifically identified in the restructuring program.

In 2001, the Board of Directors approved several restructuring programs designed to streamline the Company’s business and to reduce costs. These restructuring programs resulted in a restructuring expense of $251,000 for severance charges associated with reductions in the Company’s United States workforce (55 positions in April and approximately ten positions subsequent to June). As of December 31, 2001, $23,000 of restructuring expense remains accrued and is expected to be paid by the end of the second quarter of 2002. The following table depicts the activity for the restructuring accrual for the year ended December 31, 2001 (in thousands):

	Severance	Rent	Total
Restructuring accrual, December 31, 2000	$234	$459	$693
Additions to Restructuring Accrual, April 2001	144	—	144
Additions to Restructuring Accrual, June 2001	73	—	73
Additions to Restructuring Accrual, September 2001	10	—	10
Additions to Restructuring Accrual, December 2001	24	—	24
Cash Payments (January 2001 through December 2001)	(462)	(459)	(921)

Total	$23	$—	$23

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

In June 2001, the Company terminated its corporate lease that was scheduled to expire in 2005 in order to reduce future operating expenses. As consideration for early termination, the Company surrendered its restricted lease deposit of $1 million and a significant amount of its office furniture, leasehold improvements and other assets associated with the corporate lease (with a net book value of approximately $1.8 million) to the landlord. The net book value of surrendered assets associated with this event and the lease deposit surrendered is included in Loss on Lease termination in the accompanying Consolidated Statement of Operations for the year ended December 31, 2001.

In June 2001, management decided to sell certain equipment. In connection with this decision, the Company recognized a loss on equipment held for sale of $850,000. During the three months ended September 30, 2001, equipment was sold for $36,000 resulting in a loss of $190,000.

Note 7.    Extraordinary Gain on Extinguishment of Debt

The Company recorded an extraordinary gain on extinguishment of debt in the Consolidated Statement of Operations for the year ended December 31, 2001, to reflect settlement of an outstanding debt of $314,000 with a payment of $128,000. Separately, in December 2001 the Company derecognized a payable in the amount of $191,000. The Company had carried this disputed payable to a vendor for approximately two years and had not been successful in its attempts to contact the vendor. Viador believes that this vendor is no longer in business. This $191,000 gain is also recorded as an extraordinary gain on extinguishment of debt in the Consolidated Statement of Operations for the year ended December 31, 2001. These gains were not adjusted for tax considerations, as income from the discharge of indebtedness is not included in gross income when the discharge occurs when a Company is insolvent. However, the net operating loss for the current year was reduced by the amount discharged.

Note 8.    Stockholders’ Equity

(a)    Convertible Preferred Stock

All of the then outstanding shares of the Company’s convertible preferred stock were automatically converted into 0.417 shares of common stock upon the closing of the Company’s initial public offering on October 25, 1999.

The rights, preferences, privileges, and restrictions of Series A, B and C convertible preferred stock prior to conversion were as follows:

•
Each share of convertible preferred stock was convertible at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment for certain dilutive events. Each share has voting rights equal to the common stock on an “as-if-converted” basis.

•
Series A, B, and C convertible preferred stockholders were entitled to noncumulative dividends of $0.10, $0.13 and $0.15 per share per annum, respectively, when and if declared by the Company’s Board of Directors.

•
Each share of Series A, B and C convertible preferred stock had a liquidation preference of $2.47, $3.12 and $5.84 per share, respectively, plus any declared but unpaid dividends over holders of common stock.

In 1999, the Company issued 2,495,994 shares of Series C convertible preferred stock for $5.84 per share resulting in gross proceeds to the Company of approximately $14,581,000. The rights, preferences, and privileges

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

of the holders of Series C preferred stock were the same as the holders of Series A and B convertible preferred stock discussed above, except that the dividend rate was $0.15 per share, and the liquidation preference was $5.84 per share. The Series C preferred stock was converted into common stock upon completion of the initial public offering in October 1999.

As of December 31, 2000 and 1999, there was no convertible preferred stock issued or outstanding.

(b)    Stock Plans

The Company’s Board of Directors adopted the 1999 Stock Incentive Plan (the 1999 Plan) on July 20, 1999 under which 7,000,000 shares were originally reserved for issuance. The number of shares reserved under the Incentive Plan will automatically increase beginning on January 1 of each year by the lesser of 5% of the total number of shares outstanding or 3,000,000 shares; the increase in the number of shares reserved as of January 1, 2002, 2001 and 2000 was 1,657,631, 909,957 and 827,962, respectively. The Incentive Plan, which has five separate programs, allows non-employee board members, executive officers and other highly compensated employees to purchase shares using a portion of their salary or retainer fee. The Incentive Plan allows eligible employees to be issued shares of common stock directly, upon the attainment of performance milestones or the completion of services. The Incentive Plan also allows automatic option grants at periodic intervals to eligible non-employee board members to purchase shares of common stock. As of December 31, 2001, there were 4,174,104 additional shares available for grant under the 1999 plan.

The incentive stock options under the Plan can be exercised at a price of at least 85% of the stock’s fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. Under the Plan, options generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Company’s Board of Directors and generally provide for shares to vest ratably over a 3 to 4 year period.

In 1999, the Company issued options to purchase 12,691 shares of common stock at exercise prices ranging from $0.24 to $10.01 to non-employees for services performed. The fair value of the options at the vesting date was determined to be $35,000 using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 10 years; risk-free interest rate of 5.6%; and expected volatility of 65%. The fair value of the options was charged to expense in 1999 as the related services were performed.

In 2000, the Company issued options to purchase 8,300 shares of Common Stock at an exercise price of $20.75 to a non-employee for services performed. The fair value of the options at the vesting date was determined to be $102,000 using the Black-Scholes option pricing model using the following assumptions: no dividends, contractual life of one year; risk-free interest rate of 5.70% and expected volatility of 89%. The fair value of the options is being charged to expense as the related services are performed and such expense amounted to approximately $83,000 in 2000.

In 2000, the Company issued a loan to an officer of the Company in the amount of $264,000 for the exercise of certain stock options and $67,200 for payment of related tax liabilities. During the fourth quarter of 2000, the officer departed from the Company and returned the unvested shares and the Company cancelled $141,000 of the balance of the note receivable.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

A summary of the status of the Company’s options under the 1999 Plan is as follows:

	Years Ended December 31,
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	5,559,517	$10.62	3,966,089	$3.24	3,045,363	$0.12
Granted	6,066,488	0.47	3,854,364	15.85	1,394,849	9.39
Exercised	(66,125)	0.19	(1,459,530)	0.37	(395,784)	0.58
Canceled	(6,508,676)	7.53	(801,406)	17.91	(78,339)	3.33

Outstanding at end of period	5,051,204	2.59	5,559,517	10.62	3,966,089	3.24

Options exercisable at end of period	4,071,353	$1.90	2,175,168	$3.83	2,335,966	$0.20

Weighted-average fair value of options granted during the period with exercise prices equal to fair value at date of grant		$0.46		$13.36		$1.47
Weighted-average fair value of options granted during the period with exercise prices less than fair value at date of grant		$—		$—		$4.30

As of December 31, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$ 0.05–$ 0.24	1,018,989	4.82	$0.06	1,018,989	$0.06
$ 0.25–$ 0.41	3,023,821	9.51	0.29	2,449,414	0.27
$ 0.62–$ 1.00	300,855	8.96	0.92	151,281	0.89
$ 2.38–$ 5.28	141,252	8.56	4.11	60,379	4.42
$ 9.00–$14.06	243,185	8.23	11.75	212,777	11.71
$20.75–$29.00	224,674	8.30	20.84	101,236	20.94
$36.75–$37.38	98,428	8.08	36.87	52,277	36.89

$ 0.05–$37.38	5,051,204	8.35	2.59	4,046,353	1.90

(c)    Warrants

In 1999, the Company issued warrants to purchase 4,007 shares of Series C preferred stock at a price of $5.84 per share in exchange for services; the Company also issued 3,479 warrants to purchase common stock at a price of $0.62 per share in exchange for services. These warrants were fair valued at $15,000 and $22,000, respectively, and expired upon the initial public offering of the Company’s common stock. There were no outstanding warrants as of December 31, 1999. The fair value of the warrants was determined using the Black-

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

Scholes option pricing model using the following assumptions: no dividends; contractual life of 5 years; risk-free interest rate of 5.6%; and expected volatility of 65%. The fair value of the warrants was charged to expense in 1999 as the related services were performed.

In 2000, the Company issued warrants to non-employees with fair values aggregating $1,529,000. Both warrants are exercisable, non-forfeitable and vested. The first warrant was issued to a third party as consideration for entering into a joint marketing, training and product implementation arrangement. The warrant is for 50,000 shares of Viador common stock at a price of $45.00 per share, exercisable at any time prior to January 2002. The $621,600 fair value of the warrant was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 5.8%; and expected volatility of 89%. The fair value of the warrant is being amortized to marketing expense using the straight-line method over the seven year term of the arrangement. The second warrant was issued in connection with a facility lease. The warrant is exercisable for 50,000 shares of Viador common stock at a price of $17.88 per share, exercisable at any time prior to January 2001. The $907,050 fair value of the warrant was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of one year; risk-free interest rate of 5.8%; and expected volatility of 89%. In 2000, as disclosed more fully in Note 6, approximately $339,000 of the unamortized balance of the resulting deferred charge was written off in connection with a restructuring program implemented in the fourth quarter of fiscal 2000. In 2001, the remaining unamortized balance of $381,000 was written off in connection with the Company’s decision to terminate and exit the leased facility.

On July 6, 2001 the Company issued convertible promissory notes with warrants to purchase 1,250,000 shares of common stock at an exercise price of $0.40 per share in return for $500,000 in cash. The notes bore interest at prime plus 1% until September 6, 2001. After September 6, 2001, the notes bore interest at a rate of 3% plus the prime rate, compounded quarterly. For accounting purposes, $252,000 of the proceeds was allocated to the warrants and $248,000 was initially recorded as notes payable with a face value of $500,000. The fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions: no dividends; contractual life of 2 years; risk-free interest rate of 5.8%; and expected volatility of 90%. The notes were each convertible at the option of the lenders into shares of common stock at a conversion price equal to the lower of either the average closing bid price of the Company’s common stock on Nasdaq during the 20 days before July 6, 2001 or the average closing bid price of the Company’s common stock on Nasdaq during the 20 days before the date of conversion. The Company measured and recorded a beneficial conversation feature of $248,000 (limited to the proceeds) as additional paid in capital. The remaining carrying amount of the notes payable of zero was accreted to the face value of the notes payable of $500,000 over the term of the debt resulting in a non-cash interest charge of $500,000 during the third quarter. The lenders elected not to convert any of the notes and, accordingly, the notes along with accrued interest were repaid in full in September 2001.

The notes and warrants were offered and issued to certain private investors, including Dick Warmington, who was then the Company’s chief executive officer, and is currently a member of the Board of Directors. The offering and issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to section 4(2) thereof, as a transaction not involving any public offering.

The warrants each expire on July 6, 2003 and are exercisable at any time or from time to time, in whole or in part, for an aggregate number of 1,250,000 shares of the Company’s common stock at a price per share of $0.40. The warrants are in no event exercisable into a number of shares that, combined with all other shares acquired by the converting lender directly or indirectly from the Company or any person acting on behalf of the

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

Company, such as an officer, director, substantial shareholder or underwriter, would exceed 19.9% of the Company’s total issued and outstanding shares of voting stock as of the date of exercise.

On August 13, 2001, the Company raised $4.0 million in financing through a private offering of equity securities. As consideration for the funds, the Company issued 14,814,814 shares of common stock and warrants to purchase a total of 2,962,962 shares of common stock. The Company incurred a commission of $240,000 to a third-party finder.

The warrants each expire on February 12, 2006 and are exercisable at any time or from time to time, in whole or in part, after February 12, 2002 at a price of $0.27 per share.

The offering and issuance were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as a transaction not involving a public offering.

(d)    Employee Stock Purchase Plan

The Company’s Board of Directors adopted the Employee Stock Purchase Plan (the Purchase Plan) in 1999 under which 300,000 shares were originally reserved for issuance. The Purchase Plan has been approved by the stockholders. In the year ending December 31, 2001, 68,237 shares were issued and 363,983 shares were reserved for future issuance under this plan. In the year ending December 31, 2000, 212,247 shares were issued and 331,185 shares were reserved for future issuance under this plan. No shares were issued under the plan in 1999. The number of shares reserved under the Purchase Plan automatically increase beginning on January 1 of each year by the lesser of an amount equal to 2% of the total number of outstanding shares, or 800,000 shares; the number of shares reserved as of January 1, 2002 is increased by 662,944; the number of shares reserved as of January 1, 2001 is increased by 363,983. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of an employee’s cash compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan-defined dates.

(e)    Stock-Based Compensation

Had compensation costs been determined using the fair value method in accordance with SFAS No. 123 for all of the Company’s stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(24,460)	$(29,332)	$(13,307)
Pro forma	(26,929)	(42,357)	(15,284)
Basic and diluted net loss per share:
As reported	$(1.02)	$(1.67)	$(2.20)
Pro forma	(1.13)	(2.41)	(2.53)

For all options that were granted prior to the Company’s initial public offering in October 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility except for non-employees. The fair value for the options granted subsequent to the Company’s initial public offering was

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

estimated at the date of grant using a Black-Scholes option pricing model. The fair value of the Company’s stock based awards was estimated assuming no expected dividends and the following weighted-average assumptions:

	Years Ended December 31,
	2001	2000	1999
Expected Life	4.0 years	4.0 years	3.9 years
Risk-free interest rate	3.1%	6.1%	5.7%
Volatility	186.71%	134.74%	88.67%

The fair value of shares issued under the Employee Stock Purchase Plan during fiscal 2001 was estimated using the Black-Scholes model, with the following assumptions for each of the two six-month periods in fiscal 2000: (i) dividend yield of zero percent, (ii) expected life of one-half year, (iii) expected volatility of 187% and (iv) risk-free interest rate of 4.1%.

Note 9.    Income Taxes

Income tax expense for the year ended December 31, 2001 consisted of (in thousands):

2001
Current:
State	$10
Foreign	55

Total current tax expense	$65

The 2001, 2000, and 1999 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income before extraordinary item as a result of the following (in thousands):

	2001	2000	1999
Federal benefit at statutory rate	$(8,422)	$(9,972)	$(4,524)
State taxes, net of federal income tax benefit	10	—	—
Foreign	55	—	—
Net operating loss net of income from the discharge of indebtedness not benefited	7,561	9,454	4,126
Nondeductible expenses	861	518	398

Total tax expense	$65	$—	$—

As reported in Note 7, the Company had cancellation of indebtedness income of $377 that was not includable in gross income for tax purposes due to insolvency during the year ended December 31, 2001. However, the Company is required to reduce its current year net operating loss by $377, the amount of income from the discharge of indebtedness.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows (in thousands):

	2001	2000
Deferred tax assets:
Accruals and reserves	$1,003	$1,851
Property and equipment	42	4
Net operating loss and tax credit carryforwards	27,000	18,545
Other	4	—

Gross deferred tax assets	28,049	20,400
Less: valuation allowance	(28,049)	(20,400)

Total and net deferred tax assets	$—	$—

The net change in the total valuation allowance for the year ended December 31, 2001 was an increase of $7.6 million and for the year ended December 31, 2000 was an increase of $10.8 million. The Company’s accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. To support the Company’s conclusion that a 100% valuation allowance was required, management primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the absence of taxable income in prior carryback years. Although management’s operating plans assume taxable and operating income in future periods, management’s evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence.

The Company has net operating loss carryforwards for federal and California income tax purposes of approximately $67.7 million and $43.2 million, respectively, available to reduce future income subject to income taxes. The U.S. net operating loss carryforwards will begin to expire, if not utilized, in 2013. The California net operating loss carryforwards will begin to expire, if not utilized, in 2003 through 2006.

As of December 31, 2001, the Company also has research credit carryforwards for federal and state purposes of approximately $947,000 and $915,000 respectively, available to reduce future income taxes. The federal research credit carryforwards expire beginning in 2012 through 2021. The research credit carryforwards for state purposes carry forward indefinitely until utilized. The company has a foreign tax credit carryforward for federal tax purpose in the amount of $146,000. The foreign tax credits begin to expire in 2002.

As of December 31, 2001, approximately $365,000 of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, the benefit from which will be allocated to additional paid-in capital when and if subsequently realized.

Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly.

Note 10.    Geographic, Segment and Significant Customer Information

The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the manner in which public companies report information

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

The Company’s chief operating decision-maker is considered to be the Chief Executive Officer (“CEO”). The CEO reviews financial information presented on an entity level basis accompanied by disaggregated information about revenue by product type for purposes of making operating decisions and assessing financial performance. The entity level financial information is identical to the information presented in the accompanying statements of operations. Therefore, the Company operates in a single operating segment: Enterprise information portal systems. The disaggregated information is as follows (in thousands):

	Years Ended December 31,
	2001	2000	1999
Revenue:
License	$4,652	$18,687	$7,320
Services:
Consulting	970	3,910	1,694
Maintenance	3,475	3,628	1,137

Total revenue	$9,097	$26,225	$10,151

Significant customer information is as follows:

	Percentage of Total Revenue Years Ended December 31,			Percentage of Total Accounts Receivable
	2001	2000	1999	December 31, 2001
Customer A	22.1%	6.7%	5.6%	14.6%

The Company markets its products mainly from its operations in North America. International sales are primarily to customers in Europe and Asia Pacific. Revenues derived from sales to customers in Asia Pacific and Europe were 19%, 14%, and 6% of total revenue for the years ended December 31, 2001, 2000 and 1999, respectively.

Revenues aggregating 5.7% of total revenue for the year ended December 31, 2001 were generated from a customer who is also a stockholder of the Company, and whose ownership percentage was 0.98% as of December 31, 2001. Revenues aggregating 1.4% of total revenue for the year ended December 31, 2000 were generated from a customer who is also a stockholder of the Company, and whose ownership percentage was 1.76% as of December 31, 2000.

Note 11.    Notes Payables

In 1999, the Company entered into a $2,000,000 bank line of credit. Borrowings under the agreement bear interest at the bank’s base rate, as announced by the bank from time to time, plus 1%. The credit agreement was based on a percentage of qualified outstanding accounts receivable and is secured by a security interest in certain of the Company’s intellectual property. Effective December 20, 2000, the maximum borrowing under the line of credit was increased to $5.0 million. The Company had $5.0 million and $0 outstanding balances under the line

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

of credit as of December 31, 2000 and 1999, respectively. The bank line of credit, which matured on December 31, 2000, was paid in full on January 2, 2001. This bank line of credit was not renewed. In 1999, the Company also entered into a revolving equipment loan in the amount of $500,000 with interest at the bank’s base rate, as announced by the bank from time to time plus 1.25%. As of December 31, 1999, the Company had no balances outstanding under the equipment loan. The equipment loan agreement expired during 2000.

As more fully discussed in Note 4, in January 2000, the Company issued notes payable in an aggregate principal amount of $1.0 million in connection with the acquisition of a business. This note bears interest at 6% per annum and was due and payable no later than January 20, 2001. The Company paid the notes in full on January 2, 2001.

Note 12.    Commitments and Contingency

The Company leases its facilities and certain equipment under noncancelable operating lease agreements. Rent expense was approximately, $1,679,553, $2,667,000 and $528,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum lease payments under noncancelable operating leases for the years after December 31, 2001 are as follows (in thousands):

December 31,
2002	$86
2003	22
2004	22
2005	17

Total	$147

During 1999, the Company entered into software marketing and distribution agreements with distributors located in Germany and Hong Kong. Some of the agreements include a buyout obligation that can be exercised by the distributor following the third anniversary of the agreement if minimum sales quotas and certain conditions have been met. In December 2000, the agreement with a distributor in Germany was terminated. The reported revenue by the distributor in Hong Kong accounts for less than 1% of the total revenue in the year 2000.

On November 13, 2001, a press release issued by Milberg Weiss Bershad Hynes & Lerach LLP announced that The Plaintiffs’ Executive Committee in In re: Initial Public Offering Securities Litigation, 21 MC 92 (SAS) had filed a class action law suit on November 13, 2001, on behalf of purchasers of the securities of Viador, Inc. between October 25, 1999 and December 6, 2000, inclusive. This proceeding is at a very early stage and the Company is unable to speculate as to ultimate outcome.

Note 13.    Subsequent Events

On December 11, 2001, the Company circulated a workout agreement with certain of its creditors representing approximately $1,867,000 of its outstanding accounts payable. Upon consummation in February 2002 and under the terms of the workout agreement, these creditors released the Company from any obligation to repay any such amounts in exchange for payment of 25% of the total debt the Company owed them as of September 30, 2001. On February 8, 2002, the Company paid the creditors that were party to the workout agreement their respective agreed upon amounts aggregating approximately $467,000 for an extraordinary gain of $1,400,000, which will be reflected in the first quarter of 2002 financial results. As of December 31, 2001, the

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

Company had classified $525,000 as restricted cash, which was restricted and was to be used only to pay creditors as part of this workout agreement.

As of December 31, 2001, the Company deposited $0.5 million into a non-interest bearing trust account. These funds were restricted for the sole purpose of payment on the Company’s workout agreement with its creditors.

On March 18, 2002, the Company received $1.0 million in financing through a private offering of debt securities and a commitment to provide additional financing of up to $2.0 million upon request to Mr. Heungyeung Yeung, who currently holds certain of the Company’s equity securities. Mr. Yeung’s commitment to provide $2.0 million in additional financing is subject to certain conditions relating to the Company’s ability to meet the Company’s obligations under the notes and warrants issued to Mr. Yeung, changes in equity ownership, composition of the Company’s management team and any change in control.

As consideration for the funds and the commitment to provide additional funds, the Company issued a convertible promissory note and two warrants to Mr. Yeung. The note has a principal amount of $1.0 million and is convertible into 16,711,230 shares of the Company’s common stock. The note accrues interest at a stated rate of 1% per year and matures on March 18, 2004.

One of the warrants is exercisable in whole or in part, at any time or from time to time, for 3,333,333 shares of the Company’s common stock at an exercise price of $0.06 per share. The second warrant is exercisable for an aggregate of 3,333,333 shares of the Company’s common stock at an exercise price of $0.06 per share, but is subject to vesting, such that 25% of the warrant becomes exercisable every six months and is entirely exercisable on March 18, 2004, two years after the issuance date. The second warrant ceases to vest in the event Mr. Yeung fails to fulfill his commitment to provide additional funding. However, if Mr. Yeung’s failure to provide additional funding is due to the Company’s failure to meet any of the conditions above, the second warrant becomes fully exercisable. Both warrants expire on March 18, 2005.

Each time the Company receives additional funding from Mr. Yeung, it will issue to Mr. Yeung a convertible promissory note with a principal amount equal to the amount of such additional funding. Interest on any such note will accrue at a rate equal to the sum of (a) the prime rate in effect on loans made by Citibank, N.A. as of the date such note, plus (b) three percent (3%). Any such note will be convertible into either shares of common stock or any equity securities the Company issues to a third party or third parties in one or more bona fide, arms-length transactions for the purpose of raising capital during the term of such note. If the note is converted into the Company’s common stock, the note will be convertible into a number of shares of common stock equal to the total principal and interest amount outstanding on the note at the time of conversion divided by $0.05984. If the note is converted into another class of equity securities issued in an equity financing, the note will be convertible into a number of shares of such equity securities equal to the total principal and interest amount outstanding on the note at the time of conversion divided by the price per share or unit at which such equity securities are sold to third party investors.

None of the notes or warrants issued or issuable to Mr. Yeung in this offering is convertible or exercisable if the conversion or exercise of any such note or warrant would result in Mr. Yeung or his affiliates holding more than 49.9% of the Company’s issued and outstanding voting stock.

In connection with this financing, the Company incurred a commission payable to Mr. Yeung in the amount of $60,000.

VIADOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001, 2000 and 1999

Note 14.    Quarterly Results of Operations (Unaudited)

The following tables set forth certain unaudited statements of operations data for the eight quarters ended December 31, 2001 (in thousands):

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001
Statement of operations
Revenue:
License	$4,193	$5,382	$6,398	$2,714	$2,254	$1,330	$551	$516
Service	1,125	2,063	2,037	2,313	1,361	1,347	855	883

Total revenue	5,318	7,445	8,435	5,027	3,615	2,677	1,406	1,399

Cost of revenue:
Amortization of capitalized software	—	109	337	390	423	3,031	103	(104)
License and service cost of revenue	1,617	2,220	2,397	3,291	1,791	727	412	(10)

Total cost of revenue	1,617	2,329	2,734	3,681	2,214	3,758	515	(114)

Gross profit (loss)	3,701	5,116	5,701	1,346	1,401	(1,081)	891	1,513

Operating expenses:
Sales and marketing	6,256	7,191	7,024	7,740	4,586	4,605	1,972	346
Research and development	1,306	2,053	2,696	2,201	1,949	1,754	671	305
General and administrative	1,452	1,401	1,628	2,372	1,487	1,488	1,380	885
Amortization of goodwill	—	146	107	174	107	213	—	(151)
Restructuring expense	—	—	—	693	—	217	—	34
Loss on lease termination	—	—	—	—	—	2,824	—	—
Impairment loss—goodwill	—	—	—	1,270	—	1,430	—	106
Impairment loss—equipment held for sale	—	—	—	—	—	550	300	—
Amortization of stock-based compensation	334	278	219	190	204	(375)	53	(3)
Loss on sale of equipment	—	—	—	—	—	—	190	—

Total operating expenses	9,348	11,069	11,674	14,640	8,333	12,706	4,566	1,522

Operating loss	(5,647)	(5,953)	(5,973)	(13,294)	(6,932)	(13,787)	(3,675)	(9)
Other income and expense, net	435	410	348	342	86	13	(417)	(56)

Net loss before income taxes and extraordinary item	(5,212)	(5,543)	(5,625)	(12,952)	(6,846)	(13,774)	(4,092)	(65)
Extraordinary gain on extinguishment of debt	—	—	—	—	—	—	—	377
Provision for income taxes	—	—	—	—	—	28	—	34

Net income (loss)	$(5,212)	$(5,543)	$(5,625)	$(12,952)	$(6,846)	$(13,802)	$(4,092)	$278

Basic net income (loss) per share before extraordinary item	$(0.31)	$(0.32)	$(0.32)	$(0.72)	$(0.38)	$(0.76)	$(0.16)	$0.00
Basic net income (loss) per share—extraordinary item	$—	$—	$—	$—	$—	$—	$—	$0.01

Basic net income (loss) per share	$(0.31)	$(0.32)	$(0.32)	$(0.72)	$(0.38)	$(0.76)	$(0.16)	$0.01

Weighted average shares used in basic net income (loss) per share	17,023	17,373	17,709	18,018	18,197	18,258	26,047	33,142

Diluted net income (loss) per share before extraordinary item	$(0.31)	$(0.32)	$(0.32)	$(0.72)	$(0.38)	$(0.76)	$(0.16)	$0.00
Diluted net income (loss) per share—extraordinary item	$—	$—	$—	$—	$—	$—	$—	$0.01

Diluted net income (loss) per share	$(0.31)	$(0.32)	$(0.32)	$(0.72)	$(0.38)	$(0.76)	$(0.16)	$0.01

Weighted average shares used in diluted net income (loss) per share	17,023	17,373	17,709	18,018	18,197	18,258	26,047	37,949

VIADOR INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2001, 2000, and 1999
(In thousands)

Classification	Balance at Beginning of Period	Provisions	Deductions/ Write-Offs	Balance at End of Period
For the year 2001
Allowance for doubtful accounts	$2,033	$3,542	$(5,195)	$380
For the year 2000
Allowance for doubtful accounts	$208	$3,081	$(1,256)	$2,033
For the year 1999
Allowance for doubtful accounts	$53	$237	$(82)	$208

VIADOR, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share data, unaudited)

	June 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$1,449	$518
Restricted cash	—	525
Accounts receivable, net of allowance of $150 at June 30, 2002, and $380 at December 31, 2001	780	1,195
Other current assets	173	182

Total current assets	2,402	2,420
Property and equipment, net	444	726
Other assets	145	160

Total assets	$2,991	$3,306

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$292	$2,273
Accrued liabilities	332	582
Accrued vacation and bonus	206	242
Accrued restructuring expense	—	23
Deferred revenue	2,467	2,605

Total current liabilities	3,297	5,725

Convertible note payable, net of unamortized discount of $854 at June 30, 2002	146	—
Stockholders’ deficit:
Common stock, $0.001 par value: 100,000,000 shares authorized as of June 30, 2002 and December 31, 2001; issued and outstanding: 33,674,727 shares and 33,147,212 shares as of June 30, 2002 and December 31, 2001, respectively	34	34
Additional paid-in capital	75,926	74,809
Deferred stock-based compensation	(371)	(452)
Treasury stock	(34)	(34)
Accumulated deficit	(76,023)	(76,776)
Accumulated other comprehensive income	16	—

Total stockholders’ deficit	(452)	(2,419)

Total liabilities and stockholders’ deficit	$2,991	$3,306

See accompanying notes to unaudited condensed consolidated financial statements.

VIADOR INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenue:
License	$273	$1,330	$973	$3,584
Service	865	1,347	1,564	2,708

Total revenue	1,138	2,677	2,537	6,292

Cost of revenue:
Amortization of capitalized software	—	3,031	—	3,454
License and service cost of revenue	434	727	681	2,518

Total cost of revenue	434	3,758	681	5,972

Gross profit (loss)	704	(1,081)	1,856	320

Operating expenses:
Sales and marketing	255	4,605	543	9,191
Research and development	496	1,754	1,024	3,703
General and administrative	252	1,488	677	2,975
Amortization of stock-based compensation(1)	79	(375)	83	(171)
Amortization of goodwill	—	213	—	320
Impairment loss—goodwill	—	1,430	—	1,430
Restructuring expense	(9)	217	(9)	217
Loss on lease termination	—	2,824	—	2,824
Impairment loss—equipment held for sale	—	550	—	550

Total operating expenses	1,073	12,706	2,318	21,039

Operating loss	(369)	(13,787)	(462)	(20,719)
Interest expense	(125)	—	(146)	—
Other income and expense, net	5	13	—	99

Net loss before income taxes and extraordinary item	(489)	(13,774)	(608)	(20,620)
Extraordinary gain on extinguishment of debt	50	—	1,361	—
Benefit (provision) for income taxes	7	(28)	—	(28)

Net income (loss)	$(432)	$(13,802)	$753	$(20,648)

Basic net loss per share:
Net loss before extraordinary gain on extinguishment of debt	$(0.01)	$(0.76)	$(0.02)	$(0.38)
Extraordinary item—gain on extinguishment of debt, net of taxes	—	—	0.04	—

Net income (loss)	$(0.01)	$(0.76)	$0.02	$(1.13)

Weighted average shares used to compute net income (loss) per share:
Basic and diluted	33,111	18,258	33,109	18,205

(1)	The allocation of the amortization of stock-based compensation relates to the expense categories as set forth below (in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Cost of revenue	$—	$(1)	$1	$1
Sales and marketing	1	(208)	2	(157)
Research and development	1	(9)	3	44
General and administrative	77	(157)	77	(59)

	$79	$(375)	$83	$(171)

See accompanying notes to unaudited condensed consolidated financial statements.

VIADOR INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended June 30,
	2002	2001
Cash flows from operating activities:
Net income (loss)	$753	$(20,648)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	273	958
Amortization of capitalized software	—	3,454
Amortization of goodwill	—	320
Amortization of deferred stock-based compensation	83	(171)
Amortization of deferred stock-based charges	75	123
Extraordinary gain on extinguishment of debt	(1,361)	—
Non-cash interest expense	146	—
Loss on lease termination	—	2,824
Impairment loss—goodwill	—	1,430
Impairment loss—equipment held for sale	—	550
Allowance for uncollectible notes receivable from stockholder	—	123
Changes in operating assets and liabilities:
Accounts receivable	415	3,683
Other current assets and other assets	57	1,576
Accounts payable, accrued liabilities and accrued vacation and bonus	(322)	(2,574)
Accrued restructuring expenses	(23)	(548)
Deferred revenue	(138)	(901)

Net cash used in operating activities	(42)	(9,801)

Cash flows from investing activities:
Capital expenditures	—	(13)
Proceeds from sale of equipment	17	—
Capitalization of software development costs	—	(198)

Net cash provided by (used in) investing activities	17	(211)

Cash flows from financing activities:
Repayment of bank line of credit	—	(5,000)
Repayment of note payable from business acquisition	—	(1,000)
Proceeds from issuance of convertible note payable and warrants, net of issuance costs	940	—
Proceeds from issuance of common stock	—	5

Net cash provided by (used in) financing activities	940	(5,995)

Effect of exchange rate on cash and cash equivalents	16	99

Net increase (decrease) in cash and cash equivalents	931	(15,908)
Cash and cash equivalents, beginning of period	518	15,955

Cash and cash equivalents, end of period	$1,449	$47

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$135

Cash paid for income taxes	$14	$31

Supplemental disclosure of non-cash financing activities:
Value of beneficial conversion feature on convertible note payable	$628	$—

Value of warrants issued with convertible note payable	$372	$—

Issuance of stock in conjunction with settlement	$100	$—

See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30 2002

Note 1.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Viador Inc. and its subsidiary (referred to hereafter as “Viador,” “we,” “us” or “our”), after elimination of all intercompany accounts and transactions, and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the interim periods presented are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ending December 31, 2002. These condensed consolidated financial statements and the notes included herein should be read in conjunction with Viador’s audited financial statements and notes for the year ended December 31, 2001 included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001.

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. Our recurring net losses, including $24.5 million for the year ended December 31, 2001, raise substantial doubt regarding our ability to continue as a going concern. In 2001, our revenue was not sufficient to support our operations, and revenue will not be sufficient to support operations until such time, if any, that Viador’s enterprise information portal software gains substantial market acceptance. Viador expects to continue to use cash in operations and incur operating losses in the foreseeable future, and may need to obtain additional funding to sustain our operations in 2002. We obtained debt/equity financing of $1.0 million in the first quarter of 2002, as well as a commitment for additional debt financing of up to $2.0 million, subject to our meeting certain financial and business conditions (see Note 3). We believe that these actions will allow Viador to continue as a going concern for the next twelve months. However, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustments that might be necessary should Viador be unable to continue as a going concern.

Note 2.    Summary of Significant Accounting Policies

(a)    Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

(b)    Revenue Recognition

Viador licenses its software products to end user customers, original equipment manufacturers, or OEMs, and value added resellers, or VARs. Software license revenue from sales to end users is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable, collectibility of the fee is probable and vendor-specific objective evidence of fair value for all undelivered elements has been established. Vendor-specific objective evidence of fair value for consulting services is based on the price charged when those services are sold separately. We establish sufficient vendor-specific objective evidence of the fair value of post-contract customer support based on the contractually specified annual renewal rates for such services. License revenue is recorded under the residual method described in SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

for arrangements in which licenses are sold with consulting services, post-contract customer support or both. However, the entire fee related to arrangements that require us to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless we have sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require Viador to deliver unspecified additional products are deferred and recognized ratably over the term of the arrangement beginning with the delivery of the first product. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed.

Software revenue related to arrangements to maintain the compatibility of our software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in which Viador earns a royalty based on a specified percentage of OEM sales to end users incorporating our software is recognized upon delivery by the OEM to the end user provided collection is probable.

Service revenue consists of fees from professional services including integration of software, application development, training and software installation. Viador bills professional services fees on a time and materials basis. We recognize professional services fees as the services are performed.

Customers typically purchase post-contract customer support agreements annually, which are priced based on a fixed percentage of the product license fee. Viador recognizes revenue allocated to post-contract customer support agreements ratably over the term of the arrangement, which are typically one year.

Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, production media used to deliver our products and shipping costs, including the costs associated with the electronic transmission of software to new customers, amortization of capitalized software development costs, and an allocation of our facilities, communications and depreciation expenses.

Cost of service revenue includes salaries and related expenses for providing consulting services, customer support, implementation and training services organizations, and costs of contracting with third parties that provide services to customers.

(c)    Financial Instruments and Concentration of Credit Risk

The carrying value of our financial instruments, including cash equivalents, accounts receivable and payable and notes payable approximates fair market value. Financial instruments that potentially subject Viador to concentrations of credit risk consist primarily of cash equivalents, trade accounts receivable and convertible notes payable (see Note 3).

Viador sells its products and services to customers in diversified industries. Credit risk is concentrated in North America, Europe and Asia. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from our customers. We maintain reserves to provide for estimated credit losses. Actual credit losses could differ from such estimates.

(d)    Software Development Costs

Viador accounts for its software development expenses in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” This statement requires that, once technological feasibility of a new product enhancement

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

has been established, all subsequent costs incurred in developing that product or enhancement to a commercially acceptable level be capitalized and amortized. Viador uses a detailed program design approach in determining technological feasibility. All software costs are amortized as a cost of revenue either on a straight-line basis, or on the basis of each product’s projected revenue, whichever results in greater amortization, over the remaining estimated economic life of product, which is generally estimated to be two years. In the quarter ended June 30, 2001, the remaining balance of previously capitalized software development costs was fully amortized as projection of any future revenue from underlying product sales was deemed to be uncertain for purposes of evaluating recoverability, resulting in amortization of software development costs, classified as cost of sales, of approximately $3.0 million for the three months ended June 30, 2001 and $3.5 million for the six months ended June 30, 2001. Consequently, net capitalized software development costs amounted to zero as of June 30, 2002.

(e)    Stock-Based Compensation

Viador applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its employee stock option plan. As such, compensation expense would be recorded on the date of grant only if the market price of the underlying stock on the date of grant exceeded the exercise price. In April 2000, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 44 (“FIN No. 44”), “Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB No. 25.” Viador has adopted the provisions of FIN No. 44, and such adoption did not materially impact our consolidated financial position or results of operations. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted the disclosure requirements of SFAS No. 123.

(f)    Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Items of comprehensive income (loss) that Viador currently reports relate to foreign currency translation adjustments.

The components of comprehensive loss, net of tax, for the three and six months ended June 30, 2002 and 2001 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net income (loss)	$(432)	$(13,802)	$753	$(20,648)
Other comprehensive income (loss):
Foreign currency translation adjustments	8	71	16	99

Total comprehensive income (loss)	$(424)	$(13,731)	$769	$(20,549)

(g)    Goodwill and Other Intangible Assets

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which supersedes APB Opinion No. 17, “Intangible Assets.” SFAS No. 142 requires that goodwill and other intangibles with an indefinite useful life not be amortized, but be tested for impairment at least annually by applying a fair-value-based test. Also, if the benefit of an intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, the intangible asset should be separately recognized and amortized over its estimated useful life. Viador adopted SFAS No. 142 in the quarter ended March 31, 2002. The adoption of SFAS No. 142 did not have a material effect on our consolidated financial position or results of operations. We had no goodwill and no significant other intangible assets as of June 30, 2002 or December 31, 2001.

On January 20, 2000, Viador acquired a distributor in Switzerland, the purchase price allocation of which resulted in $2.1 million in goodwill. In the three months ended June 30, 2001, the remaining unamortized portion of this goodwill was deemed impaired as actual revenue for the acquired company was below projected revenue, and key management personnel terminated employment with the subsidiary located in Switzerland, resulting in the recognition of approximately $1.4 million in impairment losses in the period ended June 30, 2001. Amortization expense related to goodwill was approximately $213,000 for the three months ended June 30, 2001 and $320,000 for the six months ended June 30, 2001.

The following table presents the impact of SFAS No. 142 on net income (loss) per share if the standard been in effect since the first quarter of 2001 (in thousands, except per-share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Reported net income (loss)	$(432)	$(13,802)	$753	$(20,648)
Adjustments:
Amortization of goodwill	—	213	—	320
Impairment loss—goodwill	—	(320)	—	(320)

Adjusted net income (loss)	$(432)	$(13,909)	$753	$(20,648)

Reported net income (loss) per share—basic and diluted	$(0.01)	$(0.76)	$0.02	$(1.13)

Adjusted net income (loss) per share—basic and diluted	$(0.01)	$(0.76)	$0.02	$(1.13)

(h)    Impairment of Long-Lived Assets

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 serves to clarify and further define the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS No. 144 does not apply to goodwill and other intangible assets that are not amortized. Viador adopted SFAS No. 144 effective January 1, 2002. The adoption of Statement 144 did not have a material effect on our consolidated financial position or results of operations.

(i)    Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Viador expects to adopt SFAS No. 143 effective January 1, 2003. The adoption of Statement 143 is not expected to have a material effect on our consolidated financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded. SFAS No. 44 was issued to establish accounting requirements for the effects of

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, SFAS No. 44 is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.

The provisions of this Statement related to the rescission of SFAS No. 4 will be applied in fiscal years beginning after May 15, 2002. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item will be reclassified. Early application of the provisions of this Statement related to the rescission of SFAS No. 4 is encouraged. Viador expects to adopt this provision of SFAS No. 145 effective with its fiscal year beginning January 1, 2003, at which time it expects to reclassify its gain associated with extinguishment of debt out of extraordinary items into other income and expense.

Certain other provisions of this Statement related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. Viador does not anticipate the remaining provisions of this statement will have a material effect on its consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which nullifies Emerging Issues Task Force (EITF) Issue No. 94-3 Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and states that an entity’s commitment to an exit plan, by itself, does not create a present obligation that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability.

The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Viador does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial position or results of operations.

(j)    Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentations.

Note 3.    Note Payable

On March 18, 2002, Viador received $1.0 million in financing through a private offering of debt securities and a conditional commitment to provide additional debt financing of up to $2.0 million upon request from Mr. Heungyeung Yeung, who currently holds certain of Viador’s equity securities. Mr. Yeung’s conditional commitment to provide $2.0 million in additional debt financing is conditioned upon none of the following events (“default events”) having occurred: 1) a material adverse event affecting Viador’s business, operations, properties, financial condition, or prospects which would materially impair Viador’s ability to perform its obligations under the agreement and any of the notes and warrants issued in connection with this financing; 2) the closing of a debt or equity financing or other financial arrangement by Viador involving proceeds to it of $1.0 million or more from investors not related to Mr. Yeung that would result in such investors holding twenty-five percent (25%) or more of Viador’s outstanding securities; 3) any material change in Viador’s management team, and 4) any transaction that would result in a change in voting control of Viador. Mr. Yeung has discretion in determining whether Viador meets the foregoing conditions and ultimately whether to provide any additional financing. The $1.0 million obligation is secured by the accounts receivable of Viador. The note is callable if any

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

of the following conditions occur: 1) Viador fails to makes any payment when due, 2) the breach of any condition of the note and subsequent failure to cure within twenty (20) days following notice of such default, 3) any transaction that would result in a change in voting control of Viador, and 4) the filing of a petition by or against Viador under any provision of applicable bankruptcy or similar law relating to insolvency, or appointment of a receiver, trustee, custodian, or liquidator of or for all or any substantial part of the assets or property of Viador, or the making of a general assignment for the benefit of creditors by Viador.

As consideration for the funds and the conditional commitment to provide additional funds, Viador issued a convertible promissory note and two warrants to Mr. Yeung. The note has a principal amount of $1.0 million and is convertible into 16,711,230 shares of Viador’s common stock. The note accrues interest at a stated rate of 1% per year and matures on March 18, 2004.

One of the warrants is exercisable in whole or in part, at any time or from time to time, for 3,333,333 shares of Viador’s common stock at an exercise price of $0.06 per share. The second warrant is exercisable for an aggregate of 3,333,333 shares of Viador’s common stock at an exercise price of $0.06 per share, but is subject to vesting, such that 25% of the warrant becomes exercisable every six months and is entirely exercisable on March 18, 2004, two years after the issuance date. The second warrant ceases to vest in the event Mr. Yeung fails to fulfill his commitment to provide additional funding. However, if Mr. Yeung’s failure to provide additional funding is due to Viador’s failure to meet any of the conditions above, the second warrant becomes fully exercisable. Both warrants expire on March 18, 2005.

We calculated the fair value of the warrants using the Black-Scholes option pricing model and the following assumptions: no dividends; contractual life of 3 years; risk-free interest rate of 3.1%; and expected volatility of 187%, which resulted in a value of the warrants of approximately $372,000. Of the $1.0 million gross proceeds, we allocated $372,000 to the warrants and $628,000, the remaining proceeds, to the beneficial conversion feature. Accordingly, we recorded the beneficial conversion feature of the convertible note of $628,000 and the $372,000 of warrants to additional paid-in capital and initially recorded the carrying value of the note at zero. The carrying value of the note is being accreted to its face value of $1.0 million over the term of the note (24 months) using the straight-line interest method, resulting in a non-cash interest charge of $125,000 during the second quarter of 2002 and $146,000 for the first six months of 2002. In connection with this financing, we incurred a commission payable to Mr. Yeung in the amount of $60,000, which was recorded as an offset to the proceeds from this arrangement. As of June 30, 2002 the carrying amount of the note payable of $146,000 was net of the unamortized discount of $854,000.

Each time Viador receives additional funding from Mr. Yeung, we are obligated to issue to Mr. Yeung a convertible promissory note with a principal amount equal to the amount of such additional funding. Interest on any such note will accrue at a rate equal to the sum of (a) the prime rate in effect on loans made by Citibank, N.A. as of the date of such note, plus (b) three percent (3%). Any such note will be convertible into either shares of common stock or any equity securities Viador issues to a third party or third parties in one or more bona fide, arms-length transactions for the purpose of raising capital during the term of such note. If the note is converted into Viador’s common stock, the note will be convertible into a number of shares of common stock equal to the total principal and interest amount outstanding on the note at the time of conversion divided by $0.05984. If the note is converted into another class of equity securities issued in an equity financing, the note will be convertible into a number of shares of such equity securities equal to the total principal and interest amount outstanding on the note at the time of conversion divided by the price per share or unit at which such equity securities are sold to third party investors.

None of the notes or warrants issued or issuable to Mr. Yeung are convertible or exercisable if the conversion or exercise of any such note or warrant would result in Mr. Yeung or his affiliates holding more than 49.9% of Viador’s issued and outstanding voting stock.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

Note 4.    Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted-average number of outstanding shares of common stock excluding weighted-average shares of restricted stock subject to repurchase. Diluted net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding used in the basic earnings per share calculation including, when dilutive, potential common shares from outstanding stock options and warrants to purchase common stock computed using the treasury stock method, and convertible securities using the “as if converted” method. The potential common shares associated with shares issuable under stock options, warrants and convertible notes (see Note 5) have been excluded from the computation of diluted net income (loss) per share for all periods presented because the effect would have been antidilutive. Potential common shares of approximately 3,889,000 for the three months ended June 30, 2002 and 3,954,000 for the six months ended June 30, 2002 have been excluded from the diluted loss per share calculation due to their antidilutive effect. Potential common shares of approximately 5,333,000 for both the three and six months ended June 30, 2001 have been excluded from the diluted loss per share calculation due to their antidilutive effect.

In accordance with SFAS No. 128, “Earnings per Share,” the “control number” in determining whether those potential common shares are dilutive or antidilutive is income (loss) from continuing operations before extraordinary items. The following is a reconciliation of shares used to compute earnings per share (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Weighted average shares outstanding	33,148	18,282	33,148	18,233
Weighted average restricted shares subject to repurchase	(37)	(24)	(39)	(28)

Shares used to compute basic and diluted earnings per share	33,111	18,258	33,109	18,205

Note 5.    Shares Reserved for Future Issuance

Shares of common stock reserved for future issuance is as follows (in thousands):

	June 30, 2002	December 31, 2001	June 30, 2001
Shares issuable under stock options	8,096	5,051	5,168
Shares available for future grant under stock option plans	2,787	4,174	5,717
Shares available for future issuance under the Employee Stock Purchase Plan	1,378	715	729
Shares issuable pursuant to warrants to purchase common stock	10,885	4,268	5
Shares issuable pursuant to convertible note payable	16,711	—	—

	39,857	14,208	11,619

In June 2002, Viador’s stockholders approved an increase to the total number of shares authorized for issuance under our 1999 Stock Incentive Plan by 10,000,000 shares to a total of 22,895,549 shares.

Note 6.    Restructuring Expense and Impairment

In December 2000, the Board of Directors approved a restructuring program designed to streamline Viador’s business and to reduce costs, which resulted in the accrual of a restructuring expense of $693,000. During 2001, the Board of Directors approved restructuring programs designed to further streamline Viador’s

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

business and to reduce costs, resulting in additional restructuring expense of $251,000. The following table depicts the activity for the restructuring accrual through June 30, 2002 (in thousands):

	Severance	Rent	Total
Restructuring accrual, December 31, 2000	$234	$459	$693
Additions to restructuring accrual, April 2001	144	—	144
Additions to restructuring accrual, June 2001	73	—	73
Additions to restructuring accrual, September 2001	10	—	10
Additions to restructuring accrual, December 2001	24	—	24
Cash payments (January 2001 through December 2001)	(462)	(459)	(921)
Cash payments (January 2002 through June 2002)	(14)	—	(14)

Reverse restructuring accrual, June 2002	(9)	—	(9)

Total	$—	$—	$—

In June 2001, Viador terminated its corporate lease that was scheduled to expire in 2005 in order to reduce future operating expenses. As consideration for early termination, Viador surrendered its restricted lease deposit of $1.0 million and a significant amount of office furniture, leasehold improvements and other assets associated with the corporate lease (with a net book value of approximately $1.8 million) to the landlord. In June 2001, management decided to sell certain equipment. In connection with this decision, Viador recognized a loss on equipment held for sale of $550,000. In June 2002, Viador reversed the remaining accrual balance of $9,000 because the restructuring plan was complete.

Note 7.    Extraordinary Gain on Extinguishment of Debt

In the first quarter of 2002, Viador consummated workout agreements with certain of its creditors, representing approximately $1.8 million of its outstanding accounts payable, pursuant to which these creditors agreed to release Viador from any obligation to repay any such amounts in exchange for payment of 25% of the total debt Viador owed them as of September 30, 2001. Viador paid the creditors that were party to the workout agreements their respective agreed upon amounts aggregating approximately $467,000, resulting in the recognition of an extraordinary gain on extinguishment of approximately $1.3 million.

In the second quarter of 2002, Viador recorded an extraordinary gain on extinguishment of debt to reflect settlement of an outstanding debt of $63,000 with a payment of $16,000. In connection with this settlement, Viador also reversed into general and administrative expense a previously recorded accrual of $108,000 that was no longer deemed to be necessary. Separately, in April 2002, Viador settled with a vendor for 25% of an outstanding balance of $4,000 with a payment of $1,000, which also resulted in an extraordinary gain.

As of December 31, 2001, Viador had set aside $525,000 in restricted cash for the purpose of settling these liabilities. As of June 30, 2002, $484,000 had been used to settle liabilities and $41,000 had been refunded to Viador.

Note 8.    Geographic, Segment and Significant Customer Information

Viador has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

what information to report is based on the way management organizes the operating segments within Viador for the purposes of making operating decisions and assessing financial performance.

Viador’s chief operating decision-maker is considered to be the chief executive officer, or CEO. The CEO reviews financial information presented on an entity level basis accompanied by disaggregated information about revenue by product type for purposes of making operating decisions and assessing financial performance. The entity level financial information is identical to the information presented in the accompanying statements of operations. Therefore, Viador has determined that it operates in a single operating segment: Enterprise information portal systems.

Significant customer information is as follows:

	Percentage of Total Revenue
	Three Months Ended June 30,		Six Months Ended June 30,		Percentage of Total Accounts Receivable as of
	2002	2001	2002	2001	June 30, 2002	Dec. 31, 2001
Customer A	14%	23%	21%	10%	10%	15%

Viador markets products mainly from operations in North America. International sales are primarily to customers in Europe and Asia Pacific. Revenue derived from international sales as a percentage of total revenue was 9% for both the three and six months ended June 30, 2002, and 40% for both the three and six months ended June 30, 2001.

Revenue aggregating 3% of total revenue for the six months ended June 30, 2002 was generated from a customer who is also a stockholder of Viador, and whose ownership percentage was 1% as of June 30, 2002. Revenue aggregating 5% of total revenue for the six months ended June 30, 2001 was generated from a customer who is also a stockholder of Viador, and whose ownership percentage was 2% as of June 30, 2001.

Note 9.    Litigation

Claims Settled

On May 10, 2002, attorneys for one of Viador’s customers, CMS, sent a letter to Viador reporting that CMS had filed suit against Viador in the United States District Court for the Eastern District of Virginia, Alexandria Division. According to the letter, the complaint alleges breach of contract and seeks monetary damages of approximately $281,000. On July 1, 2002 Viador settled this dispute with CMS for the sum of $35,000 in exchange for which CMS dismissed all claims against Viador. This settlement is included in accrued liabilities as of June 30, 2002.

On May 16, 2002 Viador settled a dispute with a former customer, Society for Human Resources Management, Inc. “SHRM”. SHRM alleged breach of contract and was seeking approximately $791,000 in monetary damages. The terms of the settlement included a cash payment to SHRM in the amount of $50,000 and 526,315 shares of Common Stock with a market value of $100,000 on the date of issuance. We had previously accrued $100,000 related to this dispute.

In the three months ended June 30, 2002 Viador reversed a legal accrual of $108,000 as a result of a settlement with a vendor. This credit has been classified as an offset to general and administrative expense in the three months ended June 30, 2002.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30 2002

Pending Class Action Law Suit

On November 13, 2001, Viador and certain of its current and former officers and directors (the “Individual Defendants”), together with the underwriters of its October 25, 1999 Initial Public Offering (“IPO”), were named as defendants in a class action complaint alleging violations of the federal securities laws in the United States District Court, Southern District of New York. The Court appointed a lead plaintiff on April 15, 2002, and plaintiffs filed an Amended Class Action Complaint on April 19, 2002. The essence of the complaint is that defendants issued and sold Viador’s common stock pursuant to the IPO without disclosing to investors that certain underwriters of the IPO had solicited and received excessive and undisclosed commissions from certain investors. The complaint also alleges that the Registration Statement for the IPO failed to disclose that the underwriters allocated Viador shares to customers in exchange for the customers’ promises to purchase additional shares in the after-market at pre-determined prices above the offering price, thereby maintaining, distorting and/or inflating the market price for the shares in the after-market. The action seeks damages in an unspecified amount.

The lawsuit is part of the “IPO Allocation Securities Litigation” pending in the United States District Court for the Southern District of New York. Approximately 310 companies and over 40 underwriters have been sued in actions alleging claims nearly identical to those alleged against Viador. The cases are being coordinated for pre-trial purposes before the Hon. Schira Scheindlin. The IPO Allocation Securities Litigation is in its early stages. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed on July 15, 2002. Discovery is stayed pending the outcome of motions to dismiss. This proceeding is at a very early stage and Viador is unable to predict its ultimate outcome.

Other Pending Litigation

On January 11, 2002, William Grinder, an individual, filed a personal injury complaint for unspecified monetary damages in San Francisco County Superior Court alleging causes of action for negligence and negligent hiring against Viador and certain other named defendants. Viador is currently investigating the allegations and cannot evaluate plaintiff’s claims at this time.

Viador is involved in lawsuits, claims, investigations and proceedings from time to time, including those identified above, consisting of matters which arise in the ordinary course of business. Any possible adverse outcome arising from these matters, either individually or in the aggregate, is not expected to have a material adverse impact on the results of operations or financial position of Viador. However, Viador’s evaluation of the likely impact of these pending disputes could change in the future.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

FINAL

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into on September 19, 2002 (this “Agreement”), among MASBC, Inc., a Delaware corporation (“Parent”), MASBC Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Viador, Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The Board of Directors of the Company (the “Board”) unanimously has determined that it is fair to, and in the best interests of, the Company and its stockholders (excluding Parent) to consummate the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL” or “Delaware Law”); and

B.    The Board of Directors of each of Merger Sub and Parent have approved this Agreement.

Now, therefore, the parties hereto agree as follows:

I.     DEFINITIONS

As used in this Agreement, the following terms will have the meanings indicated below:

“Affiliate” of a specified Person means a Person that directly or indirectly through one or more intermediaries controls, is Controlled by, or is under common Control with such specified Person, provided, however, that as used in this Agreement with respect to the Company, the term “Affiliate” will only include the Subsidiaries of the Company; provided further that as used in this Agreement with respect to Parent, the term “Affiliate” will not include the Company or any of the Subsidiaries of the Company;

“Affiliate Shares” means Company Shares owned directly or indirectly by Merger Sub or Parent.

“Affiliate Warrant” means any Warrant or other right to purchase Company Shares held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Santa Clara County.

“Closing” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.2(b).

“Closing” has the meaning set forth in Section 2.2.

“Company Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects, could have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

“Company ESPP” means the Viador Inc. 1999 Employee Stock Purchase Plan.

“Company SEC Filings” means the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 1999, 2000 and 2001, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2002, any of the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2002 or the Company’s Proxy Statement on Schedule 14A dated May 2, 2002, including any amendments to any of the foregoing, in each case in the form filed by the Company with the SEC two Business Days prior to the date of this Agreement.

“Company Shares” means shares of the Company’s Common Stock, par value $0.001.

“Company Stock Option” means any option to purchase Company Shares granted pursuant to the Option Plan.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Dissenting Shares” means Company Shares that are not voted in favor of the adoption of this Agreement with respect to which dissenters’ rights shall have been demanded and perfected in accordance with Section 262 of the DGCL.

“Effective Time” has the meaning set forth in Section 2.2.

“Expenses” has the meaning set forth in Section 9.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Indemnified Parties” has the meaning set forth in Section 7.4(b).

“to the Knowledge” of any Person means, when referring to an individual, the actual knowledge of such individual, and when referring to any other Person, means the actual knowledge of such Person’s officers and its board of directors or managers, as appropriate, in each case without undertaking any specific investigation for purposes of making any representation or warranty in this Agreement;

“Law” means any law, statute, ordinance, rule or regulation.

“Measurement Time” means the last Business Day prior to the date hereof.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Option Plan” means the Viador, Inc. 1999 Stock Incentive Plan.

“Order” means any judgment, decree, order, writ, determination or award.

“Parent Shares” means any Company Shares now or hereafter beneficially owned by Parent.

“Parent Material Adverse Effect,” means any change or effect that would prevent or materially delay the consummation of the transactions contemplated by this Agreement, including without limitation the payment for Company Shares converted into cash in the Merger.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Paying Fund” has the meaning set forth in Section 3.2(a).

“Person” means an individual, corporation, partnership, limited partnership, syndicate, limited liability company, joint venture, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Proxy Statement” has the meaning set forth in Section 7.2.

“Representatives” has the meaning set forth in Section 7.3.

“Repurchase Options” has the meaning set forth in Section 3.4(b).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.4.

“Schedule 13E-3” has the meaning set forth in Section 7.2.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, provided, however, that for purposes of the representations and the warranties of Parent in Article IV, and the covenants and other agreements of Parent in Articles V and VI, except as otherwise specifically provided therein, the “Subsidiaries” of Parent will not include the Company or any Subsidiaries of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Terminating Company Breach” has the meaning set forth in Section 9.1(d).

“Terminating Parent Breach” has the meaning set forth in Section 9.1(e).

“Warrants” has the meaning set forth in Section 4.3.

II.     THE MERGER

2.1.    The Merger.    On the terms of this Agreement and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2.    Effective Time; Closing.    As promptly as practicable and in no event later than the Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than conditions providing for the delivery of documents at the Closing) or such other date as may be mutually agreed upon in writing by Parent and the Company, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The term “Effective Time” means the date and time of the filing with, and the acceptance for filing by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be Agreed and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Brobeck, Phleger & Harrison LLP, 2000 University Avenue, East Palo Alto, California, or such other place as may be mutually agreed upon by the Parent and the Company.

2.3.    Effect of the Merger.    At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Delaware Law (including without limitation Sections 259, 260, 261 and 264 of the DGCL). Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers, franchises and interests of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4.    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the Certificate of Incorporation attached hereto as Exhibit A will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

(b)    At the Effective Time, the Bylaws of Merger Sub attached hereto as Exhibit B will be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.5.    Directors and Officers.    The directors of the Company immediately prior to the Effective Time, will become the directors of the Surviving Corporation effective as of the Effective Time and will each hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, and will each hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

III.     CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.1.    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)    Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 3.1(b), any Affiliate Shares and any Dissenting Shares) will be converted, subject to Section 3.2(d), into the right to receive $0.075 in cash (the “Merger Consideration”), without any interest thereon; at the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time converted in accordance with this Section 3.1(a) will no longer be outstanding and will automatically be canceled and retired and cease to exist, and, each certificate previously evidencing such Company Shares other than certificates evidencing Company Shares to be canceled pursuant to Section 3.1(b), any Affiliate Shares and any Dissenting Shares, will evidence only the right to receive upon surrender, cash in an amount equal to the product of (i) the number of Company Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon;

(b)    Each Affiliate Share or Affiliate Warrant, in each case immediately prior to the Effective Time, will be canceled and extinguished without any conversion thereof and no payment or distribution will be made with respect thereto; and

(c)    All of the capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into an aggregate of 100 validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation, which shares shall constitute all of the issued capital stock of the Surviving Corporation immediately after the Effective Time.

3.2.    Payment for Company Common Stock.

(a)    Paying Agent.    From time to time after the Closing, Parent will cause to be deposited with a bank or trust company designated by Parent, reasonably acceptable to the Company, and having a capital surplus of at least $1.0 billion (the “Paying Agent”), for the benefit of the holders of Company Shares (other than Merger Sub), for payment in accordance with this Article III through the Paying Agent, immediately available funds in amounts necessary to make the payments pursuant to Section 3.1(a) (such funds, the “Payment Fund”).

(b)    Payment Procedures.    As promptly as practicable after the Effective Time, Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), other than Certificates representing Affiliate Shares or Dissenting Shares, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender to the Paying Agent of a Certificate for exchange and cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of record of each Certificate will be entitled to receive in respect thereof cash in an amount equal to the product of (i) the number of Company Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, such payment may be issued to a transferee if the Certificate representing such Company Shares is presented to the Paying Agent, accompanied by all documents requested by Parent to evidence and effect such transfer and by evidence satisfactory to Parent that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender cash in an amount equal to the product of (x) the number of Company Shares represented by such Certificate and (y) the Merger Consideration, without any interest thereon.

(c)    Termination of Payment Fund.    Any portion of the Payment Fund that remains undistributed to the holders of Company Shares for 60 days after the Effective Time will be returned to Parent or the Surviving Corporation, as applicable, upon demand, and any holders of Company Shares that have not theretofore complied with this Article III will thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration, without any interest thereon. Any portion of the Payment Fund remaining unclaimed by holders of Company Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither Parent nor the Surviving Corporation will be liable to any holder of Company Shares for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(d)    Withholding Rights.    Each of the Surviving Corporation, Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state or local tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(e)    Lost Certificates.    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate, cash, in an amount equal to the product of (x) the number of Company Shares represented by such Certificate and (y) the Merger Consideration, without any interest thereon.

3.3.    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Company Shares thereafter on the records of the Company.

3.4.    Company Stock Options; Company ESPP.

(a)    At the Effective Time, the Option Plan and each outstanding Company Stock Option, whether vested or unvested, shall be assumed by the Surviving Corporation. Each such option so assumed by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and the applicable stock option agreements, immediately prior to the Effective Time, and (i) such option will be exercisable for a number of whole shares of Surviving Corporation Shares equal to the number of Company Shares that were issuable upon exercise of such option immediately prior to the Effective Time, and (ii) the per share exercise price for the shares of Surviving Corporation Shares issuable upon exercise of such assumed option shall be equal to the exercise price per Company Share at which such option was exercisable immediately prior to the Effective Time. It is the intention of the parties that the options so assumed by Parent qualify, to the maximum extent permissible, following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within thirty (30) business days after the Effective Time, Surviving Corporation will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Option Plan a document evidencing the foregoing assumption of such option by Parent, and Parent may prohibit option exercises during some or all of such period.

(b)    All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Shares (the “Repurchase Options”) shall continue in effect following the Merger and shall thereafter continue to be exercisable by Surviving Corporation upon the same terms and conditions in effect immediately prior to the Effective Time, except the Merger shall not accelerate the vesting of unvested shares provided for in the agreements evidencing the Repurchase Options.

(c)    The Company ESPP will terminate immediately following the close of the current purchase interval on October 31, 2002. Pursuant to the terms of the Company ESPP, all outstanding purchase rights thereunder will be exercised on October 31, 2002. At such time, each participant holding purchase rights under the Company ESPP shall be issued Company Shares. No further purchase rights shall be subsequently granted or exercised under the terminated Company ESPP.

3.5.    Dissenters’ Rights.    Notwithstanding Section 2.1 or any other provision of this Agreement to the contrary, any Dissenting Shares that have not been withdrawn will not be converted into the right to receive cash at or after the Effective Time, but such Dissenting Shares will become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to Delaware Law unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such Dissenting Shares will automatically be converted into and represent the right to receive the Merger Consideration, without any interest thereon, as provided in Section 3.1(a). The Company will give the Parent (a) prompt notice of any demands for appraisal of Company Shares received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

IV.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in the Company SEC Filings:

4.1.    Organization and Qualification.    The Company and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of the Subsidiaries of the Company, where the failure to be duly organized, validly existing or in good standing, or to have such requisite power and authority, could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect.

4.2.    Certificate of Incorporation and Bylaws.    The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of its respective Certificate of Incorporation or Bylaws (or equivalent organizational documents), except, in the case of the Subsidiaries of the Company, for violations that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect.

4.3.    Capitalization.    The Company’s capitalization as of June 30, 2002 was as set forth in the Company’s SEC Filings dated thereof.

4.4.    Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the outstanding Company Shares entitled to vote thereon (the “Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.5.    No Conflict; Required Filings and Consents; No Restrictions.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with, or result in a material violation of the Certificate of Incorporation or Bylaws of the Company or equivalent organizational documents of any of its Subsidiaries, except, in the case of the Subsidiaries of the Company, for violations that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect, (ii) conflict with or result in a material violation of any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company or any of its Subsidiaries, to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien on any property or asset of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries, is a party except, in the case of clauses (ii) and (iii), for any thereof that could not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect or could not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, Delaware Law and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) for such other consents, approvals, authorizations, permits, filings or notifications that if not obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)    There is no suit, action, claim, investigation or inquiry by any Governmental Entity, and no legal, administrative or arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Company in connection with the transactions contemplated hereby that could reasonably be expected to have or result in a Company Material Adverse Effect.

4.6.    Proxy Statement; Schedule 13E-3.    The information supplied by the Company for inclusion in the Proxy Statement and the Schedule 13E-3 will not, at (i) the time the Proxy Statement is first mailed to the stockholders of the Company and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

V.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that:

5.1.    Organization and Qualification.    Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be duly organized, validly existing or in good standing, or to have such requisite corporate power and authority, could not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect. Each of Parent and Merger Sub has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals could not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such qualification necessary, other than where the failure to be so duly qualified and in good standing could not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect.

5.2.    Authority Relative to This Agreement.    Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

5.3.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Limited Liability Company Agreement of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or by which any property or asset of Parent or Merger Sub or any of their respective Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that would not, individually or in the aggregate, reasonably be expected to have or result in a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, Delaware state takeover Laws, and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) for such other consents, approvals, authorizations, permits, filings or notifications, which if not obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.4.    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

5.5.    Operations of Merger Sub.    Merger Sub is a direct wholly owned Subsidiary of Parent, was formed solely for the purpose of holding Company Shares and has engaged in no business activities other than in connection with the holding of Company Shares and the performance of its obligations hereunder.

5.6.    Financing.    Parent has sufficient financial capacity, and will cause Merger Sub to have sufficient financial capacity, to consummate the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.

5.7.    Proxy Statement; Schedule 13E-3.    The information supplied by Parent for inclusion in the Proxy Statement and the Schedule 13E-3 will not, at (i) the time the Proxy Statement is first mailed to the stockholders of the Company and (ii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

VI.    CONDUCT OF BUSINESS PENDING THE MERGER

6.1    Conduct of Business by the Company Pending the Merger.    The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement, consented to in writing by Parent, or previously disclosed to Parent prior to the date hereof, the Company will (a) operate its business in the usual and ordinary course consistent with past practice, (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other Persons with which it or any of its Subsidiaries has significant business relations, and (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted. Without limiting the generality or effect of the foregoing, during that period, the Company will not, issue any capital stock (other than pursuant to Company Stock Options or any warrants or other rights to acquire capital stock outstanding as of the date hereof), issue any options, warrants or other rights to acquire capital stock, or engage in any transaction which would be required to be disclosed under Exchange Act rules applicable to a proxy statement relating to the election of directors (disregarding any dollar thresholds therein for this purpose), other than the payment of salaries and benefits at levels or pursuant to plans in effect at the Measurement Time.

6.2    Notification of Certain Matters.    Parent will give prompt notice to the Company, and the Company will give prompt notice to Parent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause (A) any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect or (B) any material covenant, condition or agreement of Parent or the Company, as the case may be, contained in this Agreement not to be complied with or satisfied and (ii) any material failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.3    Proxy Statement; Schedule 13E-3.

(a)    If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, Parent will promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b)    If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

VII.    ADDITIONAL AGREEMENTS

7.1    Company Stockholder Approval.    In accordance with Delaware Law and the Company’s Certificate of Incorporation and Bylaws, the Company will, promptly after the date of this Agreement and subject to Section 7.2(b), take all action necessary to seek adoption of this Agreement by the Requisite Stockholder Vote. The Company will take all action reasonably necessary to call a meeting of its stockholders, to be held as soon as is reasonably practicable after the date hereof, for the purpose of considering and voting upon the adoption of this Agreement. Parent will vote any and all Parent Shares in favor of the adoption of this Agreement at any meeting of the Company’s stockholders at which a proposal relating to such adoption is submitted to a vote of the Company’s stockholders.

7.2    Proxy Statement; Schedule 13E-3.    As promptly as practicable after the execution of this Agreement, Parent and the Company will cooperate in preparing, and the Company will cause to be filed with the SEC, (a) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) to solicit proxies from the stockholders of the Company, in favor of the adoption of this Agreement, and (b) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). Each of Parent and the Company will furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to respond to all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date.

7.3    Access to Information; Confidentiality.

(a)    From the date of this Agreement to the Effective Time, each of Parent and the Company will (i) provide to the other (and to the other’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request.

(b)    Each party agrees to, and will cause its Representatives to: (i) treat and hold as confidential all information relating to the other party and its Subsidiaries, (ii) in the event that a party or any of its Representatives becomes legally compelled to disclose any such information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 7.3(b), and (iii) in the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 7.3(b), furnish only that portion of such confidential information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence will not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by a party or any of its Representatives. The parties agree and acknowledge that remedies at Law for any breach of their obligations under this Section 7.3 are inadequate and that in addition thereto such parties will be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(c)    No investigation pursuant to this Section 7.3 will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

7.4    Directors’ and Officers’ Indemnification and Insurance.

(a)    The Certificate of Incorporation and Bylaws of the Surviving Corporation, and the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving

Corporation, will contain provisions with respect to indemnification that are no less favorable than those set forth in the Certificate of Incorporation and Bylaws of the Company, or the certificate of incorporation and bylaws or comparable organizational documents of such Subsidiary of the Company, as the case may be, in each case on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from and after the Effective Time in any manner that would affect adversely the rights thereunder of individuals that at the Effective Time were directors or officers of the Company or any Subsidiary of the Company, in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification will be required by Law.

(b)    From and after the Effective Time, the Surviving Corporation will, to the fullest extent required or permitted under Delaware Law, indemnify and hold harmless each present and former director or officer of the Company (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such Person is or was a director or officer of the Company or any Subsidiary of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time, and will pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under Delaware Law, provided, however, that the foregoing indemnity will not apply to any act or failure to act which a court of competent jurisdiction determines in an order or decision not subject to appeal constituted misappropriation of cash or other property of the Company or any of its Subsidiaries. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld, delayed or conditioned); and provided further that the Surviving Corporation will not be obligated pursuant to this Section 7.4(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that two or more of such Indemnified Parties have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation.

(c)    The Surviving Corporation will maintain in effect for a period of six years from and after the Effective Time directors’ and officers’ liability insurance covering those Persons that are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event will the Surviving Corporation be required to expend pursuant to this Section 7.4(c) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

(d)    In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or, at Parent’s option, Parent, will assume the obligations set forth in this Section 7.4.

7.5    Further Action; Consents; Filings.    On the terms and subject to the conditions hereof, each of the parties hereto will use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, advisable or appropriate under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, (b) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under the Exchange Act and any other applicable federal or state securities Laws, and any other applicable Law. The parties hereto will cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

7.6    Public Announcements.    Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and will not issue any such press release or make any such public statement without the prior consent of the other (which consent will not be unreasonably withheld or delayed), except as either such party may determine is required by Law or any listing agreement with the Nasdaq Stock Market to which the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

7.7    Obligations of Merger Sub.    Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

7.8    Reasonable Best Efforts and Further Assurances.    Subject to the terms and conditions hereof, each of the parties to this Agreement will use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

VIII.    CONDITIONS TO THE MERGER

8.1    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)    Stockholder Approval.    The Requisite Stockholder Vote shall have been received.

(b)    No Order.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties to this Agreement shall use its reasonable best efforts to cause any such Order to be vacated or lifted.

8.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of the Company contained in this Agreement that is not qualified by reference to a Company Material Adverse Effect will be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except in each case where the failure to be so true and correct would not have a Company Material Adverse Effect. Parent shall have received a certificate of an officer of the Company to these effects.

(b)    Covenants.    The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of an officer of the Company to that effect.

8.3    Conditions to the Obligations of the Company.    The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is not qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except in each case where the failure to be so true and correct would not have a Parent Material Adverse Effect. The Company shall have received a certificate of an officer of Parent to these effects.

(b)    Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of an officer of Parent to that effect.

IX.    TERMINATION, AMENDMENT AND WAIVER

9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, as follows:

(a)    by mutual Agreement duly authorized by the Boards of Directors of each of Parent and the Company;

(b)    by Parent or the Company if the Effective Time has not occurred on or before the date that is 180 days after the date of this Agreement, provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such time;

(c)    by Parent or the Company if any Governmental Entity has enacted, issued, promulgated, enforced or entered any Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action has become final and nonappealable;

(d)    by Parent upon a breach of any representation, warranty or covenant on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the conditions set forth either in Section 8.2(a) or 8.2(b) would not be satisfied, and Parent is not in breach or default of any provision of this Agreement (“Terminating Company Breach”), provided, however, that, if, in the reasonable opinion of Parent, such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for as long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.1(d); or

(e)    by the Company upon a breach of any representation, warranty or covenant on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in either case such that the conditions set forth either in Section 8.3(a) or 8.3(b) would not be satisfied, and the Company is not in breach or default of any provision of this Agreement (“Terminating Parent Breach”), provided, however, that, if, in the reasonable opinion of the Company, such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of its reasonable efforts and for as long as Parent or Merger Sub continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(e).

9.2    Effect of Termination.    Except as provided in Section 10.1, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, there will be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto will cease; provided, however, that nothing herein will relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, in the event this Agreement is terminated other than pursuant to Section 9.1(e), the Company shall reimburse Parent for all Expenses incurred by Parent in connection with this Agreement and shall pay Parent a fee in the amount of $100,000.

9.3    Amendment.    This Agreement may be amended by Agreement by action taken by or on behalf of their Boards of Directors of Parent and the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made that would alter or change the amount or kind of consideration into which each Company Share will be converted upon consummation of the Merger or that otherwise cannot be made subsequent to such stockholder approval under Delaware Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

9.4    Waiver.    At any time prior to the Effective Time, each of Parent and the Company may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or condition to its own obligations contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.5    Expenses.    Except as set forth in Section 9.2, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses. “Expenses” as used in this Agreement will include all reasonable out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and the Schedule 13E-3, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

X.    GENERAL PROVISIONS

10.1    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1, as the case may be, except that this Section 10.1 will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time or after termination of this Agreement.

10.2    Notices.    All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in Person or by email, facsimile or courier service to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.2):

if to Parent or Merger Sub:

MASBC, Inc.
c/o Suma Ventures LLC
701 Gateway Boulevard, Suite 151
So. San Francisco, California 94080
Fax: (650) 635-1939
Attention: Hanley Hoey, Chief Executive Officer

with a copy to:

Jeffer, Mangels, Butler & Marmaro LLP
Two Embarcadero Center, 5th Floor
San Francisco, CA 94111
Fax: (415) 398-5584
Attention: William S. Solari III, Esq.
E-mail: wss@jmbm.com

if to the Company:

Viador, Inc.
977 Benecia Avenue
Sunnyvale, California 94085
Telephone: (408) 735-5956
Fax: (408) 735-8926
Attention: Stan X. Wang, Chief Executive Officer
Email: stan.wang@viador.com

with a copy to:

Brobeck, Phleger & Harrison LLP
2000 University Avenue
East Palo Alto, California 94303
Facsimile No.: (650) 331-8108
Attention: Curtis L. Mo, Esq.
Email: cmo@brobeck.com

10.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

10.4    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement will not be assigned by any party without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct wholly owned subsidiary of Parent; provided, however, that no such assignment will relieve the assigning party of its obligations hereunder.

10.5    Parties in Interest.    This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.3 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

10.6    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to conflict of laws principles) as to all matters, including validity, construction, effect, performance and remedies.

10.7    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.8    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

10.9    Certain Interpretive Matters.    Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) “or” is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, and (vi) all references to “$” or dollar amounts will be to lawful currency of the United States of America.

10.10    Consent to Jurisdiction.    Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court located within Santa Clara County in the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.11    Waiver of Jury Trial.    Each of Parent, Merger Sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

MASBC, INC.

By:	/s/ HANLEY HOEY

Hanley Hoey, Chief Executive Officer
MASBC ACQUISITION CORPORATION

By:	/s/ HANLEY HOEY

Hanley Hoey, Chief Executive Officer
VIADOR, INC.

By:	/s/ STAN X. WANG

Stan X. Wang, Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX B

SECTION 262 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal Rights of Dissenting Viador
Stockholders under Delaware Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    n the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

DETACH HERE
PROXY

VIADOR, INC.
977 Benecia Avenue
Sunnyvale, CA 94085
(408) 735-5956

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2002

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special meeting of Stockholders to be held on                          , 2002 and the Proxy Statement and hereby appoints Stan X. Wang and Paul Vilandre, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Viador Inc. (“the Company”) held of record by the undersigned on                          , 2002 at the Special meeting of Stockholders to be held at 977 Benecia Avenue, Sunnyvale, California, 94085 on                          , 2002 at 10:00 a.m. local time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholders:

Please take note of the important information enclosed with this Proxy.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Viador Inc.

DETACH HERE

☒    Please mark votes as in this example.

1.
Adoption of the Agreement and Plan of Merger, dated as of September 19, 2002, by and among Viador, Inc. (“Viador”), MASBC, Inc. (“MASBC”) and MASBC Acquisition Corporation, a wholly-owned subsidiary of MASBC, and approval of the merger of MASBC Acquisition Corporation with and into Viador pursuant to the Agreement and Plan of Merger, such that Viador will become a wholly owned subsidiary of MASBC.

☐    For            ☐    Against            ☐    Abstain

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. ☐ Agree

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by an authorized person.

I/WE WILL ATTEND THE MEETING ☐

Signature:	Date:	Signature:	Date: